Exhibit 10.2

FIRST AMENDMENT TO CREDIT AGREEMENT

First Amendment to the Credit Agreement referred to below, dated as of October 3, 2014 (this “Amendment”), among RADIOSHACK CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), each of the other Credit Parties (as defined in the Credit Agreement) party hereto, the several financial institutions party hereto as Lenders and CANTOR FITZGERALD SECURITIES (in its individual capacity, “Cantor”), as successor to General Electric Capital Corporation, as the administrative agent for the Lenders (in such capacity, the “Agent”).

RECITALS

WHEREAS, the Borrower is party to that certain Credit Agreement, dated as of December 10, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), originally among the Borrower, the other Credit Parties party thereto, the several financial institutions party thereto as Lenders, and General Electric Capital Corporation (in its individual capacity, “GECC”), as administrative agent for the Lenders (the “Initial Agent”);

WHEREAS, immediately prior to the entry into this Amendment, (i) the then existing lenders under the Credit Agreement assigned to General Retail Holdings L.P., (“GRH”), General Retail Funding LLC (“GR Funding”) all of their rights and obligations under the Credit Agreement and (ii) GECC has resigned as Agent, and the Required Lenders, with the prior consent of the Borrower, have appointed Cantor as successor Agent in accordance with Section 8.9 of the Credit Agreement;

WHEREAS, on the Effective Date immediately after the effectiveness of this Amendment, GR Funding shall assign to Wells Fargo Bank, N.A. $50,000,000 of Term Loans and $275,000,000 of Term Out Revolving Loans (as defined below) in accordance with Section 9.9(b) of the Credit Agreement;

WHEREAS, pursuant to and in accordance with Section 9.1 of the Credit Agreement, the Borrower, the Agent and the Lenders have agreed, effective as of the Effective Date (as defined below) to subdivide the Aggregate Revolving Loan Commitments (and convert all Revolving Loans outstanding immediately prior to the effectiveness of this Amendment) into (i) a facility of Term Out Revolving Loans in an aggregate principal amount of $275,000,000, (ii) an LC Facility (as defined below) available solely for Letters of Credit in an aggregate principal amount of $120,000,000 and (iii) an Effective Date Revolving Facility (as defined below) available solely for Revolving Loans to be made after the Effective Date in an aggregate principal amount of up to $140,000,000, in each case upon the terms and subject to the conditions set forth herein;

WHEREAS, effective as of the Effective Date each Lender consenting to this Amendment has agreed to the amendment of the Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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Section 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement (as amended hereby).

Section 2. Term Out Revolving Loans.

(a) In accordance with the provisions of the Credit Agreement, effective as of the Effective Date, (i) all Revolving Loans (as defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) outstanding immediately prior to the effectiveness of this Amendment shall be converted into term loans (the “Effective Date Converted Term Loans”), (ii) the Effective Date Converted Term Loans, together with the Effective Date Funded Term Loans (as defined below), shall be referred to as the “Term Out Revolving Loans” and (iii) such Term Out Revolving Loans shall have the terms and provisions provided for Term Out Revolving Loans in the Credit Agreement as amended by this Amendment.

(b) Upon execution of this Amendment by each Lender listed in Part A of Schedule 1 attached hereto (the “Term Out Lenders”) and effective as of the Effective Date, all outstanding Revolving Loans (as defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) of such Term Out Lender, in an amount equal to the amount set forth opposite such Lender’s name under the heading “Amount to be Converted by Term Out Lenders” in Part A of Schedule 1, shall be converted to Term Out Revolving Loans.

(c) Subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Credit Parties contained herein, each Term Out Lender severally and not jointly agrees to fund its Revolving Loan Commitments, on the Effective Date, in the amount set forth opposite such Lender’s name under the heading “Term Out Revolving Loans to be Advanced by Term Out Lenders” in Part A of Schedule 1 (the “Effective Date Funded Term Loans”). Unless otherwise agreed in writing by the Term Out Lenders and acknowledged in writing by the Agent, amounts converted or otherwise borrowed as a Term Out Revolving Loan which are repaid or prepaid may not be reborrowed, and any prepayment or repayment of a Term Out Lender shall permanently reduce the Revolving Loan Commitments of such Term Out Lender.

(d) It is understood and agreed that, at the request of the Borrower, on the Effective Date, the Term Out Revolving Loans shall initially be LIBOR Rate Loans having an Interest Period commencing on the Effective Date and ending on October 31, 2014, regardless of whether the Effective Date is the last day of an Interest Period with respect to such converted Revolving Loans. The Borrower hereby agrees that it shall pay directly to each of the Term Out Lenders (i) on the Effective Date, accrued and unpaid interest to the Effective Date on the loans converted into Effective Date Converted Term Loans, (ii) on November 3, 2014, accrued and unpaid Unused Commitment Fees (as defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) to the Effective Date on the unused Revolving Loan Commitment (as defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) held by each Term Out Lender immediately prior to the effectiveness of this Amendment and (iii) on November 3, 2014, any accrued and unpaid Letter of Credit Fees (as defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) owing to any such Term Out Lender immediately prior to the effectiveness of this Amendment. Each Term Out Lender hereby waives any right to receive any payments under Section 10.4 of the Credit Agreement as a result of the transactions contemplated by this Amendment.

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(e) The requirement to deliver a notice pursuant to any provision of the Credit Agreement or other Loan Document is hereby waived by the Lenders in connection with the conversion to and/or funding of any of the Term Out Revolving Loans on the Effective Date.

Section 3. LC Facility Commitments.

(a) In accordance with the provisions of the Credit Agreement, effective as of the Effective Date, (i) an amount equal to $120 million of the Revolving Loan Commitments shall be available solely for the issuance of Letters of Credit, (ii) such portion of the existing Revolving Loan Commitments shall be referred to as the “LC Facility” and (iii) such LC Facility shall have the terms and provisions provided for the LC Facility in the Credit Agreement as amended by this Amendment.

(b) Upon execution of this Amendment by each Lender listed in Part B of Schedule 1 attached hereto (the “LC Facility Lenders”), as of the Effective Date, all of the Revolving Loan Commitments (as defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) held by each LC Facility Lender immediately prior to the effectiveness of this Amendment, which amount equals the amount set forth opposite such LC Facility Lender’s name under the heading “LC Facility Commitments” in Part B of Schedule 1, shall be converted to commitments (such amount as the same may be reduced or increased from time to time in accordance with the Credit Agreement as amended by this Amendment, such LC Facility Lender’s “LC Facility Commitment”) under the LC Facility. Upon such conversion, all Letter of Credit Obligations held by or participated in by Revolving Lenders (in each case, as defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) immediately prior to the effectiveness of this Amendment as of the Effective Date shall be deemed to be held by or participated in by each of the LC Facility Lenders in accordance with each such LC Facility Lender’s Commitment Percentage of such Letter of Credit Obligations. The Borrower hereby agrees that it shall on November 3, 2014 pay directly to the LC Facility Lenders (i) accrued and unpaid Unused Commitment Fees (as defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) to the Effective Date on the amount of the unused Revolving Loan Commitment (as defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) held by such LC Facility Lender immediately prior to the effectiveness of this Amendment and (ii) accrued and unpaid Letter of Credit Fees (as defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) owing by the Borrower to any such LC Facility Lender immediately prior to the effectiveness of this Amendment.

(c) The requirement to deliver a notice pursuant to any provision of the Credit Agreement or other Loan Document is hereby waived by the Lenders in connection with the conversion to the LC Facility on the Effective Date.

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Section 4. Effective Date Revolving Facility.

(a) In accordance with the provisions of the Credit Agreement, effective as of the Effective Date, (i) certain Revolving Loan Commitments shall be available solely for Revolving Loans, (ii) such portion of the existing revolving facility shall be referred to as the “Effective Date Revolving Facility” and (iii) such Effective Date Revolving Facility shall have the terms and provisions provided for the Effective Date Revolving Facility in the Credit Agreement as amended by this Amendment.

(b) Upon execution of this Amendment by each Lender listed in Part C of Schedule 1 attached hereto (the “Effective Date Revolving Lenders”), as of the Effective Date, all of the Revolving Loan Commitments (as defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) of such Effective Date Revolving Lender held immediately prior to the effectiveness of this Amendment, which shall equal an amount equal to the amount set forth opposite such Effective Date Revolving Lender’s name under the heading “Effective Date Revolving Commitments” in Part C of Schedule 1, shall be converted to commitments (such amount as the same may be reduced or increased from time to time in accordance with the Credit Agreement as amended by this Amendment, such Effective Date Revolving Lender’s “Effective Date Revolving Commitment”) under the Effective Date Revolving Facility. The Borrower hereby agrees that it shall on November 3, 2014 pay directly to the Effective Date Revolving Lenders (i) accrued and unpaid Unused Commitment Fees (as defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) to the Effective Date on the amount of the unused Revolving Loan Commitment (as defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) held by such Effective Date Revolving Lender immediately prior to the effectiveness of this Amendment and (ii) accrued and unpaid Letter of Credit Fees (as defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) owing to any such LC Facility Lender immediately prior to the effectiveness of this Amendment.

(c) The requirement to deliver a notice pursuant to any provision of the Credit Agreement or other Loan Document is hereby waived by the Lenders in connection with the conversion to the Effective Date Revolving Facility on the Effective Date.

Section 5. Amendment of the Credit Agreement. Effective as of the Effective Date:

(a) The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: double underlined text) as set forth on the pages of the Credit Agreement attached as Annex I hereto.

(b) Exhibits 1.1(c), 1.6 and 11.1(c) to the Credit Agreement are hereby amended by deleting the phrase “the aggregate outstanding amount of Revolving Loans does not exceed the Maximum Revolving Loan Balance” appearing therein and replacing it with the phrase “Availability would not be less than zero”.

(c) Exhibit 1.1(d) of the Credit Agreement is hereby deleted in its entirety.

(d) Exhibit 1.6 of the Credit Agreement is hereby amended by adding the phrase “Term Out Revolving Loan” each time after the phrase “Term Loan” therein.

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(e) Exhibit 11.1(a) of the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: double underlined text) as set forth on the pages of such Exhibit 11.1(a) attached as Annex II hereto.

(f) Exhibit 11.1(e) of the Credit Agreement is hereby deleted in its entirety and replaced with a new exhibit, “Exhibit 11.1(e) – Form of Term Out Revolving Note”, in the form attached as Annex III hereto.

Section 6. Reserves and Availability Reserves. Notwithstanding anything in this Amendment or the Credit Agreement, on and after the Effective Date and until the earlier of March 15, 2015 and the occurrence of an Event of Default under the Credit Agreement (the “Reserve Toll Period”), the Lenders and the Agent agree that (a) Reserves and Availability Reserves established by the Initial Agent in its Permitted Discretion since the Closing Date but prior to the Effective Date shall be eliminated and no new Reserves or Availability Reserves shall be established by the Agent, whether or not at the direction of the Required Lenders, pursuant to clause (j) of the definition of “Reserves” or clause (c) of the definition of “Availability Reserves” in the Credit Agreement or otherwise in their Permitted Discretion and (b) the methodology used for calculating the Term Borrowing Base and the Revolving Borrowing Base (including any component definition thereof) on the Closing Date shall be restored and no changes shall be made to such methodology. Immediately after the expiry of the Reserve Toll Period, (a) the Agent, at the direction of the Required Lenders, may reinstate Reserves and/or Availability Reserves established by the Initial Agent in its Permitted Discretion and in effect immediately prior to the Effective Date to the extent such reinstated Reserves and/or Availability Reserves may be established at such time in accordance with the Credit Agreement and (b) the methodology used for calculating the Term Borrowing Base and the Revolving Borrowing Base (including any component definition thereof) may be changed by the Agent, at the direction of the Required Lenders in their Permitted Discretion, and to the extent permitted pursuant to the terms of the Credit Agreement.

Section 7. Post Effective Date Amendments.

As used herein, “Applicable Amendment Trigger Date” means the date on which either (i) all obligations owing by the Credit Parties (other than unasserted contingent indemnity and expense reimbursement obligations) under the SCP Credit Agreement have been paid in full (or shall be paid in full simultaneously with the incurrence of any permitted Indebtedness) and the SCP Credit Agreement has been terminated and not refinanced or replaced or (ii) the SCP Credit Agreement has been amended, modified, waived or refinanced in a manner such that the corresponding covenant, definition or provision under the SCP Credit Agreement (or any Other Permitted Refinancing thereof (as defined herein)) has been (or shall, simultaneously with the incurrence of any Indebtedness pursuant to an Other Permitted Financing, will be) waived, ceases to exist, contains the same or similar exceptions or less restrictive exceptions or exceptions that are not materially more restrictive than such covenant, definition or provision set forth in the Credit Agreement (after giving effect to the amendments contemplated by this Section 7).

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(a) Section 5.1 of the Credit Agreement is hereby amended effective on the Applicable Amendment Trigger Date by (i) adding the text “and Other Permitted Refinancings thereof” in clause (q) thereof immediately prior to the semicolon at the end thereof, (ii) deleting the text “and” from clause (r) thereof, (iii) deleting the period at the end of clause (s) thereof and replacing it with the text “; and” and (iv) adding the following text as new clause (t) thereof: “any Liens solely to the extent that such Liens rank junior to the Liens securing the ABL Priority Collateral.”.

(b) Section 5.2 of the Credit Agreement is hereby amended effective on the Applicable Amendment Trigger Date by (i) deleting the text “and” from clause (h) thereof, (ii) deleting the period at the end of clause (i) thereof, (iii) adding the following text as a new clause (j) thereof: “other dispositions of inventory and other assets not in the Ordinary Course of Business in connection with Store closings; and” and (iv) adding the following text as a new clause (k) thereof: “dispositions of distribution centers and warehouses and any other dispositions taking the form of a sale leaseback, synthetic lease or similar transaction.”.

(c) Section 5.5 of the Credit Agreement is hereby amended effective on the Applicable Amendment Trigger Date by adding the following text immediately after the first occurrence of the text “the SCP Obligations”: “and Other Permitted Refinancings thereof”.

(d) Section 5.11 of the Credit Agreement is hereby amended effective on the Applicable Amendment Trigger Date by adding the following text after the last sentence of such section: “For the avoidance of doubt, nothing in this Section 5.11 shall prohibit an Other Permitted Refinancing.”.

(e) Section 5.15(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following text effective on the Applicable Amendment Trigger Date:

No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, (i) amend, supplement, waive or otherwise modify any provision of (A) any SCP Loan Document in a manner prohibited by the Intercreditor Agreement or (B) any Material Contract (excluding Wireless Carrier Contracts) which would reasonably be expected to have a Material Adverse Effect, or (ii) take or fail to take any other action under any SCP Loan Document or any other Material Contract that would reasonably be expected to have a Material Adverse Effect.

(f) Section 5.16(a) of the Credit Agreement is hereby amended on the Applicable Amendment Trigger Date by adding the following text after the word “Indenture”: “and Other Permitted Refinancings thereof.”

(g) Effective on the Applicable Amendment Trigger Date, the text in Section 5.18 of the Credit Agreement is hereby deleted in its entirety and replaced with “Reserved”.

(h) The proviso in clause (e) of Section 5.20 of the Credit Agreement is hereby deleted in its entirety and replaced with the following text effective on the Applicable Amendment Trigger Date: “provided (ii) the Payment Conditions are satisfied at the time of any such prepayment or (ii) such prepayment is made solely with proceeds of an Other Permitted Refinancing”.

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(i) Effective on the Applicable Amendment Trigger Date, clause (a) of the definition of “Change in Control” in Section 11.1 of the Credit Agreement is hereby amended and restated as follows:

“(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, (ii) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (iii) the Sponsors (as defined in the Recapitalization Agreement) and their respective Affiliates and any investment fund or vehicle managed, sponsored or advised by either Sponsor and their respective Affiliates or any group of which any of the foregoing may be members) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis”

(j) The following definition is added to Section 11.1 of the Credit Agreement in the proper alphabetical order:

“Other Permitted Refinancings” means any refinancing (including by amendment or modification) of the SCP Credit Agreement or the 6.75% Notes; provided (a) no portion of the refinancing (other than market premiums, premiums payable pursuant to the express terms of the SCP Credit Agreement or the 6.75% Notes as in effect on the Effective Date, fees and expenses in connection therewith) shall be funded by the Borrower’s internally generated cash flow or proceeds of any Borrowing or any other assets of the Borrower and (b) that no Indebtedness constituting such a refinancing shall (i) have an aggregate principal amount (or accreted value, if applicable) greater than the principal amount of the Indebtedness being refinanced, except for an increase thereof by an amount equal to (x) unpaid accrued interest and premium on the Indebtedness being refinanced and fees and expenses incurred in connection with the Indebtedness being refinanced (but excluding any additional interest, premiums, or fees not provided for in the SCP Credit Agreement or 6.75% Notes as of the date hereof) and (y) market fees payable to the lenders and other parties providing such new refinancing Indebtedness and costs and expenses incurred in connection with such new refinancing Indebtedness, (ii) have a weighted average maturity (measured as of the date of such refinancing) and maturity shorter than that of the Indebtedness being refinanced, (iii) include guarantors that do not also guarantee the Credit Agreement or the Indebtedness being refinanced, (iv) be secured by Liens on Collateral that does not secure the Credit Agreement on a basis consistent with the Intercreditor Agreement (i.e., a senior lien on collateral constituting ABL Priority Collateral and a junior lien on collateral constituting SCP Priority Collateral), or (v) contain covenants or defaults that, taken as a whole, are more restrictive in any material respect than those of the SCP Credit Agreement (in the case of this clause (v), as determined by an officer’s certificate of the Borrower in form and substance reasonably satisfactory to Agent); provided, further, that (1)

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immediately after giving effect to such refinancing the sum of (x) the Revolving Borrowing Base plus (y) the Term Loan Borrowing Base plus (z) cash and Cash Equivalents of the Borrower (but only to the extent such cash and Cash Equivalents are maintained and held in a deposit account or securities account that is subject to a Control Agreement) shall not be less than 125% of the principal amount of outstanding Term Loan and Term Out Revolving Loan at such time and the Borrower shall deliver to Agent, prior to the consummation of any such refinancing, a certificate of a Responsible Officer of Borrower demonstrating in reasonable detail compliance on a pro forma basis with the requirements of this clause (1) and (2) any such refinancing may include guarantors, Liens or covenants or defaults otherwise prohibited under clauses (iii) through (v) above as long as the Credit Parties offer the Lenders the right to amend the Credit Agreement to include such guarantors, Liens or covenants or defaults, as applicable, as contemplated in connection with such refinancing (but only so long as, in any such case under this clause (2) involving any such covenants or defaults, any such amendment to the Credit Agreement with respect to such covenants or defaults shall preserve any “cushions” with respect to financial covenants, baskets for permitted actions, carve-outs to prohibited actions or similar provisions as may exist at the time of such refinancing as between such covenants or defaults in the Credit Agreement and the corresponding covenants in the SCP Credit Agreement and/or 6.75% Notes, as applicable) (it being understood that the officer’s certificate to be delivered pursuant to clause (v) above may provide that the refinancing complies with such clause as a result of an offer by the Credit Parties to the Lenders to amend the Credit Agreement to include such guarantors, Liens or covenants or defaults, as applicable, whether or not such Lenders elect to amend the Credit Agreement).

Section 8. Limited Refinancing Option. If, at any time on or prior to October 17, 2014, the Indebtedness under this Agreement is refinanced (including by amendment or modification (other than, for the avoidance of doubt, this Amendment) or repaid in full, which refinancing or prepayment may be made on one Business Days’ notice by the Borrower, then (i) the principal amount of the Loans outstanding immediately prior to the closing and funding of such refinancing shall be prepayable at a discount in an amount equal to 1.00% of the principal amount of the Term Out Revolving Loans and Term Loans outstanding at such time and (ii) GR Funding and GRH shall pay to the Borrower an amount equal to $7,500,000 less the aggregate amount of fees paid by GR and GRH to GECC pursuant to the Loan Sale Agreement and related fee letter in connection with the purchase of the Loans on the Effective Date. Notwithstanding anything in Section 1.7(a) of the Credit Agreement to the contrary, prepayments pursuant to this Section 8 may be made upon at least one (1) Business Days (or such shorter period as is acceptable to the Agent) prior written notice by the Borrower to Agent.

Section 9. Conditions to Effectiveness of Amendment. The effectiveness of this Amendment is subject to the satisfaction or waiver of the following conditions (such date, if any, the “Effective Date”):

(a) Amendment. Agent shall have received this Amendment executed and delivered by a duly authorized officer of the Borrower, all of the Lenders and Agent.

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(b) Legal Opinions. Agent shall have received a legal opinion from Jones Day, counsel to the Borrower, with respect to this Amendment including, without limitation, existence and good standing, power and authority, due authorization, execution and delivery, enforceability, no conflicts with law, judicial orders, organizational documents or any material financing agreements to which the Borrower is a party or to which it agrees to be bound, continuing validity and perfection of Liens, Investment Company Act of 1940, and margin rules, in each case, reasonably satisfactory to the Lenders and Agent.

(c) Payment of Fees. The Borrower shall have paid the fees required to be paid on the Effective Date, including the fees in the respective amounts specified in the fee letter, dated as of October 3, 2014 among General Retail Holdings L.P., GR Funding and the Borrower (the “Sponsor Fee Letter”) or the fee letter, dated as of October 3, 2014 between Cantor and the Borrower (the “Agent Fee Letter”), and shall have reimbursed Agent for all fees, costs and expenses of closing required to be paid by the Credit Parties pursuant to the Loan Documents and invoiced, in the case of costs and expenses, at least one Business Day prior to the Effective Date.

(d) Borrowing Base Certificate. Agent, on behalf of the Lenders, shall have received a Borrowing Base Certificate, certified on behalf of the Borrower by a Responsible Officer of the Borrower, setting forth the Revolving Borrowing Base and the Term Loan Borrowing Base of the Borrower as at September 27, 2014, which Borrowing Base Certificate shall be calculated to give effect to the amendments set forth in this Amendment.

(e) Know Your Customer. The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(f) Secretary’s Certificates. Agent shall have received customary secretary’s certificates for each Credit Party attaching (i) articles of incorporation or organization or other similar document for such Credit Party, certified as of a recent date by the applicable governmental authority, (ii) certificates attesting to the good standing of such Credit Party in its jurisdiction of incorporation or formation, (iii) the bylaws or operating agreement for such Credit Party, (iv) the resolutions of such Credit Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of this Amendment and (v) incumbency specimens.

(g) No Default. No Default or Event of Default shall have occurred or be continuing after giving effect to this Amendment and the transactions contemplated hereby. No Default or Event of Default (as defined in the SCP Credit Agreement) shall have occurred or be continuing under the SCP Credit Agreement after giving effect to this Amendment and the transactions contemplated hereby. No Default or Event of Default (each as defined in the 6.75% Notes Indenture) shall have occurred or be continuing under the 6.75% Notes Indenture after giving effect to this Amendment and the transactions contemplated hereby.

(h) Interim Operating Plan. The Borrower shall have adopted the Interim Operating Plan described in the Recapitalization and Investment Agreement, dated as of October 3, 2014 (the “Recapitalization Agreement”), among the Borrower and General Retail Holdings L.P.

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(i) Certificate. The Borrower shall deliver to the Agent a certificate, dated as Effective Date, signed by a Responsible Officer of the Borrower certifying that the representations and warranties contained in Section 10 of this Amendment are true and correct in all material respects on and as the Effective Date.

Section 10. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the Borrower hereby represents and warrants to the Agent and each Lender that:

(a) the execution, delivery and performance by the Borrower and each other Credit Party of this Amendment have been duly authorized by all necessary action, and do not and will not (x) contravene the terms of any of that Person’s Organization Documents; (y) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject (including without limitation the SCP Term Loan or the 6.75% Notes); or (z) violate any Requirement of Law in any material respect;

(b) this Amendment constitutes the legal, valid and binding obligations of the Borrower and each other Credit Party which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability;

(c) each representation or warranty by any Credit Party contained herein or in any other Loan Document (other than the representation in Section 3.14 of the Credit Agreement) are true and correct in all material respects as of the date hereof after giving effect to the transactions on such date (without duplication of any materiality qualifier contained therein), except (i) to the extent that such representation or warranty expressly relates to an earlier date (in which event such representation or warranty is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date) and (ii) that the representation in Section 3.11(c) of the Credit Agreement shall include exceptions for any matter that has been included in a public filing by the Borrower with the SEC, or made public via the Borrower’s website on the Internet at http://www.radioshackcorporation.com, prior to the date of this Amendment; and

(d) no consents or approvals from any Person (including all requisite Governmental Authorities) are required with respect to the execution, delivery and performance by the Credit Parties of this Amendment, the Sponsor Fee Letter or the Agent Fee Letter, other than any such consents or approvals that have been obtained and copies of which have been delivered to Agent, on behalf of the Lenders.

Section 11. Effects on Loan Documents; Acknowledgement.

(a) Except as expressly set forth herein, this Amendment (i) shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Agent or the Credit Parties under the Credit Agreement or any other Loan

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Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document. Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect as modified hereby and nothing herein can or may be construed as a novation thereof. Each Credit Party reaffirms on the Effective Date its obligations under the Loan Documents to which it is party and the validity, enforceability and perfection of the Liens granted by it pursuant to the Collateral Documents. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement and from and after the Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment. Each of the Credit Parties hereby consents to this Amendment and confirms that all obligations of such Credit Party under the Loan Documents to which such Credit Party is a party shall continue to apply to the Credit Agreement, as amended hereby.

(b) Without limiting the foregoing, each of the Credit Parties party to the Guaranty and Security Agreement and the other Collateral Documents, in each case as amended, supplemented or otherwise modified from time to time, hereby (i) acknowledges and agrees that the Term Out Revolving Loans are Loans and the Term Out Lenders and LC Facility Lenders are Lenders, (ii) acknowledges and agrees that all of its obligations under the Guaranty and Security Agreement and the other Collateral Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (iii) reaffirms each Lien granted by such Credit Party to the Agent for the benefit of the Secured Parties (including the Term Out Lenders and LC Facility Lenders) and reaffirms the guaranties made by such Credit Party pursuant to the Guaranty and Security Agreement and (iv) acknowledges and agrees that the grants of security interests by and the guaranties of such Credit Party contained in the Guaranty and Security Agreement and the other Collateral Documents are, and shall remain, in full force and effect after giving effect to the Amendment.

Section 12. Counterparts. This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Amendment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 13. Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Amendment, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

Section 14. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

RADIOSHACK CORPORATION

By:	/s/ Joseph Magnacca
Name: Joseph Magnacca Title: Chief Executive Officer

Acknowledged and Agreed:

RADIOSHACK CUSTOMER SERVICE LLC

By:	/s/ Robert C. Donahoo
Name: Robert C. Donahoo
Title: Vice President and Secretary

SCK, INC.

By:	/s/ Robert C. Donahoo
Name: Robert C. Donahoo
Title: President and Secretary

TANDY FINANCE CORPORATION

By:	/s/ Robert C. Donahoo
Name: Robert C. Donahoo
Title: President and Secretary

[Signature Page to First Amendment to Credit Agreement]

RADIOSHACK GLOBAL SOURCING LIMITED PARTNERSHIP

By:	RADIOSHACK CORPORATION, its General Partner

By:	/s/ Joseph Magnacca
Name: Joseph Magnacca
Title: Chief Executive Officer

TE ELECTRONICS LP

By:	RADIOSHACK CORPORATION, its General Partner

By:	/s/ Joseph Magnacca
Name: Joseph Magnacca
Title: Chief Executive Officer

IGNITION L.P.

By:	RADIOSHACK CORPORATION, its General Partner

By:	/s/ Joseph Magnacca
Name: Joseph Magnacca
Title: Chief Executive Officer

TRS QUALITY, INC.

By:	/s/ Joel H. Tiede
Name: Joel H. Tiede
Title: President

RADIOSHACK GLOBAL SOURCING CORPORATION

By:	/s/ Robert C. Donahoo
Name: Robert C. Donahoo
Title: President and Secretary

[Signature Page to First Amendment to Credit Agreement]

RADIOSHACK GLOBAL SOURCING, INC.

By:	/s/ Robert C. Donahoo
Name: Robert C. Donahoo
Title: President and Secretary

MERCHANDISING SUPPORT SERVICES, INC.

By:	/s/ William R. Russum
Name: William R. Russum
Title: President

ITC SERVICES, INC.

By:	/s/ Robert C. Donahoo
Name: Robert C. Donahoo
Title: President and Secretary

TANDY INTERNATIONAL CORPORATION

By:	/s/ Robert C. Donahoo
Name: Robert C. Donahoo
Title: President and Secretary

TANDY HOLDINGS, INC.

By:	/s/ Robert C. Donahoo
Name: Robert C. Donahoo
Title: President and Secretary

[Signature Page to First Amendment to Credit Agreement]

CANTOR FITZGERALD SECURITIES, as Agent

By:	/s/ James Bond
Name: James Bond
Title: Chief Operating Officer

GENERAL RETAIL HOLDINGS L.P.

By:	/s/ Joseph Mause
Name: Joseph Mause
Title: Chief Financial Officer

GENERAL RETAIL FUNDING LLC

By:	/s/ Joseph Mause
Name: Joseph Mause
Title: Chief Financial Officer

[Signature Page to First Amendment to Credit Agreement]

~~Execution Version~~

ANNEX I to First Amendment

to Credit Agreement

CREDIT AGREEMENT

Dated as of December 10, 2013

by and among

RADIOSHACK CORPORATION,

as the Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

~~GENERAL ELECTRIC CAPITAL CORPORATION,~~

~~for itself, as a Lender and Swingline Lender and~~CANTOR FITZGERALD SECURITIES,

as Agent for all Lenders,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders

~~****************************************~~

~~ALLY COMMERCIAL FINANCE LLC,~~

~~as Documentation Agent,~~

~~GE CAPITAL MARKETS, INC., CIT FINANCE LLC and RBS CITIZENS, N.A.,~~

~~as Joint Lead Arrangers and Joint Bookrunners~~

~~and~~

~~CIT FINANCE LLC and RBS CITIZENS BUSINESS CAPITAL,~~

~~a division of RBS Asset Finance, Inc.,~~

~~as Co-Syndication Agents~~

TABLE OF CONTENTS

ARTICLE I. THE CREDITS		~~1~~2

1.1	Amounts and Terms of Commitments.	~~1~~2
1.2	Evidence of Loans; Notes.	~~8~~10
1.3	Interest.	~~9~~10
1.4	Loan Accounts.	~~10~~11
1.5	Procedure for Revolving Credit Borrowing.	~~11~~12
1.6	Conversion and Continuation Elections.	~~11~~13
1.7	Optional Prepayments.	~~12~~14
1.8	Mandatory Prepayments of Loans and Commitment Reductions.	~~13~~14
1.9	Fees.	~~14~~16
1.10	Payments by the Borrower.	~~16~~18
1.11	Payments by the Lenders to Agent; Settlement.	~~18~~21
1.12	Eligible Credit/Debit Card Receivables	~~22~~25
1.13	Eligible Trade Receivables	~~23~~26
1.14	Eligible Wireless Receivables	~~26~~29
1.15	Eligible Inventory	~~28~~31
1.16	Eligible In-Transit Inventory~~.~~	~~31~~34
1.17	Bank Products.	~~33~~35

ARTICLE II. CONDITIONS PRECEDENT		~~33~~36

2.1	Conditions of Initial Loans	~~33~~36
2.2	Conditions to All Borrowings	~~37~~40

ARTICLE III. REPRESENTATIONS AND WARRANTIES		~~37~~40

3.1	Corporate Existence and Power	~~37~~40
3.2	Corporate Authorization; No Contravention	~~38~~41
3.3	Governmental Authorization	~~38~~41
3.4	Binding Effect	~~38~~41
3.5	Litigation	~~38~~41
3.6	No Default	~~39~~42
3.7	ERISA Compliance	~~39~~42
3.8	Use of Proceeds; Margin Regulations	~~40~~42
3.9	Ownership of Property; Liens.	~~40~~43
3.10	Taxes	~~40~~43
3.11	Financial Condition.	~~41~~44
3.12	Environmental Matters	~~42~~45
3.13	Regulated Entities	~~43~~45
3.14	~~Solvency 43~~[Reserved].	46
3.15	Labor Relations	~~43~~46
3.16	Intellectual Property	~~43~~46
3.17	Brokers’ Fees; Transaction Fees	~~44~~47

3.18	Insurance	~~44~~47
3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock	~~44~~47
3.20	Jurisdiction of Organization; Chief Executive Office	~~44~~47
3.21	Locations of Inventory and Books and Records	~~45~~47
3.22	Deposit Accounts and Other Accounts	~~45~~48
3.23	Government Contracts	~~45~~48
3.24	Customer and Trade Relations	~~45~~48
3.25	Bonding	~~45~~48
3.26	Subordinated Debt	~~45~~48
3.27	Full Disclosure	~~46~~48
3.28	Foreign Assets Control Regulations and Anti-Money Laundering	~~46~~49
3.29	Patriot Act	~~46~~49
3.30	Aircraft or Aircraft Engine Collateral~~..~~	~~46~~49

ARTICLE IV. AFFIRMATIVE COVENANTS		~~47~~49

4.1	Financial Statements	~~47~~50
4.2	Appraisals; Certificates; Other Information	~~48~~51
4.3	Notices	~~52~~55
4.4	Preservation of Corporate Existence, Etc.	~~54~~57
4.5	Maintenance of Property	~~55~~58
4.6	Insurance.	~~55~~58
4.7	Payment of Obligations	~~56~~59
4.8	Compliance with Laws	~~57~~60
4.9	Inspection of Property and Books and Records	~~57~~60
4.10	Use of Proceeds	~~58~~61
4.11	Credit Card Arrangements; Cash Management.	~~58~~61
4.12	Collateral Access Agreements	~~60~~63
4.13	Further Assurances.	~~60~~63
4.14	Environmental Matters	~~62~~65
4.15	Physical Inventories~~..~~	~~62~~65
4.16	Appraisals~~..~~	~~62~~66
4.17	[Reserved].	~~62~~66
4.18	Phase II Assessment~~..~~	~~63~~66
4.19	Property Condition Assessment~~.~~	~~63~~66
4.20	Mexican Subsidiary Actions~~.~~	~~63~~66
4.21	Post-Closing Matters.~~.~~	~~63~~66

ARTICLE V. NEGATIVE COVENANTS		~~63~~67

5.1	Limitation on Liens	~~63~~67
5.2	Disposition of Assets	~~65~~69
5.3	Consolidations and Mergers	~~67~~70
5.4	Acquisitions; Loans and Investments	~~67~~71
5.5	Limitation on Indebtedness	~~69~~72
5.6	Employee Loans and Transactions with Affiliates	~~70~~73
5.7	[Reserved].	~~70~~74

5.8	Margin Stock; Use of Proceeds	~~70~~74
5.9	Contingent Obligations	~~71~~74
5.10	Compliance with ERISA	~~71~~75
5.11	Restricted Payments	~~72~~75
5.12	Change in Business	~~72~~76
5.13	Change in Structure	~~72~~76
5.14	Changes in Accounting, Name or Jurisdiction of Organization	~~73~~76
5.15	Amendments to Other Agreements and Subordinated Indebtedness.	~~73~~76
5.16	No Negative Pledges	~~74~~77
5.17	OFAC; Patriot Act	~~74~~78
5.18	Sale-Leasebacks	~~74~~78
5.19	Hazardous Materials	~~74~~78
5.20	Prepayments of Other Indebtedness	~~75~~78
5.21	Mexican Subsidiary Actions~~..~~	~~75~~78

ARTICLE VI. [RESERVED]		~~75~~79

ARTICLE VII. EVENTS OF DEFAULT		~~75~~79

7.1	Events of Default	~~75~~79
7.2	Remedies	~~78~~82
7.3	Rights Not Exclusive	~~79~~82
7.4	Cash Collateral for Letters of Credit	~~79~~82

ARTICLE VIII. THE AGENT		~~79~~83

8.1	Appointment and Duties.	~~79~~83
8.2	Binding Effect	~~80~~84
8.3	Use of Discretion.	~~81~~85
8.4	Delegation of Rights and Duties	~~81~~86
8.5	Reliance and Liability.	~~82~~86
8.6	Agent Individually	~~84~~88
8.7	Lender Credit Decision.	~~84~~88
8.8	Expenses; Indemnities; Withholding.	~~85~~89
8.9	Resignation of Agent ~~or L/C Issuer 86~~.	90
8.10	Release of Collateral or Guarantors	91
8.11	Additional Secured Parties	~~87~~92
8.12	~~Co-Syndication Agent 88~~[Reserved].	93
8.13	Information Regarding Bank Products	~~88~~93
8.14	Intercreditor Agreement	~~88~~93

ARTICLE IX. MISCELLANEOUS		~~88~~93

9.1	Amendments and Waivers.	~~88~~93
9.2	Notices	98
9.3	Electronic Transmissions.	98
9.4	No Waiver; Cumulative Remedies	100

9.5	Costs and Expenses	100
9.6	Indemnity.	101
9.7	Marshaling; Payments Set Aside	102
9.8	Successors and Assigns	102
9.9	Assignments and Participations; Binding Effect.	102
9.10	Non-Public Information; Confidentiality.	106
9.11	Set-off; Sharing of Payments.	108
9.12	Counterparts; Facsimile Signature	109
9.13	Severability	109
9.14	Captions	109
9.15	Independence of Provisions	109
9.16	Interpretation	109
9.17	No Third Parties Benefited	109
9.18	Governing Law and Jurisdiction.	~~104~~110
9.19	Waiver of Jury Trial	110
9.20	Entire Agreement; Release; Survival.	~~105~~111
9.21	Patriot Act	111
9.22	Replacement of Lender	~~106~~112
9.23	Joint and Several	112
9.24	Creditor-Debtor Relationship	112
9.25	Actions in Concert	~~107~~112
9.26	Credit Parties’ Acknowledgement of Matters Regarding the Revolving Borrowing Base and the SCP Inventory Sale Reserve	~~107~~113

ARTICLE X. TAXES, YIELD PROTECTION AND ILLEGALITY		~~108~~113

10.1	Taxes.	~~108~~113
10.2	Illegality	~~111~~117
10.3	Increased Costs and Reduction of Return.	117
10.4	Funding Losses	~~113~~119
10.5	Inability to Determine Rates	119
10.6	Reserves on LIBOR Rate Loans	~~114~~120
10.7	Certificates of Lenders	~~114~~120

ARTICLE XI. DEFINITIONS		120

11.1	Defined Terms	120
11.2	Other Interpretive Provisions.	164
11.3	Accounting Terms and Principles	~~157~~165
11.4	Payments	165

SCHEDULES

Schedule 1.1(a)	Term Loan Commitments
Schedule 1.1(b)	Effective Date Revolving ~~Loan~~ Commitments
Schedule 1.1(c)	Dealers
Schedule 1.1(d)	Franchisees
Schedule 3.5	Litigation
Schedule 3.7	ERISA
Schedule 3.8	Closing Date Sources and Uses; Funds Flow Memorandum
Schedule 3.9	Ownership of Property; Liens
Schedule 3.10	Tax Audits
Schedule 3.11(a)	Historical Financial Statements
Schedule 3.11(b)	Pro Forma Financial Statements
Schedule 3.11(e)	Projections
Schedule 3.15	Labor Relations
Schedule 3.16	Intellectual Property
Schedule 3.18	Insurance
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdiction of Organization; Chief Executive Office
Schedule 3.21	Locations of Inventory, Equipment and Books and Records
Schedule 3.22	Deposit Accounts and Other Accounts
Schedule 3.23	Government Contracts
Schedule 3.24	Customer and Trade Relations
Schedule 3.25	Bonding
Schedule 4.2(f)	Financial and Collateral Reports
Schedule 4.21	Post-Closing Matters
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.6	Transactions with Affiliates
Schedule 5.9	Contingent Obligations
Schedule 11.1	Prior Indebtedness

EXHIBITS

Exhibit 1.1(c)	Form of L/C Request
~~Exhibit 1.1(d)~~	~~Form of Swing Loan Request~~
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1	Closing Checklist
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 4.11	Form of Credit Card Notification
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(b)	Form of Borrowing Base Certificate
Exhibit 11.1(c)	Form of Notice of Borrowing

v

Exhibit 11.1(d)	Form of Revolving Note
Exhibit 11.1(e)	Form of ~~Swingline~~Term Out Revolving Note
Exhibit 11.1(f)	Form of Term Note
Exhibit 11.1(g)	Form of Customs Broker Agreement
Exhibit 11.1(h)	Form of Consignor Acknowledgement

CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of December 10, 2013, by and among RADIOSHACK CORPORATION, a Delaware corporation (the “Borrower”), the other Persons party hereto that are designated as a “Credit Party”, CANTOR FITZGERALD SECURITIES (as successor Agent to General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”)), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender ~~(including as Swingline Lender)~~, and such Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a revolving credit facility (including a letter of credit subfacility) and a term loan upon and subject to the terms and conditions set forth in this Agreement to (a) refinance Prior Indebtedness, (b) provide for working capital, capital expenditures and other general corporate purposes of the Borrower and (c) fund certain fees and expenses associated with the funding of the Loans and the refinancing of Prior Indebtedness;

WHEREAS, the Borrower desires to secure all of its Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property;

WHEREAS, subject to the terms hereof, certain Subsidiaries of the Borrower are willing to guaranty all of the Obligations of the Borrower and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property; and

WHEREAS, all Obligations of the Credit Parties to the Secured Parties hereunder and under the other Loan Documents shall be full recourse to each of the Credit Parties and secured by Agent’s security interest in and liens on all or substantially all of the assets of the Credit Parties included in the Collateral.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

THE CREDITS

1.1 Amounts and Terms of Commitments.

(a) The Term Loan.

(i) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender with a Term Loan Commitment severally and not jointly agrees to lend, on the Closing Date, to the Borrower the amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Term Loan Commitments” (such amount being referred to herein as such Lender’s “Term Loan Commitment”). Amounts borrowed under this subsection 1.1(a)(i) are referred to as the “Term Loan.”

(ii) Amounts borrowed as a Term Loan which are repaid or prepaid may not be reborrowed.

(b) The Revolving Borrowing Base Extensions of Credit.

(i) The Revolving Credit.

(1) ~~(i)~~ Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans to the Borrower (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “Effective Date Revolving ~~Loan~~ Commitments” (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Effective Date Revolving ~~Loan~~ Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, (x) the aggregate principal amount of all outstanding Revolving Loans shall not exceed the ~~Maximum~~Aggregate Effective Date Revolving ~~Loan Balance~~Commitment then in effect and (y) Availability would not be less than zero. Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(b)(i) may be repaid and reborrowed from time to time. ~~The “Maximum Revolving Loan Balance” from time to time will be the Revolving Borrowing Base (as calculated pursuant to the Borrowing Base Certificate) in effect from time to time, less the sum of (x) the aggregate amount of Letter of Credit Obligations plus (y) outstanding Swing Loans.~~

(2) ~~(ii)~~ If at any time the then outstanding principal balance of Revolving Loans exceeds the ~~Maximum~~Aggregate Effective Date Revolving ~~Loan Balance (other than as permitted by subsection 1.1(b)(iii))~~Commitment then in effect, then the Borrower shall~~,~~ immediately prepay outstanding Revolving Loans ~~or Swing Loans and then cash collateralize outstanding Letters of Credit~~ in an amount sufficient to eliminate such excess in accordance herewith ~~and in a manner satisfactory to the L/C Issuers~~.

(ii) Term Out Revolving Loans. As of the Effective Date, all of the outstanding Revolving Loans of each Term Out Lender were converted into Term Out Revolving Loans, and each Term Out Lender, subject to the terms and conditions of this Agreement and the First Amendment made, additional Term Out Revolving Loans to the Borrower, in each case pursuant to and in accordance with the First Amendment.

(iii) LC Facility. As of the Effective Date, Revolving Loan Commitments of each LC Facility Lender in an amount equal to the amount set forth opposite such LC Facility Lender’s name under the heading “LC Facility Commitments” in Part B of Schedule 1 of the First Amendment were converted to LC Facility Commitments pursuant to and in accordance with the First Amendment.

(iv) Inadequate Availability. If at any time Availability is less than zero (other than as permitted by subsection 1.1(b)(v)), then the Borrower shall, subject to the next succeeding sentence, immediately prepay Loans and/or cash collateralize outstanding Letters of Credit in an amount such that immediately after giving effect to such prepayment or cash collateralization, Availability is not less than zero. All such prepayments / cash collateralization pursuant to this subsection 1.1(b)(iv) shall be applied first to prepay outstanding Term Out Revolving Loans on a pro rata basis and, if after prepayment in full thereof, Availability is less than zero, second to cash collateralize outstanding Letters of Credit in a manner satisfactory to the LC Facility Lenders and, if after such cash collateralization of all Letters of Credit, Availability is less than zero, thereafter to prepay outstanding Revolving Loans.

(v) ~~(iii)~~ Inadvertent Overadvances and Protective Overadvances. Notwithstanding anything to the contrary contained in this Agreement, Agent may, in the case of Protective Overadvances, at the direction of the Required Lenders, elect that Revolving Lenders ~~make, or~~, Term Out Lenders and LC Facility Lenders permit to remain outstanding, (x) Inadvertent Overadvances and (y) Revolving Loans that, when aggregated with the outstanding Term Out Revolving Loans and Letter of Credit Obligations ~~and Swing Loans~~, would be in excess of the Revolving Borrowing Base (any such excess Revolving Loan under this Section 1.1(b)(~~iii~~iv)(y) is herein referred to as a “Protective Overadvance”) so long as ~~Agent deems, in its sole discretion,~~ the Required Lenders deem such Protective Overadvance necessary or desirable, directly or indirectly, (1) to maintain, protect or preserve the value of the Collateral and/or the Agent’s or Lenders’ rights therein as determined in the discretion of the Agent, including to preserve the Credit Parties’ business assets and infrastructure (such as the payment of insurance premiums, taxes, necessary suppliers, rent and payroll, including, without limitation, any other payments made concurrently with a payment relating to the maintenance, protection or preservation of value of the Collateral and/or the Agent’s or Lenders’ rights therein or for the preservation of the Credit Parties’ business assets or infrastructure), (2) to implement and exercise an enforcement action with respect to the Collateral, (3) to fund an orderly liquidation or wind-down of the Credit Parties’ assets or business or an Insolvency Proceeding (whether or not occurring prior to or after the commencement of an Insolvency Proceeding), (4) to enhance the likelihood, or maximize, the repayment of the Obligations or (5) to pay any other amounts chargeable to Credit Parties under any Loan Documents, including costs, fees and expenses; provided, however, that Agent may not cause Revolving Lenders, Term Out Lenders and LC Facility Lenders to make, or permit to remain outstanding, (A) aggregate Inadvertent Overadvances and Protective Overadvances in excess of (1) the Aggregate Revolving Loan Commitment less (2) the sum of the aggregate outstanding Term Out Revolving Loans ~~plus the sum of outstanding Swing Loans plus the aggregate amount of~~, Revolving Loans and Letter of Credit Obligations or (B) Protective Overadvances in an aggregate amount in excess of five percent (5%) of the Revolving Borrowing Base. No Overadvance shall remain outstanding for more than ninety (90) consecutive days during any one hundred eighty (180) day period. If an Inadvertent Overadvance or a Protective Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then (x) with respect to Inadvertent Overadvances relating to a Term Out Revolving Loan or a Letter of Credit, as applicable, all Term Out Lenders or LC Facility Lenders, as applicable, shall permit to remain outstanding such Inadvertent Overadvance based upon their Commitment Percentage of the outstanding Term Out Revolving Loans or Aggregate LC Facility Commitment, as applicable, in accordance with this Agreement and (y) with respect to Inadvertent Overadvances relating to Revolving Loans or a Protective Overadvance, all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Inadvertent ~~Advance~~Overadvance or Protective Overadvance based upon their Commitment Percentage of the Aggregate Effective Date Revolving ~~Loan~~ Commitment in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 2.2 have been met. Furthermore, Required Revolving Lenders may prospectively revoke Agent’s ability to make or permit Protective Overadvances by written notice to Agent. All Inadvertent Overadvances and Protective Overadvances shall constitute Base Rate Loans and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Loans and the default rate under subsection 1.3(c), and shall be due and payable upon demand of Agent.

(c) Letters of Credit.

(i) Conditions. On the terms and subject to the conditions contained herein, the Borrower may request that ~~one or more L/C Issuers Issue~~each LC Facility Lender Issue (or cause the Issuance) on a pro rata basis in accordance with such LC Facility Lender’s Commitment Percentage of the Aggregate LC Facility Commitment, in accordance with such ~~L/C Issuers’~~LC Facility Lender’s (or, if the LC Facility Lender has caused any other Person to Issue a Letter of Credit, such Person’s) usual and customary business practices and for the account of the applicable Credit Parties, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Revolving Termination Date and (y) seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no ~~L/C Issuer~~LC Facility Lender shall Issue (or cause the Issuance of) any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(A) (i) Availability would be less than zero ~~or~~, (ii) an amount equal to 105% of the Letter of Credit Obligations for all Letters of Credit would exceed ~~$150,000,000 (the “L/C Sublimit”);~~the Aggregate LC Facility Commitment then in effect or (iii) with respect to Letters of Credit Issued by any LC Facility Lender after the Effective Date, an amount equal to 105% of the Letter of Credit Obligations for all Letters of Credit Issued by such Issuer would exceed such LC Facility Lender’s LC Facility Commitment;

(B) the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of Issuance thereof or (iii) is later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) such ~~L/C Issuer~~LC Facility Lender has the option to prevent such renewal before the expiration of such term by providing notice of non-renewal at least 30 days prior to the then-applicable expiration date and (y) neither such ~~L/C Issuer~~LC Facility Lender nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or

(C) (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not reasonably acceptable to such ~~L/C Issuer~~LC Facility Lender or (iii) such ~~L/C Issuer~~LC Facility Lender shall not have received, each in form and substance reasonably acceptable to it and duly executed by the applicable Credit Parties, the documents that such ~~L/C Issuer~~LC Facility Lender (or, if the LC Facility Lender has caused any other Person to Issue a Letter of Credit, documents substantially similar to the documents that such Person) generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

~~Furthermore, GE Capital as an L/C Issuer may elect only to Issue Letters of Credit in its own name and may only Issue Letters of Credit to the extent permitted by Requirements of Law, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies.~~ For each Issuance, the applicable ~~L/C Issuer~~LC Facility Lender may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such ~~L/C Issuer~~LC Facility Lender of notice from Agent (provided that Agent has no affirmative obligation to provide such notice) or the Required ~~Revolving~~LC Facility Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

~~Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Lenders in a manner consistent with subsection 1.11(e)(ii).~~

(ii) Notice of Issuance. The Borrower shall give ~~the relevant L/C Issuer~~each LC Facility Lender and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by ~~such L/C Issuer~~each LC Facility Lender and Agent not later than 2:00 p.m. (New York time) on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(c) duly completed or in any other written form acceptable to such ~~L/C Issuer~~LC Facility Lender (an “L/C Request”).

(iii) Reporting Obligations of ~~L/C Issuers~~LC Facility Lenders. Each ~~L/C Issuer~~LC Facility Lender agrees to provide Agent, in form and substance satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such ~~L/C Issuer~~LC Facility Lender, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment~~, and Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof~~; (B) upon the request of Agent ~~(or any Revolving Lender through Agent)~~, copies of any Letter of Credit Issued by such ~~L/C Issuer~~LC Facility Lender and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such ~~L/C Issuer~~LC Facility Lender, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv) ~~Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.~~[Reserved].

(v) Reimbursement Obligations of the Borrower. The Borrower agrees to pay to the ~~L/C Issuer of~~LC Facility Lender that has Issued (or caused to be Issued) any Letter of Credit, or to Agent for the benefit of such ~~L/C Issuer~~LC Facility Lender, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day (or such later day as may be specified in the notice from such LC Facility Lender) after the Borrower receives notice from such ~~L/C Issuer~~LC Facility Lender or from Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Borrower as provided in this clause (v) (or any such payment by the Borrower is rescinded or set aside for any reason), such ~~L/C Issuer~~LC Facility Lender shall promptly notify Agent of such failure ~~(and, upon receipt of such notice, Agent shall notify each Revolving Lender)~~ and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrower with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.

(vi) ~~Reimbursement Obligations of the Revolving Credit Lenders~~[Reserved].

~~(1) Upon receipt of the notice described in clause (v) above from Agent, each Revolving Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to subsection 1.11(e)(ii)).~~

~~(2) By making any payments described in clause (1) above (other than during the continuation of an Event of Default under subsection 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Agent for the benefit of such L/C Issuer, Agent shall promptly pay to such Lender all amounts received by Agent for the benefit of such L/C Issuer) with respect to such portion.~~

(vii) Obligations Absolute. The obligations of the Borrower ~~and the Revolving Lenders~~ pursuant to ~~clauses (iv),~~clause (v~~) and (vi~~) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, and (C~~) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D~~) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrower ~~or any Revolving Lender~~ hereunder. No provision hereof shall be deemed to waive or limit the Borrower’s right to seek repayment of any payment of any L/C Reimbursement Obligations from ~~the L/C Issuer~~any LC Facility Lender under the terms of the applicable L/C Reimbursement Agreement, any other agreement with such LC Facility Lender or applicable law.

~~(d) Swing Loans.~~

~~(i) Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make Loans (each a “Swing Loan”) available to the Borrower under the Revolving Loan Commitments from time to time on any Business Day during the period from the Closing Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Revolving Loans would exceed the Maximum Revolving Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from Agent or the Required Revolving Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i); provided that the Borrower may not refinance a Swing Loan with a new Swing Loan.~~

~~(ii) Borrowing Procedures. In order to request a Swing Loan, the Borrower shall give to Agent a notice to be received not later than 12:00 p.m. (New York time) on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 1.1(d) or in a writing in any other form acceptable to Agent duly completed (a “Swingline Request”). In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans, the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrower by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request or Notice of Borrowing.~~

~~(iii) Refinancing Swing Loans.~~

~~(1) The Swingline Lender may at any time (and shall, no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Agent, for the account of the Swingline Lender, such Revolving Lender’s Commitment Percentage of the outstanding Swing Loans (as such amount may be increased pursuant to subsection 1.11(e)(ii)).~~

~~(2) Each Revolving Lender shall pay the amount owing by it to Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor. Payments received by Agent after 1:00 p.m. (New York time) may, in Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under subsection 7.1(f) or 7.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from Agent, the Borrower shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under subsection 7.1(f) or 7.1(g), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swingline Lender with respect to such portion.~~

~~(iv) Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive), unless Swingline Lender received prior written notice from Agent or the Required Revolving Lenders that one or more of the conditions precedent contained in Section 2.2 were not satisfied at the time such Swing Loan was made and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.~~

1.2 Evidence of Loans; Notes.

(a) The Term Loan made by each Lender with a Term Loan Commitment is evidenced by this Agreement and, if requested by such Lender, a Term Note payable to such Lender in an amount equal to the unpaid principal balance of the Term Loan held by such Lender.

(b) The Term Out Revolving Loans made by each ~~Revolving~~Term Out Lender are evidenced by this Agreement and the First Amendment and, if requested by such Lender, a Term Out Revolving Note payable to such Lender in an amount equal to ~~such Lender’s~~the unpaid principal balance of the Term Out Revolving Loan ~~Commitment~~held by such Lender.

(c) ~~Swing~~The Revolving Loans made by ~~the Swingline~~each Revolving Lender are evidenced by this Agreement and, if requested by such Lender, a ~~Swingline~~Revolving Note payable to such Lender in an amount equal to ~~the Swingline~~such Lender’s Effective Date Revolving Commitment.

1.3 Interest.

(a) Subject to subsections 1.3(c) and 1.3(d) and Sections 10.2 and 10.5, each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to LIBOR or the Base Rate, as the case may be, plus the Applicable Margin~~; provided Swing Loans may not be LIBOR Rate Loans~~. Each determination of an interest rate by Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, except that computations of interest payable under this Agreement for Base Rate Loans shall be made on the basis of a 365-366-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Term Loans or Term Out Revolving Loans, as applicable, in full and Revolving Loans on the Revolving Termination Date.

(c) At the election of ~~Agent or~~ the Required Lenders while any Event of Default exists (or automatically while any Event of Default under subsection 7.1(a), 7.1(f) or 7.1(g) exists), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans and other Obligations under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be) or the rate (if any) then in effect for such other Obligations. All such interest shall be payable on demand of ~~Agent or~~ the Required Lenders.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4 Loan Accounts.

(a) Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b) Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent~~,~~ and each Lender ~~and each L/C Issuer~~ in the Term Loan, Term Out Revolving ~~Loans, Swing~~Loan, Revolving Loans, L/C Reimbursement Obligations, and Letter of Credit Obligations, each of their obligations under this

Agreement to participate in each Loan~~, Letter of Credit, Letter of Credit Obligations, and L/C Reimbursement Obligations~~, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders ~~and the L/C Issuers~~ (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the principal amount of and stated interest on each Loan owing to each Lender pursuant to the terms hereof and from time to time and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (5) any other payment received by Agent from the Borrower and its application to the Obligations.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans ~~and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans~~) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders ~~and the L/C Issuers~~ and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Credit Parties, Agent~~,~~ and the Lenders ~~and the L/C Issuers~~ shall treat each Person whose name is recorded in the Register as a Lender ~~or L/C Issuer, as applicable,~~ for all purposes of this Agreement. Information contained in the Register with respect to any Lender ~~or any L/C Issuer~~ shall be available for access by the Borrower, Agent~~,~~ or such Lender ~~or such L/C Issuer~~ during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender ~~or L/C Issuer~~ shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender ~~or L/C Issuer~~ unless otherwise agreed by Agent.

1.5 Procedure for Revolving Credit Borrowing.

(a) Each Borrowing of a Revolving Loan shall be made upon the Borrower’s irrevocable (subject to Section 10.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent prior to 1:00 p.m. (New York time) (i) on the date which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan, (ii) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan in excess of $50,000,000, and (iii) on the requested Borrowing date in the case of each Base Rate Loan equal to or less than $50,000,000. Such Notice of Borrowing shall specify:

(i) the amount of the Borrowing;

(ii) the requested Borrowing date, which shall be a Business Day;

(iii) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(iv) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

(b) Upon receipt of a Notice of Borrowing, Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(c) Unless Agent is otherwise directed in writing by the Borrower, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrower by Agent by wire transfer of such amount to the Borrower pursuant to the wire transfer instructions provided by the Borrower to Agent.

1.6 Conversion and Continuation Elections.

(a) The Borrower shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans ~~(other than Swing Loans)~~ from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $5,000,000. Any such election must be made by Borrower by 2:00 p.m. (New York time) on the third Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by Borrower in such election. If no election is received with respect to a LIBOR Rate Loan by 2:00 p.m. (New York time) on the third Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. The Borrower must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if the conditions to Loans and Letters of Credit in Section 2.2 are not met at the time of such proposed conversion or continuation and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof. No Loan may be made as or converted into a LIBOR Rate Loan until the earlier of (i) three (3) days after the Closing Date or (ii) completion of a Successful Syndication (as defined in the Fee Letter).

(b) Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than nine (9) different Interest Periods in effect.

1.7 Optional Prepayments.

(a) Subject to the terms of the Intercreditor Agreement, the Borrower may, at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice by the Borrower to Agent, prepay the Term Loan(s) and Term Out Revolving Loan(s) in whole or in part on a pro rata basis in an amount greater than or equal to $100,000, in each instance, without penalty or premium except as provided in Section 10.4; provided that no optional prepayment of the Term Loan or Term Out Revolving Loans, as applicable, shall be permitted unless ~~(i) all outstanding Revolving Loans and Swing Loans have been prepaid in full and (ii) all Letter of Credit Obligations have been discharged or cash collateralized at 105% of the amount of such Letter of Credit Obligations; provided further, that, each Term Loan Lender shall have the right to decline any prepayment (other than a prepayment of the entire Term Loan in connection with a refinancing thereof) of its Term Loan pursuant to this subsection 1.7(a), in which case such declined~~such prepayment shall be ~~applied to the Term Loans of the Term Loan Lenders that accept such prepayment~~made on a pro rata basis with all other outstanding Term Loans or Term Out Revolving Loans, as applicable. Optional partial prepayments of the Term Loan and Term Out Revolving Loans in amounts less than $100,000 shall not be permitted.

(b) The notice of any prepayment shall not thereafter be revocable by the Borrower, and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment; provided that any such notice may be conditioned upon the effectiveness of a refinancing of the Loans in full or a transaction that would result in a Change of Control, in which case such notice may be revoked by Borrower by written notice to the Agent on or prior to the effective date. The payment amount specified in such notice shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.7, the Borrower shall pay any amounts required pursuant to Section 10.4.

1.8 Mandatory Prepayments of Loans and Commitment Reductions.

(a) Term Loan and Term Out Revolving Loans. The aggregate outstanding principal amount of the Term Loan and Term Out Revolving Loans shall be repaid in full on the earlier of (i) the Maturity Date and (ii) the date specified in clause (a)

of the definition of “Revolving Termination Date”, if not sooner paid in full~~; provided that, the Borrower shall not make any principal payments on account of the Term Loan until (A) all outstanding Revolving Loans and Swing Loans have been repaid in full and (B) all Letter of Credit Obligations have been discharged or cash collateralized at 105% of the amount of such Letter of Credit Obligations~~.

(b) Revolving Loan. The Borrower shall repay to the Lenders in full on the earlier of (i) the date specified in clause (a) of the definition of “Revolving Termination Date” and (ii) the Maturity Date, the aggregate principal amount of the Revolving Loans ~~and Swing Loans~~ outstanding on such date.

(c) Asset Dispositions; Events of Loss. If a Credit Party shall at any time or from time to time:

(i) make or agree to make a Disposition; or

(ii) suffer an Event of Loss;

then (subject in all cases to the terms of the Intercreditor Agreement) (A) the Borrower shall promptly notify Agent of such proposed Disposition or Event of Loss (including a description of the assets subject to such proposed Disposition or Event of Loss and the amount of the estimated Net Proceeds (including the estimated Net Proceeds attributable to ABL Priority Collateral and SCP Priority Collateral, respectively) to be received by a Credit Party in respect thereof) and (B) promptly upon receipt by a Credit Party of the Net Proceeds of such Disposition or Event of Loss, in the case of Net Proceeds of any ABL Priority Collateral (regardless of whether a Lien in favor of the Agent has actually been granted thereon), the Borrower shall deliver, or cause to be delivered, (1) in the case of a Disposition, all such Net Proceeds to the Agent for distribution to the Lenders as a prepayment of the Loans and as cash collateral for the Letter of Credit Obligations, which prepayment shall be applied in accordance with subsection 1.8(d), and (2) in the case of an Event of Loss, (A) to the extent an Event of Default has occurred and is continuing or to the extent Availability is less than $175,000,000, all such Net Proceeds and (B) in all other cases such Net Proceeds to the extent the same are not actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, which prepayment shall be applied in accordance with subsection 1.8(d).

(d) Application of Prepayments. Subject to subsection 1.10(c)(ii) and the terms of the Intercreditor Agreement, any prepayments pursuant to subsection 1.8(c) shall be applied to the Obligations in the order set forth in subsection 1.10(c)(i). Together with each prepayment under this Section 1.8, the Borrower shall pay any amounts required pursuant to Section 10.4.

(e) ~~Cash Collateral. Any cash collateral deposited with Agent in connection with any prepayment pursuant to subsection 1.8(c) shall, at the request of Borrower, be released by the Agent and promptly returned to the Borrower so long as the Agent has received an officer’s certificate from the Borrower, in form and substance reasonably satisfactory to Agent, affirming that the conditions to funding a Loan in the amount of such cash collateral set forth in Section 2.2 have been satisfied at the time of such request.~~[Reserved].

(f) Reduction and Termination of Commitments. The Borrower may, upon notice to the Agent and with the consent of each LC Facility Lender, without premium or penalty, terminate in whole or permanently reduce in part ratably any unused portion of the LC Facility Commitments; provided that each partial reduction shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. The Borrower may, upon notice to the Agent, without premium or penalty, terminate in whole or permanently reduce in part ratably any unused portion of the Effective Date Revolving ~~Loan~~ Commitments; provided that each partial reduction shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. All notices delivered pursuant to this subsection 1.8(f) shall be irrevocable; provided that any such notice may be conditioned upon the effectiveness of a refinancing of the Loans in full or a transaction that would result in a Change of Control, in which case such notice may be revoked by Borrower (by notice to the Agent on or prior to the effective date).

(g) No Implied Consent. Provisions contained in this Section 1.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

1.9 Fees.

(a) Fees. The Borrower shall pay to Agent, for Agent’s own account ~~and the account of the Arrangers and Lenders (as applicable)~~, fees in the amounts and at the times set forth in ~~a letter agreement among the Borrower, the Agent, GE Capital Markets, Inc., CIT Finance LLC, The CIT Group/Business Credit, Inc., RBS Citizens, N.A., RBS Citizens Business Capital, a division of RBS Asset Finance, Inc. and Salus Capital Partners, LLC and dated as of October 21, 2013 (as amended from time to time, the “~~the First Amendment Fee Letter~~”)~~.

(b) Unused Commitment Fees.

(i) ~~Unused Commitment Fee.~~ The Borrower shall pay to Agent a fee (the “Unused Revolving Commitment Fee”) for the account of each Revolving Lender in an amount equal to:

(1) ~~(i)~~ the average daily balances of the Effective Date Revolving ~~Loan~~ Commitment of such Revolving Lender during the preceding calendar month, less

(2) ~~(ii)~~ the sum of (x) the average daily balance of all Revolving Loans held by such Revolving Lender plus (y) prior to the Effective Date, the average daily amount of Letter of Credit Obligations held by or participated in by such Revolving Lender in accordance with Section 1.1(c)(iv)~~, plus (z) in the case of the Swingline Lender, the average daily balance of all outstanding Swing Loans held by such~~

~~Swingline Lender, in each case, during the preceding calendar month; provided, in no event shall the amount computed pursuant to clauses (i) and (ii) with respect to the Swingline Lender be less than zero,~~ of the Credit Agreement as in effect prior to the First Amendment,

(3) multiplied by one-half of one percent (0.50%) per annum.

(ii) The Borrower shall pay to Agent a fee (the “Unused LC Commitment Fee”) for the account of each LC Facility Lender in an amount equal to:

(1) the average daily balances of the LC Facility Commitment of such LC Facility Lender during the preceding calendar month, less

(2) the average daily amount of Letter of Credit Obligations held by such LC Facility Lender,

(3) ~~(iii)~~ multiplied by one-half of one percent (0.50%) per annum.

The total ~~fee~~fees paid by the Borrower will be equal to the sum of all of the fees due to the Lenders, subject to subsection 1.11(e)(vi). Such ~~fee~~fees shall be payable monthly in arrears on the first day of each calendar month following the date hereof. The Unused Revolving Commitment Fee provided in ~~this~~ subsection 1.9(b)(i) shall accrue at all times from and after the execution and delivery of this Agreement. The Unused LC Commitment Fee provided in subsection 1.9(b)(ii) shall accrue at all times from and after the Effective Date. For purposes of this subsection 1.9(b), the Effective Date Revolving ~~Loan~~ Commitment of any Non-Funding Lender shall be deemed to be zero.

(c) Letter of Credit Fee. The Borrower agrees to pay to Agent for the ratable benefit of the ~~Revolving~~LC Facility Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder, all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit Issued, guarantied or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, at Agent’s or Required ~~Revolving~~LC Facility Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under subsection 7.1(a), 7.1(f) or 7.1(g) exists), such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to Agent for the benefit of the ~~Revolving~~LC Facility Lenders in arrears, on the first day of each calendar month and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Borrower shall pay to Agent or any ~~L/C Issuer~~LC Facility Lender, as appropriate, on demand, such ~~L/C Issuer’s~~LC Facility Lender’s (or, if the LC Facility Lender has caused any other Person to Issue a Letter of Credit, such Person’s) customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such ~~L/C Issuer~~LC Facility Lender in respect of the application for, and the Issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued.

1.10 Payments by the Borrower.

(a) All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 2:00 p.m. (New York time) on the date due. Any payment which is received by Agent later than 2:00 p.m. (New York time) may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. The Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. ~~The Borrower hereby authorizes Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, agent fees, Unused Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days’ prior notice to the Borrower, other fees, costs or expenses payable by the Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.~~

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) (i) So long as no Event of Default has occurred and is continuing, subject to the terms of the Intercreditor Agreement, all payments received by Agent in respect of any Obligation and all funds transferred and credited to the Agent’s Account shall be applied to the Obligations as follows:

first, to the payment of any Overadvance;

second, to payment of interest, fees, costs, expenses, indemnification obligations, increased costs amounts and any other similar amounts then due and payable by the Credit Parties under this Agreement and the other Loan Documents with respect to ~~Swing~~ Term Out Revolving Loans, Revolving Loans and Letters of Credit;

~~third, to payment of all Swing Loans;~~

~~fourth~~third, to payment of all Revolving Loans that are Base Rate Loans;

~~fifth~~fourth, to payment of all Revolving Loans that are LIBOR Rate Loans;

~~sixth~~fifth, to payment of all L/C Reimbursement Obligations;

~~seventh~~sixth, with respect to any optional prepayment pursuant to subsection 1.7(a) or any mandatory prepayment pursuant to subsection 1.8(c), first to the Term Out Revolving Loan (first to any interest, fees, costs, expenses and other similar amounts due and payable with respect to the Term Out Revolving Loan and then to the principal of the Term Out Revolving Loan), second to cash collateralize the Letter of Credit Obligations in an amount equal to 105% of the amount of such Letter of Credit Obligations and then to the Term Loan (first to any interest, fees, costs, expenses and other similar amounts due and payable with respect to the Term Loan and then to the principal of the Term Loan); and

~~eighth~~seventh, to the Borrower’s operating account or for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (B) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its Commitment Percentage of amounts available to be applied pursuant to clauses first, second, third, fourth~~, fifth~~ and ~~seventh~~sixth above (with the amount of principal or interest payable to any Lender determined based upon such Lender’s applicable Commitment Percentage of the aggregate outstanding amount of principal or interest, as applicable for all applicable Lenders).

(i) During the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement, Agent shall (unless otherwise directed by the Required Lenders, in respect of clauses second through eighth below), apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through ~~ninth~~eighth below. Notwithstanding any provision herein to the contrary, subject to the terms of the Intercreditor Agreement, all amounts collected or received by Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

first, to the payment of any Overadvance and fees, costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Credit Parties under the Loan Documents (subject to any limitations set forth herein (including Section 9.5));

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent~~,~~ and the Lenders ~~and L/C Issuers~~, including interest and fees accruing during any Insolvency Proceeding with respect to one or more Credit Parties, regardless of whether such interest and fees are disallowed as a claim in that Insolvency Proceeding;

~~fourth, to payment of all Swing Loans;~~

~~fifth~~fourth, to payment of principal of the Obligations (other than the Term Loan and obligations under any Secured Rate Contract or Bank Product) then due and payable (including, without limitation, L/C Reimbursement Obligations then due and payable) and cash collateralization in an amount of 105% of unmatured Letter of Credit Obligations to the extent not then due and payable;

~~sixth~~fifth, to payment of principal of the Term Loan;

~~seventh~~sixth, to payment of any Obligations under any Secured Rate Contract (solely to the extent that Agent has been notified of the amount and type of such Secured Rate Contract prior to the occurrence of the Event of Default and an Availability Reserve has been instituted by Agent in connection therewith) and Obligations constituting Bank Products (solely to the extent that Agent has been notified of the amount and type of such Bank Products prior to the occurrence of the Event of Default and an Availability Reserve (other than with respect to Cash Management Services) has been instituted by Agent in connection therewith);

~~eighth~~seventh, to payment of any other amounts owing constituting Obligations (including Secured Rate Contracts and Bank Products not otherwise paid pursuant to clause ~~seventh~~sixth); and

~~ninth~~eighth, to the Borrower’s operating account or for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (B) each of the Lenders or other Persons entitled to payment shall, if applicable, receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses first~~, second, third, fifth, sixth,~~ through seventh ~~and eighth~~ above (with the amount of principal or interest payable to any Lender determined based upon such Lender’s Commitment Percentage of the aggregate outstanding amount of principal or interest, as applicable for all Lenders).

1.11 Payments by the Lenders to Agent; Settlement.

(a) Agent may, on behalf of Lenders, disburse funds ~~to~~into a Blocked Account of the Borrower for Loans requested and such funds shall remain in such Blocked Account until used in accordance with Section 4.10 hereof. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrower. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrower, Agent shall advise each Lender by telephone, fax or email (as designated by such Lender to Agent) of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as set forth on Agent’s signature page hereto, no later than 2:00 p.m. (New York time) on such scheduled Borrowing date. Nothing in this subsection 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent, any Lender or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b) At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, fax or email (as designated by such Lender to Agent) of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Agent shall pay to each Lender such Lender’s Commitment Percentage (except as otherwise provided in subsection 1.1(c)(vi) and subsection 1.11(e)) of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(c) Availability of Lender’s Commitment Percentage. Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to Agent. Nothing in this subsection 1.11(c) shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. Without limiting the provisions of subsection 1.11(b), to the extent that Agent advances funds to the Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Revolving Lender.

(d) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e) Non-Funding Lenders; Procedures.

(i) Responsibility. The failure of any Non-Funding Lender to make any Revolving Loan~~, Letter of Credit Obligation~~ or any payment required by it, or to make any payment required by it under any Loan Document~~, or to fund any purchase of any participation to be made or funded by it ( including, without limitation, with respect to any Swing Loan) on the date specified therefor~~ shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such loan~~, fund the purchase of any such participation~~, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan~~, fund the purchase of a participation~~ or make any other required payment under any Loan Document.

~~(ii) Reallocation. If any Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that Issued such Letter of Credit) and reimbursement obligations with respect to Swing Loans shall, at Agent’s election at any time or upon any L/C Issuer’s or Swingline Lender’s, as applicable, written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the~~

~~Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s Commitment Percentage had been increased proportionately), provided that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Loan Commitment.~~

(ii) [Reserved].

(iii) Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender (other than, as applicable, a Non-Funding Lender who only holds Term Loans or Term Out Revolving Loans) shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders”, “Required Revolving Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Non-Funding Lender may not be increased, (B) the principal and interest of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than Other Lenders, in each case without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders and Required Revolving Lenders, the Loans, Letter of Credit Obligations, and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv) Borrower Payments to a Non-Funding Lender. Agent shall be authorized to use all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. Following such payment in full of the Aggregate Excess Funding Amount, Agent shall be entitled to hold such funds as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s unfunded Effective Date Revolving ~~Loan~~ Commitment and to use such amount to pay such Non-Funding Lender’s funding obligations hereunder until the Obligations are paid in full in cash (other than obligations in respect of Bank Products and Secured Rate Contracts and contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted), all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Revolving Loans ~~or purchase participations in Letters of Credit or Letter of Credit Obligations~~, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan ~~or amount of the participation required to be funded~~ and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans ~~or Letter of Credit participation interests~~ from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans ~~and participations in Letters of Credit and Letter of Credit Obligations~~ are held by the Revolving Lenders in accordance with their Commitment Percentages of the Aggregate Effective Date Revolving ~~Loan~~ Commitment. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of ~~(A)~~ all unpaid obligations owing by such Lender to Agent~~, L/C Issuers, Swingline Lender,~~ and Other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans~~, Letter of Credit Obligations and Swing Loans, plus, without duplication, (B) all amounts of such Non-Funding Lender’s Letter of Credit Obligations and reimbursement obligations with respect to Swing Loans reallocated to Other Lenders pursuant to subsection 1.11(e)(ii)~~.

(v) Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (A) fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon and (B) timely funds the next Revolving Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi) Fees. A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrower shall not be required to pay, such Lender’s portion of the Unused Revolving Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof. ~~In the event that any reallocation of Letter of Credit Obligations occurs pursuant to subsection 1.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Revolving Lenders (other than such Non-Funding Lender) based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders.~~

(f) Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.

1.12 Eligible Credit/Debit Card Receivables. All of the Credit/Debit Card Receivables of the Credit Parties that arise in the ordinary course of business from the sale of goods or rendition of services (net of any fees with respect thereto and unapplied cash or payments thereon), which have been earned by performance and are payable in Dollars, that are not excluded as ineligible by virtue of one or more of the criteria set forth below (without duplication) and are reflected in the most recent Borrowing Base Certificate delivered by the Borrower to the Agent shall be “Eligible Credit/Debit Card Receivables” for purposes of this Agreement. None of the following shall be deemed to be Eligible Credit/Debit Card Receivables:

(a) Outstanding Accounts. Credit/Debit Card Receivables due from major credit card or debit card processors that have been outstanding for more than five (5) Business Days from the date of sale;

(b) Valid Title. Credit/Debit Card Receivables due from major credit card or debit card processors with respect to which a Credit Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than those Liens described in clauses (b), (c), (f) and (q) of the definition of “Permitted Liens” (subject to Availability Reserves and Reserves established, modified or eliminated by Agent ~~in its~~, at the direction of the Required Lenders in their Permitted Discretion));

(c) Not Perfected. Credit/Debit Card Receivables due from major credit card or debit card processors that are not subject to a first priority security interest in favor of the Agent for its own benefit and the benefit of the other Secured Parties;

(d) Contra Accounts. Credit/Debit Card Receivables due from major credit card or debit card processors which are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related credit card or debit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback);

(e) Repurchase Obligation. Credit/Debit Card Receivables due from major credit card or debit card processors as to which the credit card or debit card processor has the right under certain circumstances to require a Credit Party or any Subsidiary thereof to repurchase such Accounts from such credit card or debit card processor;

(f) Credit/Debit Card Agreement. Except as otherwise approved by the Agent ~~in its sole discretion~~, at the direction of the Required Lenders in their Permitted Discretion, Credit/Debit Card Receivables due from major credit card or debit card processors as to which the Agent has not received an acceptable Credit/Debit Card Agreement;

(g) Doubtful Accounts. Accounts due from major credit card or debit card processors (other than Visa, Mastercard, American Express, Diners Club and Discover) which the Agent ~~determines, in its~~, at the direction of the Required Lenders in their Permitted Discretion, determines to be unlikely to be collected;

(h) Foreign Accounts. Accounts due from major credit card and debit card processors which are not organized in or do not have their principal offices in the United States, Puerto Rico or the U.S. Virgin Islands; or

(i) Private Label. Except for Credit/Debit Card Receivables arising from Citi Private Label Credit Cards or as otherwise approved by the Agent in its sole discretion, Credit/Debit Card Receivables of the Credit Parties arising from Private Label Credit/Debit Cards.

Agent, at the direction of the Required Lenders, shall have the right to establish, modify or eliminate Reserves against Eligible Credit/Debit Card Receivables (including, without limitation, for estimates, chargeback or other accrued liabilities or offsets by credit card or debit card processors and amounts to adjust for material claims, offsets, defenses or counterclaims or other material disputes with an Account Debtor) from time to time in ~~its~~the Required Lenders’ Permitted Discretion.

1.13 Eligible Trade Receivables. All of the Accounts owned by each Credit Party and properly reflected as “Eligible Trade Receivables” in the most recent Borrowing Base Certificate delivered by the Borrower to Agent shall be “Eligible Trade Receivables” for purposes of this Agreement, except any Account to which any of the exclusionary criteria (without duplication) set forth below applies. Agent, at the direction of the Required Lenders, shall have the right to establish, modify or eliminate Reserves against Eligible Trade Receivables from time to time in ~~its~~the Required Lenders’ Permitted Discretion. “Eligible Trade Receivables” means, without duplication of any Eligible Wireless Receivable or Eligible Credit/Debit Card Receivable, an Account owing to a Credit Party (net of any unapplied cash or payments thereon) that arises in the ordinary course of business from the sale of goods or rendition of services, which have been earned by performance and is payable in Dollars other than:

(a) Past Due Accounts. Accounts that are not paid within the earlier of sixty (60) days following its due date or one hundred twenty (120) days following its original invoice date;

(b) Cross Aged Accounts. Accounts that are the obligations of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under clause (a) of this Section 1.13;

(c) Foreign Accounts. Accounts that are the obligations of an Account Debtor which is not organized in or does not have its principal office in the United States, Puerto Rico or the U.S. Virgin Islands;

(d) Government Accounts. Accounts due by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to the Agent in compliance with the Federal Assignment of Claims Act of 1940;

(e) Contra Accounts, Account Payable or Potential Offset. Accounts to the extent the Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor or any Subsidiary thereof (or otherwise subject to an account payable) and Accounts subject to an account payable or a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof) and provided that the amount of such Accounts shall be net of any reserves maintained by the Borrower and the other Credit Parties in respect thereof;

(f) Concentration Risk. Accounts to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed ten percent (10%) of all Eligible Trade Receivables (but only to the extent of such excess);

(g) Deterioration of Credit Quality. Accounts due from any Account Debtor, if there has occurred a material deterioration in the credit quality of such Account Debtor, as determined by the Agent ~~in its~~, at the direction of the Required Lenders in their Permitted Discretion;

(h) Pre-Billing. Accounts with respect to which an invoice, reasonably acceptable to ~~Agent~~the Required Lenders in form and detail (it being understood and agreed that invoices in the form provided to the ~~Agent~~Lenders prior to the ~~Closing~~Effective Date are acceptable to ~~Agent~~the Required Lenders), has not been sent to the applicable Account Debtor;

(i) Defaulted Accounts; Bankruptcy. Accounts due by any Account Debtor, if an Insolvency Proceeding has been commenced by or against such Account Debtor or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, makes a general assignment for the benefit of creditors, fails to pay its debts generally as they come due or otherwise is not solvent; or the relevant Credit Party is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(j) Inter-Company/Affiliate/Employee Accounts. Accounts that arise from a sale to any Subsidiary, Affiliate, director, officer, other employee or to any entity that has any common officer or director with any Credit Party or any Person for personal, family or household purposes;

(k) Progress Billing. Accounts (i) as to which a Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (ii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Credit Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(l) Bill and Hold. Accounts that arise with respect to goods that are delivered on a bill-and-hold basis;

(m) Other Liens Against Receivables. Accounts that (i) are not owned by a Credit Party or (ii) are subject to any right, claim, Lien or other interest of any other Person (other than those Liens described in clauses (b), (c), (f) and (q) of the definition of “Permitted Liens” (subject, in the case of Liens described in clauses (c) and (f) of the definition of “Permitted Liens”, to Availability Reserves and Reserves established, modified or eliminated by Agent ~~in its~~, at the direction of the Required Lenders in their Permitted Discretion));

(n) Conditional Sale. Accounts that arise with respect to (i) goods that are placed on consignment, guarantied sale, sale-or-return, sale-on-approval or other terms by reason of which the payment by the Account Debtor is conditional; (ii) goods that have not been delivered to and accepted by the Account Debtor, (iii) services that have not been accepted by the Account Debtor, or (iv) a contingent sale;

(o) Instruments or Chattel Paper. Accounts that are evidenced by an Instrument or Chattel Paper;

(p) Judgment. Accounts reduced to judgment;

(q) Not Bona Fide. Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(r) Ordinary Course; Sales of Equipment or Bulk Sales. Accounts that do not arise from the sale of goods or the performance of services by a Credit Party in the Ordinary Course of Business, including, without limitation, sales of Equipment and bulk sales;

(s) Payment Extension; C.O.D. Accounts where payment has been extended (other than any such extension of terms as evidenced by a customary agreement between the applicable Credit Party and Account Debtor, the terms of which extension are reasonably acceptable to the ~~Agent~~Required Lenders), the Account Debtor has made a partial payment, or arises from a sale on a cash-on-delivery basis;

(t) Late Charges. Accounts including a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;

(u) Not Perfected. Accounts as to which Agent’s Lien thereon, on behalf of itself and the other Secured Parties, is not a first priority perfected Lien;

(v) Residual Accounts. Accounts constituting Residual Accounts; or

(w) Subject to Sale/Agency Agreement. ~~At Agent’s~~As the Required Lenders may direct Agent in their discretion, Accounts subject to any sale or agency agreement in connection with any pending or proposed Liquidation.

1.14 Eligible Wireless Receivables. All of the Accounts owned by each Credit Party and properly reflected as “Eligible Wireless Receivables” in the most recent Borrowing Base Certificate delivered by the Borrower to Agent shall be “Eligible Wireless Receivables” for purposes of this Agreement, except any Account to which any of the exclusionary criteria (without duplication) set forth below applies. Agent, at the direction of the Required Lenders, shall have the right to establish, modify or eliminate Reserves against Eligible Wireless Receivables from time to time in ~~its~~the Required Lenders’ Permitted Discretion. “Eligible Wireless Receivables” means, without duplication of any Eligible Trade Receivable or Eligible Credit/Debit Card Receivable, an Account (consisting of commissions, residuals and other funds) owing to a Credit Party from a Specified Wireless Provider (net of any unapplied cash or payments thereon) that arises in the ordinary course of business from the sale of goods or rendition of services under a Wireless Carrier Contract, which have been earned by performance and is payable in Dollars other than:

(a) Past Due Accounts. Accounts that are not paid within the earlier of sixty (60) days following its due date or ninety (90) days following its original invoice date;

(b) Cross Aged Accounts. Accounts (excluding Accounts constituting Residual Accounts) that are the obligations of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts (excluding Accounts constituting Residual Accounts) owing by that Account Debtor are ineligible under clause (a) of this Section 1.14;

(c) Contra Accounts, Account Payable or Potential Offset. Accounts to the extent the Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor or any Subsidiary thereof (or otherwise subject to an account payable) and Accounts subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback (including, without limitation, as a result of customer service plan terminations, that is based on a percentage of sales which is the sum of estimated chargebacks for the most recent three month period), credit or allowance of a Specified Wireless Provider (but ineligibility shall be limited to the amount thereof) and provided that the amount of such Accounts shall be net of any reserves maintained by the Borrower and the other Credit Parties in respect thereof;

(d) Deterioration of Credit Quality. Accounts due from any Account Debtor, if there has occurred a material deterioration in the credit quality of such Account Debtor, as determined by the Agent in its Permitted Discretion;

(e) Pre-Billing. Accounts with respect to which an invoice, reasonably acceptable to ~~Agent~~the Required Lenders in form and detail (it being understood and agreed that invoices in the form provided to the ~~Agent~~ Lenders prior to the ~~Closing~~Effective Date are acceptable to ~~Agent~~the Required Lenders), or such similar record of the transaction as transmitted to the Borrower or any Subsidiary thereof via point-of-sale electronic medium has not been sent to the applicable Account Debtor;

(f) Defaulted Accounts; Bankruptcy. Accounts due by any Account Debtor, if an Insolvency Proceeding has been commenced by or against such Account Debtor or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, makes a general assignment for the benefit of creditors, fails to pay its debts generally as they come due or otherwise is not solvent; or the relevant Credit Party is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(g) Progress Billing. Accounts (i) as to which a Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (ii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Credit Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(h) Foreign Accounts. Accounts that are the obligations of an Account Debtor which is not located in the United States, Puerto Rico or the U.S. Virgin Islands;

(i) Bill and Hold. Accounts that arise with respect to goods that are delivered on a bill-and-hold basis;

(j) Other Liens Against Receivables. Accounts that (i) are not owned by a Credit Party or (ii) are subject to any right, claim, Lien or other interest of any other Person (other than those Liens described in clauses (b), (c), (f) and (q) of the definition of “Permitted Liens” (subject, in the case of Liens described in clauses (c) and (f) of the definition of “Permitted Liens”, to Availability Reserves and Reserves established, modified or eliminated by Agent ~~in its~~, at the direction of the Required Lenders in their Permitted Discretion));

(k) Consignment; Conditional Sale. Accounts that arise with respect to (i) goods that are placed on consignment, guarantied sale, sale-or-return, sale-on-approval or other terms by reason of which the payment by the Account Debtor is conditional; (ii) goods that have not been delivered to and accepted by the Account Debtor, (iii) services that have not been accepted by the Account Debtor, or (iv) a contingent sale;

(l) Instruments or Chattel Paper. Accounts that are evidenced by an Instrument or Chattel Paper;

(m) Judgment. Accounts reduced to judgment;

(n) Not Bona Fide. Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(o) Ordinary Course; Sales of Equipment or Bulk Sales. Accounts that do not arise from the sale of goods or the performance of services by a Credit Party in the Ordinary Course of Business, including, without limitation, sales of Equipment and bulk sales;

(p) Payment Extension; C.O.D. Accounts where payment has been extended (other than any such extension of terms as evidenced by a customary agreement between the applicable Credit Party and Account Debtor, the terms of which extension are reasonably acceptable to the Agent, acting at the direction of the Required Lenders), the Account Debtor has made a partial payment, or arises from a sale on a cash-on-delivery basis;

(q) Late Charges. Accounts including a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;

(r) Not Perfected. Accounts as to which Agent’s Lien thereon, on behalf of itself and the other Secured Parties, is not a first priority perfected Lien;

(s) Residual Accounts. Accounts constituting Residual Accounts; or

(t) Subject to Sale/Agency Agreement. At ~~Agent’s~~the Required Lenders’ discretion, Accounts subject to any sale or agency agreement in connection with any pending or proposed Liquidation.

1.15 Eligible Inventory. All of the Inventory owned by each Credit Party and properly reflected as “Eligible Inventory” in the most recent Borrowing Base Certificate delivered by the Borrower to Agent shall be “Eligible Inventory” for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below or in the component definitions herein applies. Agent shall, at the direction of the Required Lenders, have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in ~~its~~the Required Lenders’ Permitted Discretion. “Eligible Inventory” means, without duplication of any Eligible In-Transit Inventory, all of the Inventory owned by each Credit Party that constitutes finished goods which are merchantable and readily saleable (in the case of Inventory received by a Credit Party in bulk, with appropriate packaging) to the public in the ordinary course and properly reflected in such Credit Party’s perpetual inventory system, other than:

(a) Special Order; Bill and Hold. Inventory that is (i) special-order items or (ii) bill and hold goods.

(b) Damaged. Inventory that is damaged, defective or unfit for sale;

(c) Consignment. Inventory that is placed on consignment or Inventory to the extent that a Credit Party has accepted a deposit therefor;

(d) Representations and Warranties. Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Collateral Documents;

(e) Off-Site. Inventory that (i) is not located on premises owned, leased or rented by a Credit Party and (A) set forth in Schedule 3.21 or (B) otherwise disclosed in writing to Agent and the Required Lenders or (ii) is stored at a leased location in a Landlord Lien State, unless ~~Agent has~~the Required Lenders have given ~~its~~their prior consent thereto and unless (x) a Collateral Access Agreement or other reasonably satisfactory landlord waiver has been delivered to Agent, or (y) Rent Reserves satisfactory to ~~Agent~~the Required Lenders have been established or modified with respect thereto, (iii) is stored with a bailee or warehouseman unless (x) a reasonably satisfactory, acknowledged bailee letter has been received by Agent with respect thereto; provided that, with respect to any Inventory stored with a bailee or warehouseman as of the Closing Date, such bailee letter shall be delivered to Agent not later than the date that is ninety (90) days after the Closing Date and (y) Reserves satisfactory to ~~Agent~~the Required Lenders have been established or modified with respect thereto, (iv) is located at a location owned in fee by a Credit Party subject to a mortgage in favor of a lender other than Agent or SCP Agent, unless a reasonably satisfactory mortgagee waiver has been delivered to Agent or (v) not located in the United States, Puerto Rico or the U.S. Virgin Islands;

(f) In-Transit. Inventory that is in transit, except for Inventory in transit between domestic locations of Credit Parties;

(g) Customized. Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of that Inventory by the Credit Parties or Agent (or its designee) (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies);

(h) Packing/Shipping Materials. Inventory that consists of samples, labels, bags, packing or shipping materials, manufacturing supplies or other similar non-merchandise categories;

(i) Tooling. Inventory that consists of tooling or replacement parts and non-saleable Inventory used for merchandise repairs;

(j) Returns. Inventory that consists of goods which have been returned by the buyer other than goods that are undamaged and are fit for resale in the Ordinary Course of Business;

(k) Freight. Inventory that consists of any costs associated with “freight-in” charges (including any such charges that are capitalized) to the extent such Inventory is not included in the most recent Inventory appraisal delivered to the Agent;

(l) Hazardous Materials. Inventory that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(m) Un-insured. Inventory that is not covered by property insurance reasonably acceptable to Agent, acting at the direction of the Required Lenders;

(n) Not Owned/Other Liens. Inventory that is not owned by a Credit Party or is subject to Liens other than Permitted Liens described in subsections 5.1(b), (c), (d), (f), (j), (p) and (q) or rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Credit Party’s performance with respect to that Inventory);

(o) Unperfected. Inventory that is not subject to a first priority Lien in favor of Agent on behalf of itself and the Secured Parties, except for Liens described in subsection 5.1(d) (subject to Reserves);

(p) Progress Billing. Inventory that is subject to progress billing or retainage, or is Inventory for which a performance, surety or completion bond or similar assurance has been issued;

(q) Governmental Authority. Inventory which does not in any material respect meet applicable standards imposed by any Governmental Authority having regulatory authority with respect to such Inventory in the Ordinary Course of Business;

(r) SIM Cards. Inventory consisting of SIM Cards;

(s) Intercompany Profits and Eliminations. Intercompany profits, eliminations or adjustments for the value of Inventory from the stock file purchase order cost to what is actually paid per the applicable purchase order(s);

(t) Trailing Credits. Vendor funds which reduce the carrying value of Inventory (recognized as a reduction of cost of goods sold when product is sold);

(u) Not Ordinary Course. Inventory that is not of a type held for sale in the Ordinary Course of Business of a Credit Party;

(v) Wireless Carrier Contract Inventory. Upon the termination of any Wireless Carrier Contract by any Specified Wireless Provider or any termination, amendment or modification of any Wireless Carrier Contract by any Credit Party without the ~~Agent’s~~Required Lenders’ consent, at the ~~Agent’s~~Required Lenders’ sole discretion, Inventory that consists of goods subject to such Wireless Carrier Contract;

(w) Excess/Obsolete. Inventory that is (i) excess, obsolete, unsaleable (including unsaleable Inventory used for merchandise repairs), shopworn, or seconds, (ii) to be returned to the vendor or which is no longer reflected in the Credit Parties’ stock ledger, (iii) special-order items, or (iv) is bill and hold goods; or

(x) Subject to Sale/Agency Agreement. At Agent’s discretion, Inventory subject to any sale or agency agreement in connection with any pending or proposed Liquidation.

1.16 Eligible In-Transit Inventory. All of the in-transit Inventory owned by each Credit Party and properly reflected as “Eligible In-Transit Inventory” in the most recent Borrowing Base Certificate delivered by the Borrower to Agent shall be “Eligible In-Transit Inventory” for purposes of this Agreement. Agent, at the direction of the Required Lenders, shall have the right to establish, modify, or eliminate Reserves against Eligible In-Transit Inventory from time to time in ~~its~~the Required Lenders’ Permitted Discretion. “Eligible In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Inventory, Inventory:

(a) which has been shipped from any foreign location for receipt by a Credit Party within sixty (60) days of the date of determination but which has not yet been received by a Credit Party at a distribution center and recorded in the Borrower’s perpetual Inventory system;

(b) for which the purchase order is in the name of a Credit Party and title has passed to a Credit Party;

(c) which is insured in accordance with the provisions of this Agreement and the other Loan Documents, including, without limitation, casualty insurance, marine cargo insurance and cargo transit insurance acceptable to Agent and which names Agent as loss payee;

(d) which is subject, to the reasonable satisfaction of Agent, acting at the direction of the Required Lenders, to a first priority perfected security interest in and Lien upon such in-transit Inventory in favor of Agent for the benefit of the Secured Parties;

(e) (i) which is subject to a negotiable bill of lading or other negotiable document of title and which document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of Agent, for the benefit of the Secured Parties and for the benefit of the SCP Agent in accordance with the terms of the Intercreditor Agreement; provided that with respect to any negotiable bill of lading or other negotiable document of title in existence as of the Closing Date, such bill of lading or other negotiable document, together with all necessary endorsements, shall be delivered to Agent not later than one hundred twenty (120) days after the Closing Date (as may be extended by Agent in its sole discretion) or (ii) which is not subject to a negotiable bill of lading or other document of title and with respect to which each relevant freight carrier, freight forwarder, customs broker, non-vessel owning common carrier, shipping company or other relevant Person in possession of such Inventory or documents relating thereto shall have (A) entered into bailee arrangements, Customs Brokers Agreements or control agreements, as applicable, satisfactory to Agent, for the benefit of the Secured Parties and (B) indicated or otherwise acknowledged Agent’s security interest in and Lien upon such Inventory and in any shipping documents issued or carried by such freight carrier, freight forwarder, customs broker, non-vessel owning common carrier, shipping company or other relevant Person, in each case, in a manner satisfactory to Agent; provided that, with respect to any agreement in existence as of the Closing Date or arising within one hundred twenty (120) days thereafter with a freight carrier, freight forwarder, customs broker, non-vessel owning common carrier, shipping company or other relevant Person in possession of such Inventory, the documentation required by this clause (ii) shall be delivered to Agent not later than the date that is one hundred twenty (120) days after the Closing Date (as may be extended by Agent in its sole discretion);

(f) which otherwise meets the criteria for Eligible Inventory (excluding clauses (e) and (f) of the definition thereof);

(g) with respect to which Agent, acting at the direction of the Required Lenders shall otherwise be reasonably satisfied that (i) the purchase and shipping documentation relating to such Inventory demonstrate that a Credit Party has received such Inventory at the port of shipment, (ii) payment in full has been made by a Credit Party and received by the shipper or other Person to whom a Credit Party is obligated to make such payment and (iii) no Person (including the vendor of such goods) has a legal right of reclamation, repudiation, or stoppage-in-transit (or, in each case, any similar right) with respect to such Inventory pursuant to the Uniform Commercial Code or any other applicable Requirement of Law; and

(h) other than in situations where Inventory is subject to a negotiable bill of lading or other negotiable document of title as provided in clause (e)(i) above, which Inventory satisfies such other eligibility criteria established by Agent ~~in its~~, at the direction of the Required Lenders in their Permitted Discretion;

provided, in each case, that the Agent may, ~~in its~~at the direction of the Required Lenders in their Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event that the ~~Agent determines~~Required Lenders determine that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Agent (such as, without limitation, a right of stoppage in transit), as applicable, or may otherwise adversely impact the ability of the Agent to realize upon such Inventory.

Eligible In-Transit Inventory shall not include Inventory accounted for as “in transit” by the Borrower by virtue of such Inventory’s being in transit between the Borrower’s locations or in storage trailers at the Borrower’s locations; rather such Inventory shall be treated as “Eligible Inventory” if it satisfies the conditions therefor. The Agent shall have the right, acting at the direction of the Required Lenders, to establish, modify, or eliminate Reserves against Eligible In-Transit Inventory from time to time in ~~its~~the Required Lenders’ Permitted Discretion.

1.17 Bank Products.

(a) ~~.~~ Each Credit Party, or any of its Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. Any Credit Party or any of its Subsidiaries that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person. This Section 1.17 shall survive the payment of the Obligations and the termination of this Agreement. The Credit Parties and their Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider and (b) is subject to all rules and regulations of such Bank Product Provider. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting, provided, that, the rights of such Bank Product Provider hereunder and under any of the other Loan Documents shall consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of any such liability owed to it as of the date of any such distribution.

ARTICLE II.

CONDITIONS PRECEDENT

2.1 ~~2.17~~ Conditions of Initial Loans. The obligation of each Lender to make its initial Loans and of each L/C Issuer (as defined in the Credit Agreement as in effect prior to the First Amendment) to Issue~~,~~ or, for the avoidance of doubt, cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction of the following conditions in a manner satisfactory to Agent and the Lenders:

(a) Loan Documents. Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items (to the extent not already set forth in this Article II) set forth on the closing checklist attached hereto as Exhibit 2.1), each in form and substance reasonably satisfactory to Agent and the Lenders;

(b) Availability. No Revolving Loan shall be advanced on the Closing Date, and after giving effect to the consummation of the transactions contemplated hereby and by the SCP Loan Documents, payment of all costs and expenses in connection therewith, funding of the initial Loans and Issuance of the initial Letters of Credit (if any), Total Liquidity of the Credit Parties shall be not less than $625,000,000, which shall be comprised of no less than $420,000,000 of Availability and no less than $205,000,000 of cash on hand of the Credit Parties (or cash held by financial institutions as cash collateral for letters of credit issued on behalf of the Credit Parties) as evidenced by bank statements delivered to the Agent on the Closing Date and/or such other evidence as is acceptable to Agent, of which no less than $105,000,000 shall be “unrestricted cash” (i.e., cash in bank accounts evidenced by bank statements delivered to the Agent on the Closing Date and/or such other evidence as is acceptable to Agent, which cash is unrestricted);

(c) Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs. (i) Agent shall have received a fully executed pay-off letter reasonably satisfactory to Agent confirming that all Prior Indebtedness and other obligations owing by any Credit Party to each Prior Lender will be repaid in full from the proceeds of the Term Loan and the SCP Term Loan and that all Liens upon any of the Property of the Credit Parties or any of their Subsidiaries in favor of any Prior Lender shall be terminated by such Prior Lender immediately upon such payment; and (ii) all letters of credit issued or guaranteed by any Prior Lender shall have been cash collateralized or supported by a Letter of Credit Issued pursuant hereto, as mutually agreed upon by Agent, the Borrower and Prior Lender;

(d) Governmental and Third Party Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required;

(e) Funds Flow; Payment of Fees. Agent shall have received an executed flow of funds instruction letter and the Borrower shall have paid the fees required to be paid on the Closing Date, including the fees in the respective amounts specified in Section 1.9 and in the Fee Letter, and shall have reimbursed Agent for all fees, costs and expenses of closing required to be paid by the Credit Parties pursuant to the Loan Documents and invoiced, in the case of costs and expenses, at least one Business Day prior to the Closing Date;

(f) Collateral Audit. Agent shall have received a pre-funding roll forward collateral audit, in form and substance satisfactory to Agent;

(g) Due Diligence Reviews; W-9s. (i) Agent or its representatives shall have completed satisfactory: (A) background checks and know-your-customer reviews on Borrower, its management team and significant related parties; (B) an environmental review; (C) an insurance review; and (D) legal due diligence including review of all material pending or threatened litigation or proceedings in any court or administrative forum, and (ii) Agent shall have received from each Credit Party two completed originals of Form W-9 (certifying that such Credit Party is entitled to an exemption from U.S. backup withholding tax) or any successor form;

(h) Structure. The ownership, capital, corporate, tax, organizational and legal structure of the Borrower and its Subsidiaries on the Closing Date shall be satisfactory to the Agent and the Lenders;

(i) Lien Searches. Agent and the Lenders shall have received UCC, judgment, tax lien, intellectual property and other lien searches, together with UCC filings and terminations and intellectual property filings that are in form and substance satisfactory to the Agent and the Lenders;

(j) Mortgages. With respect to the Real Estate to be mortgaged, receipt by the Agent and the Lenders of (i) property condition assessments, (ii) title commitments, (iii) flood hazard determinations, (iv) federal flood insurance policies or binders for each parcel of real estate located in a Special Flood Hazard Area and (v) other customary mortgage documentation, in each case in form and substance satisfactory to the Agent and the Lenders;

(k) Reliance Letters. Agent shall have received reliance letters for the existing field examination and Inventory appraisals provided to the Agent or satisfactory field examination and Inventory appraisals by Agent or its representatives of Borrower’s and its subsidiaries’ respective business, operations, financial condition, assets and Inventory;

(l) Pro Forma Balance Sheet. Agent shall have received a pro forma closing balance sheet, adjusted to give effect to the transactions contemplated hereby and by the SCP Loan Documents, that is satisfactory to the Agent and the Lenders;

(m) Pro Forma Financial Projections. Agent shall have received pro forma financial projections for Fiscal Years 2013 and 2014, on a monthly basis, including income statements, cash flow statements, balance sheets and Availability forecasts, in form and substance satisfactory to the Agent and the Lenders;

(n) Solvency Certificate. Agent shall have received a customary solvency certificate executed by the Borrower’s chief financial officer certifying that the Credit Parties, after incurring the indebtedness contemplated in connection with the transactions contemplated hereby and by the SCP Loan Documents, are Solvent;

(o) Borrowing Base Certificate. Agent shall have received a Borrowing Base Certificate, certified on behalf of the Borrower by a Responsible Officer of the Borrower, setting forth the Borrowing Base of the Borrower as at October 31, 2013, evidencing Availability not less than $420,000,000 after giving effect to the transactions contemplated hereby and under the SCP Credit Agreement on the Closing Date;

(p) SCP Term Loan. Receipt by the Borrower of net proceeds of the SCP Term Loan;

(q) SCP Loan Documents. Agent shall have received a certificate from the Borrower attaching true and complete copies of each material SCP Loan Document;

(r) Material Adverse Change. Since December 31, 2012, there shall not have occurred any change, development, or event that has or would reasonably be expected to have a Material Adverse Effect on the operations, business, properties or condition (financial or otherwise) of the Borrower, or the Credit Parties and their subsidiaries taken as a whole;

(s) Wireless Carrier Contracts. Since December 31, 2012, there shall not have been any material and adverse change to, or termination of, any Wireless Carrier Contract;

(t) No Default Under Other Documents. Both before and after giving effect to the transactions contemplated hereby, the absence of any default or event of default under the SCP Loan Documents or under any material contract or agreement (including any Wireless Carrier Contract) of the Borrower or its subsidiaries;

(u) Litigation. There being no order or injunction or pending litigation in which there is a reasonable possibility of a decision which would have a Material Adverse Effect and no pending litigation seeking to enjoin or prevent the transactions contemplated hereby or by the SCP Loan Documents;

(v) Legal Opinions. Agent shall have received customary corporate approval of the financing as well as customary opinions of counsel addressed to Agent~~,~~ and the Lenders ~~and L/C Issuer~~, dated the Closing Date and otherwise in form and substance reasonably satisfactory to Agent;

(w) Secretary’s Certificates. Agent shall have received customary secretary’s certificates for each Credit Party attaching (a) articles of incorporation or organization or other similar document for such Credit Party, certified as of a recent date by the applicable governmental authority, (b) certificates attesting to the good standing of such Credit Party in its jurisdiction of incorporation or formation, (c) the bylaws or operating agreement for such Credit Party, (d) the resolutions of such Credit Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance the Loan Documents and (e) incumbency specimens;

(x) Insurance. Agent shall have received (i) insurance certificates in form and substance satisfactory to the Agent demonstrating that the insurance policies required by Section 4.6 are in full force and effect and (ii) all insurance endorsements required by Section 4.6;

(y) Consumer Information. Agent shall have received a true, accurate and complete copy of the Credit Parties’ current policy for treatment, handling and storage of consumer information and personally identifiable information; and

(z) Other Information. Agent shall have received and be satisfied with the such other information (financial or otherwise) reasonably requested by Agent.

2.2 ~~2.18~~ Conditions to All Borrowings. Except as otherwise expressly provided herein, no Lender ~~or L/C Issuer~~ shall be obligated to fund any Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representation or warranty was untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date) or as otherwise permitted by Section 9(c) of the First Amendment;

(b) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation); or

(c) after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), ~~the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance~~Availability would be less than zero (except as provided in subsection 1.1(b)(~~iii~~v)).

The request by the Borrower and acceptance by the Borrower of the proceeds of any Loan (including the Term Loan and the Term Out Revolving Loans) or the incurrence of any Letter of Credit Obligations (including the initial Letters of Credit Issued on the Closing Date) shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are, and after giving effect to the funding of any Loan will be, true, correct and complete:

3.1 Corporate Existence and Power. Each Credit Party and each of their respective Subsidiaries:

(a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;

(c) is duly qualified and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party and each of their respective Subsidiaries of any other Loan Document and SCP Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(a) contravene the terms of any of that Person’s Organization Documents;

(b) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(c) violate any Requirement of Law in any material respect.

3.3 Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents and (b) those obtained or made on or prior to the Closing Date.

3.4 Binding Effect. This Agreement and each other Loan Document to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5 Litigation. Except as specifically disclosed in Schedule 3.5 and except for audits conducted by the IRS and other taxing authorities and any related actions, suits, proceedings, claims or disputes, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a) purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b) would reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, in excess of $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage); or

(c) seek an injunction or other equitable relief which would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the material violation or possible material violation of any Requirement of Law.

3.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7 ERISA Compliance. Schedule 3.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except to the extent not reasonably expected to have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

3.8 Use of Proceeds; Margin Regulations. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Schedule 3.8 contains a description of the Credit Parties’ sources and uses of funds on the Closing Date, including Loans and Letters of Credit made or Issued on the Closing Date and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

3.9 Ownership of Property; Liens.

(a) As of the Closing Date, the Real Estate listed in Schedule 3.9 constitutes all of the Real Estate of each Credit Party and each of their respective Subsidiaries. Each of the Credit Parties and each of their respective Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses. As of the Closing Date, none of the Real Estate owned in fee by any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens. As of the Closing Date, Schedule 3.9 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, all material permits required to have been issued or appropriate to enable all Real Estate material to the business of the Credit Parties to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

(b) The Collateral Documents create in favor of the Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein as security for the Obligations to the extent that a legal, valid, binding and enforceable security interest in such Collateral may be created under the UCC (and subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and the Collateral Documents constitute, or will upon the filing of financing statements and the obtaining of “control”, in each case, as applicable, with respect to the relevant Collateral as required under the UCC, the creation of a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each other Credit Party thereunder in such Collateral, in each case prior and superior in right to any other Person (other than (x) Permitted Liens having priority under applicable law and (y) SCP Priority Collateral), except as permitted hereunder or under any other Loan Document, in each case to the extent that a security interest may be perfected by the filing of a financing statement under the UCC or by obtaining “control”.

3.10 Taxes. All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for (a) those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as set forth on Schedule 3.10, no Tax Return is under audit or examination by any Governmental Authority, and no notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in compliance in all material respects with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

3.11 Financial Condition.

(a) Each of (i) the audited Consolidated balance sheet of the Borrower and its Subsidiaries dated December 31, 2012, and the related audited Consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim Consolidated balance sheet of the Borrower and its Subsidiaries dated October 31, 2013 and the related unaudited Consolidated statements of income, shareholders’ equity and cash flows for the ten (10) Fiscal Months then ended, in each case, as attached hereto as Schedule 3.11(a):

(x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y) present fairly in all material respects the Consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) The pro forma unaudited Consolidated balance sheet of the Borrower and its Subsidiaries dated October 31, 2013 delivered on the Closing Date and attached hereto as Schedule 3.11(b) was prepared by the Borrower giving pro forma effect to the transactions contemplated by the Loan Documents and the SCP Loan Documents, was based on the unaudited Consolidated balance sheets of the Borrower and its Subsidiaries dated October 31, 2013, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.

(c) Since December 31, 2012, there has been no Material Adverse Effect except for matters that have been included in public filings by the Borrower with the SEC prior to the Effective Date.

(d) The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

(e) All financial performance projections delivered to Agent, including the financial performance projections delivered on the Closing Date and attached hereto as Schedule 3.11(e), represent the Borrower’s good faith estimate of future financial performance and are based on assumptions believed by the Borrower to be fair and reasonable, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

3.12 Environmental Matters. Except as would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of any Credit Party previously) owned by any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Laws, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such Property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate owned by such Credit Party, (e) all Real Estate currently (or to the knowledge of any Credit Party previously) owned by any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials and (f) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws, except, in each case, to the extent that such violation could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Credit Party has made available to Agent copies of all Phase I environmental assessments, Phase II environmental assessments and all other existing material environmental reports, reviews and audits and all documents pertaining to actual or potential material Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody, or control.

3.13 Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party (other than Tandy Life Insurance Company), is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

~~3.14 Solvency . Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower, (c) the consummation of the transactions contemplated by the SCP Loan Documents and (d) the payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties taken as a whole and the Borrower individually are Solvent.~~

3.14 [Reserved].

3.15 Labor Relations . There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.16 Intellectual Property . Schedule 3.16 sets forth a true and complete list as of the Closing Date or the most recent date of delivery of the reports required pursuant to subsection 4.2(l) of the following Intellectual Property each Credit Party owns, is the licensee of, or otherwise has the right to use: (i) Intellectual Property that is registered or subject to applications for registration, (ii) Internet Domain Names (other than Internet Domain Names owned by third parties and used by a Credit Party that are not material to such Credit Party’s business) and (iii) other material Intellectual Property, separately identifying that owned and licensed to such Credit Party and including for each of the foregoing items (1) the owner, (2) the title, (3) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed, (4) as applicable, the registration or application number and registration or application date and (5) any IP Licenses or other rights (including franchises) granted by such Credit Party with respect thereto (other than IP Licenses to franchisees and dealers). Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17 Brokers’ Fees; Transaction Fees. Except for fees payable to Agent and Lenders and their respective advisors, and fees payable to Peter J. Solomon Company and AlixPartners, LLP on the Closing Date, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.18 Insurance. Schedule 3.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles. Each of the Credit Parties and each of their respective Subsidiaries and their respective tangible Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Credit Parties and, to the extent relevant, owning similar Properties in localities where such Person operates.

3.19 Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 3.19, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are (i) duly authorized and validly issued, (ii) to the extent applicable, fully paid, non-assessable, and (iii) free and clear of all Liens other than Liens permitted by Section 5.1(c), (q), (r) and (s). All such securities were issued in material compliance with all applicable state and federal laws concerning the issuance of securities. Except as set forth in Schedule 3.19, as of the Closing Date or the most recent date such Schedule is required to be delivered pursuant to subsection 4.2(l), there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries. Set forth in Schedule 3.19 is a true and complete organizational chart of the Borrower and all of its Subsidiaries as of the Closing Date or the most recent date such chart is required to be delivered pursuant to Section 4.2(l), which the Credit Parties shall update upon notice to Agent promptly following the incorporation, organization or formation of any Subsidiary and promptly following the completion of any Permitted Acquisition.

3.20 Jurisdiction of Organization; Chief Executive Office. Schedule 3.20 (as updated in accordance with the terms hereof) lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, and such Schedule 3.20 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date.

3.21 Locations of Inventory and Books and Records. Each Credit Party’s Inventory (other than Inventory in transit) and books and records concerning the Collateral are kept at the locations listed in Schedule 3.21 as of the Closing Date or the most recent date such list is required to be delivered pursuant to Section 4.2(1).

3.22 Deposit Accounts and Other Accounts. Schedule 3.22 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name, address and any other relevant contact information reasonably requested by Agent with respect to each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.23 Government Contracts. Except as set forth in Schedule 3.23, as of the Closing Date or the most recent date such Schedule 3.23 is required to be delivered pursuant to subsection 4.2(l), no Credit Party is a party to any contracts or agreements with any Governmental Authority with an aggregate value in excess of $5,000,000, and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act of 1940 (31 U.S.C. Section 3727) or any similar state or local law (except to the extent the Account has been assigned to the Agent in compliance with the Federal Assignment of Claims Act of 1940 or such state or local law).

3.24 Customer and Trade Relations. Except as described on Schedule 3.24, as of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 calendar months caused them to be ranked among the ten largest customers of such Credit Party or (b) the business relationship of any Credit Party with any Specified Wireless Provider or any other supplier essential to its operations.

3.25 Bonding. Except as set forth in Schedule 3.25, as of the Closing Date or the most recent date such Schedule 3.25 is required to be delivered pursuant to subsection 4.2(l), no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

3.26 Subordinated Debt. The Borrower has delivered to Agent a complete and correct copy of any Subordinated Indebtedness Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). All Obligations, including the L/C Reimbursement Obligations, constitute Indebtedness entitled to the benefits of the subordination provisions contained in any Subordination Agreement.

3.27 Full Disclosure. None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any

Credit Party to Agent or the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided that with respect to projections, the Credit Parties represent only that such projections were prepared in good faith based upon estimates, information and assumptions believed to be reasonable.

3.28 Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

3.29 Patriot Act. The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

3.30 Aircraft or Aircraft Engine Collateral. As of the Closing Date, neither the Credit Parties nor any of their Subsidiaries own any aircraft or aircraft engines.

ARTICLE IV.

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid, unsatisfied or outstanding:

4.1 Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of Consolidated financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrower shall deliver to Agent (for prompt further distribution to each Lender) by Electronic Transmission and in detail reasonably satisfactory to ~~Agent and~~ the Required Lenders:

(a) as soon as available, but not later than ninety (90) days after the end of each Fiscal Year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or explanatory paragraph or any qualification or exception as to the scope of such audit and shall be to the effect that such financial statements fairly represent in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available, but not later than forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related (i) Consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended and (ii) Consolidated statements of cash flows for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures and projections for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but not later than thirty (30) days after the end of the first two (2) fiscal months of each Fiscal Quarter of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of each such fiscal month, and the related (i) Consolidated statements of income or operations for such fiscal month and for the portion of the Fiscal Year then ended and (ii) Consolidated statements of cash flows for the portion of the Fiscal Year then ended (it being understood that such monthly balance sheets, statements of income or operations and statements of cash flows shall be internal non-GAAP financial statements prepared by the Borrower in the ordinary course), setting forth in each case in comparative form the figures and projections for the corresponding fiscal month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries.

Notwithstanding the foregoing, the obligations in subsections (a) and (b) of this Section 4.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the Consolidated financial statements of Borrower, or (B) the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC (provided, that such documents shall be deemed furnished if made available on the internet via EDGAR, or any successor system of the SEC, or via the Borrower’s website on the Internet at http://www.radioshackcorporation.com/), and to the extent such information is in lieu of information required to be provided under subsection 4.1(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or explanatory paragraph or exception as to the scope of such audit and shall be to the effect that such financial statements fairly represent the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied.

4.2 Appraisals; Certificates; Other Information. The Borrower shall furnish to Agent by Electronic Transmission (and the Agent shall promptly forward or make available to the Lenders the items delivered pursuant to subsections 4.2(a)-(~~e), (g) and (i~~n)):

(a) together with each delivery of financial statements pursuant to subsections 4.1(a) and 4.1(b), (i) a management discussion and analysis report, in reasonable detail, signed by the chief financial officer or chief executive officer of the Borrower, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the Fiscal Quarter and the year-to-date period then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to subsection 4.2(g) and discussing the reasons for any significant variations;

(b) concurrently with the delivery of the financial statements referred to in subsections 4.1(a), 4.1(b) and 4.1(c) above, a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of the Borrower by a Responsible Officer of the Borrower, which Compliance Certificate shall, among other things, (i) certify as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) set forth reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio for such period and (iii) set forth a total Store, Dealer Store and Franchise Store count as of the first day of the current fiscal period and the number of Store, Dealer Store and Franchise Store openings and Store, Dealer Store and Franchise Store closings during the immediately preceding fiscal period;

(c) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the Securities and Exchange Commission or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Agent pursuant hereto; provided that such documents shall be deemed furnished if made available on the internet via EDGAR, or any successor system of the Securities and Exchange Commission, or via the Borrower’s website on the Internet at http://www.radioshackcorporation.com;

(d) as soon as available and in any event (i) (A) with respect to each Fiscal Month (other than the last Fiscal Month of a Fiscal Quarter), within fifteen (15) days after the end of such Fiscal Month, (B) with respect to the last Fiscal Month of each Fiscal Quarter, within twenty (20) days after the end of such Fiscal Month and (C) if an Event of Default has occurred and is continuing, at such other times as ~~Agent~~the Required Lenders may reasonably require, a Borrowing Base Certificate, certified on behalf of the Borrower by a Responsible Officer of the Borrower, setting forth the Revolving Borrowing Base and the Term Loan Borrowing Base of the Borrower as at the end of the most-recently ended Fiscal Month or as at such other date as ~~Agent~~the Required Lenders may reasonably require, as applicable, and (ii) with respect to the last Fiscal Month of a Fiscal Quarter, within fifteen (15) days after the end of such Fiscal Month, a preliminary (for informational purposes only) borrowing base report which shall be in the form of a Borrowing Base Certificate (a “Preliminary Borrowing Base Report”) setting forth a preliminary calculation of the Revolving Borrowing Base and the Term Loan Borrowing Base of the Borrower as at the end of the most-recently ended Fiscal Month or as at such other date as ~~Agent~~the Required Lenders may reasonably require, as applicable, which Preliminary Borrowing Base Report is certified on behalf of the Borrower by a Responsible Officer of the Borrower as being the Borrower’s best good faith estimate of the information set forth therein based on assumptions believed by the Borrower to be fair and reasonable in light of then-existing circumstances (it being understood that such Preliminary Borrowing Base Report is based on preliminary information developed by the Borrower and the information contained in the Borrowing Base Certificate for such period may differ from the information provided in such Preliminary Borrowing Base Report and it being acknowledged and agreed that (x) in no event shall the Preliminary Borrowing Base report have the effect of increasing Availability and (y) ~~Agent~~the Required Lenders may implement Reserves in respect of information reflected in such Preliminary Borrowing Base Report); provided, however, that (x) if (1) any Event of Default has occurred and is continuing, or (2) Availability falls below twenty percent (20%) of the Revolving Borrowing Base~~, then~~ and (y) at any time after the Effective Date and prior the consummation of the Recapitalization Steps in accordance with the Recapitalization Agreement, such Borrowing Base Certificate shall be delivered on Wednesday of each fiscal calendar week (or if such day is not a Business Day, on the next succeeding Business Day) until the date on which, in the case of clause (x)(1) above, such Event of Default is waived or cured or, in the case of clause (x)(2) above (such cure not to exceed one (1) time in any 12-month period), Availability has been greater than twenty percent (20%) of the Revolving Borrowing Base for forty-five (45) consecutive calendar days after the occurrence of such event, or in the case of clause (y) above until the Recapitalization Steps have been consummated, and shall set forth the Revolving Borrowing Base and the Term Loan Borrowing Base of the Borrower as of the close of business on the immediately preceding Saturday;

(e) to the extent not disclosed in a Borrower’s Form 8-K, promptly after the furnishing thereof, copies of any notices of default, reservation of rights or enforcement action received by any Credit Party or any Subsidiary from any holder of Indebtedness or debt securities of such Person with a principal balance in excess of $5,000,000;

(f) the financial and collateral reports described on Schedule 4.2(f) hereto at the times and accompanied by such other deliverables prescribed thereon;

(g) as soon as available, and in any event no later than sixty (60) days after the end of each Fiscal Year of the Borrower, (i) a detailed Consolidated budget by Fiscal Month for the following Fiscal Year (including a projected Consolidated balance sheet of the Borrower and its Subsidiaries, the related Consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto), (ii) the projected Revolving Borrowing Base and Term Loan Borrowing Base and (iii) Availability forecasts, in each case, as of the end of each Fiscal Month of the following Fiscal Year, and, as soon as available, significant revisions, if any, of such Fiscal Year budget and projections with respect to such Fiscal Year (collectively, the “Projections”). The Projections shall in each case be in form and detail satisfactory to the Agent, acting at the direction of Required Lenders and accompanied by a certificate of a Responsible Officer of Borrower stating that such Projections are based on estimates, information and assumptions believed to be reasonable and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect, it being understood that no assurance is given that such Projections will be realized and that such Projections may vary from actual results and such variances may be substantial;

(h) promptly upon receipt thereof, copies of any reports submitted by the Borrower’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;

(i) upon ~~Agent’s~~the Required Lenders’ request from time to time (and at least once per calendar year), the Credit Parties shall permit and enable Agent to obtain appraisals in form and substance and from appraisers reasonably satisfactory to ~~Agent~~the Required Lenders stating the then Net Orderly Liquidation Value, or such other value as determined by ~~Agent~~the Required Lenders, of all or any portion of the Inventory of any Credit Party or any Subsidiary of any Credit Party; provided, that notwithstanding any provision herein to the contrary, the Credit Parties shall only be obligated to reimburse Agent for the expenses for such Inventory appraisals (A) ~~once per year if the Aggregate Revolving Loan Commitment is not Drawn during such~~twice per year, (B~~) twice per year if the Aggregate Revolving Loan Commitment is Drawn during such year, (C~~) three times per year if at any point during such year Availability is less than twenty percent (20%) of the Revolving Borrowing Base and (~~D~~C) at any time upon the occurrence and during the continuance of a Default or an Event of Default, which appraisals shall not count against the limits set forth in clause (A)~~,~~ and (B) ~~and (C)~~;

(j) simultaneously with the delivery thereof to the SCP Agent, a copy of any inventory, account, fixed asset, real estate, intellectual property or other appraisal delivered pursuant to the SCP Loan Documents;

(k) at least five (5) Business Days (or such shorter time as agreed to by the ~~Agent~~Required Lenders) prior to the making of any Specified Payment, detailed calculations demonstrating satisfaction with each of the Payment Conditions and all components thereof, with such supporting documentation as the Agent or the Required Lenders may reasonably request;

(l) simultaneously with the delivery of the financial statements delivered pursuant to subsection 4.1(a) or subsection 4.1(b), (i) a report describing in reasonable detail (A) any Intellectual Property which during such Fiscal Quarter was acquired, registered or for which applications for registration were filed by any Credit Party or any Subsidiary thereof and any statement of use or amendment to allege use with respect to intent-to-use trademark application and (B) any new or expired and/or terminated (1) exclusive outbound licenses with respect to any Intellectual Property or (2) non-exclusive outbound licenses with respect to any Intellectual Property that are issued outside of the Ordinary Course of Business, in each case including any such licenses contained in a dealer or franchise agreement, (ii) a new Schedule 3.19 with an updated organization chart of the Borrower and its Subsidiaries and an updated list of pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries, (iii) an updated Schedule 3.21 (list of locations where Inventory (other than Inventory in transit) of the Credit Parties and books and records regarding the Collateral are kept), (iv) a list of all Stores including (A) a breakdown of Stores opened and closed since the list of Stores last delivered to Agent pursuant to this subsection 4.2(l), (B) an updated Schedule 1.1(c) (Dealer Stores) and (C) an updated Schedule 1.1(d) (Franchisee Stores) and (v) an updated Schedule 3.23 (government contracts) and Schedule 3.25 (surety bonds), or alternatively, in the cases of clauses (ii), (iii) or (iv), a certification that such Schedules or the lists or information contained therein that is required to be updated pursuant hereto have not changed since such Schedule was last delivered to Agent on the Closing Date or pursuant to this subclause 4.2(l);

(m) no later than the second Business Day after the end of each calendar week, commencing with the first full week of March 2014, a copy of the weekly sales report provided to senior management of the Borrower setting forth weekly sales information, including comparable same store sale information for the same period during the prior year; and

(n) promptly, such additional business, financial, corporate affairs, perfection certificates and other information (including, without limitation, Collateral reports) as Agent or the Required Lenders may from time to time reasonably request.

4.3 Notices. The Borrower shall notify promptly Agent and each Lender of each of the following (and in no event later than three (3) Business Days after a Responsible Officer becomes aware thereof):

(a) the occurrence or existence of any Default or Event of Default, or any event or circumstance that foreseeably will become a Default or Event of Default;

(b) any breach or non-performance of, any material amendment of, any termination of or any default under, (i) any Wireless Carrier Contract, (ii) any lease for any of the Credit Parties’ distribution centers or warehouses or (iii) any other Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which, with respect to this clause (iii), would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in Liabilities in excess of $5,000,000;

(d) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) in which the amount of damages claimed is $5,000,000 or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

(e) (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in a Material Adverse Effect, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in a Material Adverse Effect;

(f) (i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice (ii) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;

(h) any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;

(i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j) the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than issuances by Borrower of Stock or Stock Equivalents);

(k) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any material adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise;

(l) with respect to all Tax Proceedings referenced in the Borrower’s most recent Form 10-K or Form 10-Q and any other Tax Proceeding that could reasonably be expected to result in Liabilities for Taxes in excess of $5,000,000, the Borrower shall (i) keep Agent informed in a timely manner of all assessments, determinations, deficiencies or proposed adjustments made or asserted by a Governmental Authority in writing with respect to such Tax Proceeding, and (ii) provide

Agent with copies of any written correspondence or filings with any such Governmental Authority regarding any such assessment, determination, deficiency or proposed adjustment with respect to Taxes of any Tax Affiliate or prospective or potential Tax liabilities in excess of $5,000,000;

(m) any amendment, waiver, supplement or other modification of the SCP Credit Agreement or any other SCP Loan Document (accompanied by a true, correct and complete copy thereof);

(n) the filing of any Lien for unpaid taxes against any Credit Party in excess of $5,000,000;

(o) the discharge by any Credit Party of its present independent accountants or any withdrawal or resignation by such independent accountants;

(p) any casualty or other damage (whether insured or uninsured) to any portion of the Collateral in excess of $5,000,000, or the commencement of any action or proceeding for the taking of any interest in a portion of the Collateral in excess of $5,000,000 or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding;

(q) any change after the Closing Date to the fiscal periods which constitute the Borrower’s Fiscal Year, Fiscal Quarters or Fiscal Months other than a change of the Borrower’s Fiscal Year to a period ending on the Saturday closest to the last day of January, and corresponding changes to the Borrower’s Fiscal Quarters and Fiscal Months;

(r) to the extent not disclosed in the Borrower’s Form 8-K, promptly after the furnishing thereof, copies of (i) any notices of default, reservation of rights or enforcement action received by any Credit Party or any Subsidiary thereof from an holder of Indebtedness or debt securities of such Person and (ii) material statements or reports furnished to any holder of any permitted Lien and, in each case, not otherwise required to be furnished to the Agent and the Lenders pursuant to Section 4.1 any other subsection of this Section 4.3; and

Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower or other Person proposes to take with respect thereto and at what time. Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4 Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 5.3;

(b) preserve and maintain in full force and effect all material rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except as permitted by Sections 5.2 and 5.3 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c) use its commercially reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it;

(d) preserve or renew all of its material registered trademarks, trade names and service marks; and

(e) conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any respect and shall comply in all respects with the terms of its IP Licenses, except to the extent that such non-compliance or infringement could not reasonably be expected to have a Material Adverse Effect.

4.5 Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all of its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6 Insurance.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Credit Parties and such Subsidiaries (including policies of life, fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption (or insurance on the retail value of Inventory) and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and (ii) cause all such insurance relating to any Property or business of any Credit Party to name Agent as additional insured or lenders loss payee, as agent for the Lenders, as appropriate. All policies of insurance on real and personal property of the Credit Parties will contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form CP 1218 or equivalent and naming Agent as lenders loss payee as agent for the Lenders) and, to the extent applicable, business interruption endorsements and such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties. Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least thirty (30) days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. After the occurrence of an Event of Default (and for so long as such Event of Default is continuing) and at any time Availability is less than $175,000,000, each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder with respect to ABL Priority Collateral directly to Agent. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Notwithstanding the requirement in subsection (i) above, Federal Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

(b) Unless the Credit Parties provide Agent with evidence of the insurance coverage required by this Agreement (including, without limitation, Flood Insurance), Agent, at the direction of the Required Lenders, may purchase insurance (including, without limitation, Flood Insurance) at the Credit Parties’ expense to protect Agent’s and Lenders’ interests in the Credit Parties’ and their Subsidiaries’ properties. This insurance may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests. The coverage that Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. The Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that there has been obtained insurance as required by this Agreement. If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrower may be able to obtain on its own.

4.7 Payment of Obligations. Each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its Property, unless (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the filing or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person; and (ii) the aggregate Liabilities secured by such Lien do not exceed $10,000,000.

(b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein, in any other Loan Document and/or in any instrument or agreement evidencing such Indebtedness;

(d) the performance of all obligations under any Contractual Obligation (including, with limitation, any Wireless Carrier Contract) to which such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e) payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Benefit Plan.

4.8 Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9 Inspection of Property and Books and Records. Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons, as frequently as Agent reasonably determines to be appropriate; and (b) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies from all of such Credit Party’s books and records, and evaluate and make physical verifications of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties’ expense; provided the Credit Parties shall only be obligated to reimburse Agent for the expenses for (i) one such field examination, audit and inspection per year if the Aggregate Revolving Loan Commitment is not Drawn during such year, (ii) two such field examinations, audits and inspections per year if the Aggregate Revolving Loan Commitment is Drawn during such year, (iii) three such field examinations, audits and inspections per year if at any point during such year Availability is less than twenty percent (20%) of the Revolving Borrowing Base and (iv) any other field examination, audit or inspection upon the occurrence and during the continuance of a Default or an Event of Default, which field examination, audit or inspection shall not count against the limits set forth in clause (i), (ii) and (iii). Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

4.10 Use of Proceeds. The Borrower shall use the proceeds of the Loans solely as follows: (a) refinance Prior Indebtedness, (b) provide for working capital, capital expenditures and other general corporate purposes of the Borrower and (c) fund certain fees and expenses associated with the funding of the Loans and the refinancing of Prior Indebtedness not in contravention of any Requirement of Law and not in violation of this Agreement.

4.11 Credit Card Arrangements; Cash Management.

(a) Each Credit Party has heretofore delivered to the Agent notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit 4.11, which were executed on behalf of such Credit Party and addressed to each of such Credit Party’s credit card and debit card clearinghouses and processors.

(b) Within ninety (90) days after the Closing Date, each Credit Party shall enter into a blocked account agreement (each, a “Blocked Account Agreement”), reasonably satisfactory to the Agent, with each Blocked Account Bank, with respect to each DDA (other than Excluded DDAs) in which funds of any Credit Party are concentrated (collectively, the “Blocked Accounts”) from:

(i) the sale of Inventory and other Collateral;

(ii) all proceeds of collections of Accounts (other than Residual Accounts);

(iii) each Blocked Account (including all cash deposited therein from each DDA); and

(iv) the cash proceeds of all credit card and debit card charges.

(c) Subject to the Intercreditor Agreement, during the continuance of a Cash Dominion Event, Agent, at the direction of the Required Lenders, may direct the applicable processor identified in each Credit Card Notification to transfer all amounts owing by such processor to any Credit Party to an account of Agent or as otherwise instructed by Agent, in each case, to the extent permitted pursuant to the terms of such Credit Card Notification.

(d) Upon the occurrence and during the continuance of a Cash Dominion Event, the Agent may, at the direction of the Required Lenders, exercise exclusive control over deposit and securities accounts subject to a Blocked Account Agreement or a Control Agreement to the extent permitted pursuant to, and in accordance with, the terms of such Blocked Account Agreement or such Control Agreement and the Intercreditor Agreement.

(e) If any cash, Cash Equivalents or Investment Property owned by any Credit Party (other than (i) petty cash and other accounts funded in the ordinary course of business, the deposits in which shall not aggregate more than $10,000,000 (or such greater amount to which the ~~Agent~~Required Lenders may agree), (ii) deposit accounts subject to Liens permitted under Section 5.1(e), (iii) payroll, trust and tax withholding accounts funded in the ordinary course of business and required by applicable law, (iv) a deposit account that contains only proceeds of Residual Accounts, if any, and (v) zero balance disbursement accounts (collectively, “Excluded DDAs”)) are deposited to any account (including any securities account, brokerage account or commodities account), or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement (or a DDA the funds in which are swept or transferred daily to a Blocked Account or unless the ~~Agent requires~~Required Lenders require a Control Agreement with respect to such DDA), then, (x) with respect to those accounts existing on the Closing Date, within ninety (90) days after the Closing Date and (y) with respect to all other accounts, promptly, each Credit Party shall (A) cause all funds in such accounts or so held or so invested to be transferred with such frequency as may be required by the ~~Agent~~Required Lenders to a Blocked Account that is subject to a Blocked Account Agreement (or a DDA the funds in which are swept or transferred daily to a Blocked Account or unless the ~~Agent requires~~Required Lenders require a Control Agreement with respect to such DDA) and (B) enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing the Agent “control” (subject to the occurrence and continuance of a Cash Dominion Event) over such deposit, securities, commodity or similar account maintained by such Person.

(f) The Credit Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Agent of appropriate Blocked Account Agreements or Control Agreements consistent with the provisions of this Section 4.11.

(g) In the event that, notwithstanding the provisions of this Section 4.11, during the continuation of a Cash Dominion Event, a Credit Party receives or otherwise has dominion and control of any proceeds of Collateral or collections, such proceeds and collections shall be held in trust by such Credit Party for the Agent, shall not be commingled with any of any Credit Party’s other funds or deposited in any account of a Credit Party and shall promptly be deposited into the Agent’s Account or dealt with in such other fashion as such Credit Party may be instructed by the Agent.

(h) The Credit Parties shall establish and maintain cash management arrangements and procedures, including Blocked Accounts and the Operating Account, reasonably satisfactory to ~~the~~ Agent and the Required Lenders. Promptly upon the request of the Agent, the Borrower shall deliver to the Agent a schedule setting forth all DDAs that are maintained by the Credit Parties as of such date, which schedule shall include, with respect to each depository (i) the name and address of such depository, (ii) the account number(s) maintained with such depository and (iii) a contact person at such depository.

(i) Within ninety (90) days after the Closing Date, the Borrower (i) shall establish a separate segregated deposit account (the “Residual Account Deposit Account”) into which it shall deposit only identifiable proceeds of the Residual Accounts and (ii) enter into a blocked account agreement (the “Residual Account Blocked Account Agreement”) reasonably satisfactory to the SCP Agent with respect to such deposit account. The Residual Account Deposit Account shall be under the control of the SCP Agent and shall be separate from all other deposit accounts of the Credit Parties, and amounts on deposit therein shall be segregated from all other Cash and Cash Equivalents of the Credit Parties and their Subsidiaries. Promptly after opening the Residual Account Deposit Account, the Borrower shall deposit all proceeds that it shall have received from the Residual Accounts on or after Closing Date. Thereafter, within two (2) Business Days after the Borrower’s receipt thereof, it shall deposit all proceeds that it receives with respect to the Residual Accounts into the Residual Account Deposit Account. The Borrower shall not withdraw any amounts from the Residual Account Deposit Account unless (i) after giving effect to such withdrawal the aggregate amount of proceeds in such deposit account shall be equal to or greater than $4,800,000 or (ii) the aggregate amount of unrestricted Cash and Cash Equivalents of the Borrower shall be less than $40,000,000. No such withdrawals by the Borrower from the Residual Account Deposit Account shall be permitted at any time that a Default or Event of Default shall have occurred and be continuing, and each Residual Account Blocked Account Agreement shall require, after the occurrence and during the continuance of an Event of Default and notice from the SCP Agent, the ACH or wire transfer to SCP Agent on each Business Day of any amounts on deposit in the Residual Account Deposit Account.

4.12 Collateral Access Agreements. Each Credit Party shall use commercially reasonable efforts to obtain a Collateral Access Agreement from: (i) the lessor of each distribution center and warehouse location of the Credit Parties; (ii) the lessor of each leased property of the Credit Parties (other than distribution centers and warehouse locations of the Credit Parties) or bailee in possession of any Collateral or mortgagee of any property owned by a Credit Party in fee, in each case located in a Landlord Lien State; and (iii) the lessor of each other material leased location as ~~Agent~~the Required Lenders may require, with respect to each location where any Collateral is stored or located, which agreement shall, in each case, be reasonably satisfactory in form and substance to Agent and the Required Lenders.

4.13 Further Assurances.

(a) Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b) Promptly upon request by Agent (and Agent shall make such request upon the direction of the Required Lenders), the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Agent or the Required Lenders may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Domestic Subsidiaries (other than (a) a Domestic Subsidiary with assets less than 2.50% of the total assets of the Borrower and its Subsidiaries on a Consolidated basis (each an “Immaterial Subsidiary”), so long as the aggregate assets of all Immaterial Subsidiaries does not exceed 5.00% of the total assets of the Borrower and its Subsidiaries on a Consolidated basis, (b) Tandy Life Insurance Company and (c) such Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) to guaranty the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth and the other Loan Documents, substantially all of such Subsidiary’s Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Required Lenders, each Credit Party shall, and shall cause each of its Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) to, pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) (provided that with respect to any Domestic Subsidiary that is a Foreign Subsidiary Holding Company, such pledge shall be limited to sixty-five percent (65%) of such Domestic Subsidiary’s outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such Domestic Subsidiary’s outstanding non-voting Stock and Stock Equivalents) and First Tier Foreign Subsidiaries (provided that with respect to any First Tier Foreign Subsidiary, such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary’s outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such Foreign Subsidiary’s outstanding non-voting Stock and Stock Equivalents) in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations. In connection with each pledge of certificated Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party acquires any Real Estate in the United States with a Fair Market Value in excess of $2,500,000 (unless such Real Estate is subject to a Lien permitted pursuant to subsection 5.1(h) that prohibits the Lien of the Agent thereon), within 60 days after such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, (v) an appraisal complying with FIRREA, (x) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent, together with an A.L.T.A. or TLTA (if applicable) lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens, (y) then current A.L.T.A. surveys, certified to Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance satisfactory to Agent. In addition to the obligations set forth in subsections 4.6(a) and 4.13(b)(w), within forty-five days after written notice from Agent to Credit Parties that any Real Estate is located in a Special Flood Hazard Area, Credit Parties shall satisfy the Federal Flood Insurance requirements of subsection 4.6(a).

4.14 Environmental Matters. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required of the Credit Party or any Subsidiary of any Credit Party by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Without limiting the foregoing, if an Event of Default is continuing or if Agent or any Lender at any time has a reasonable basis to believe that there exist material violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any material Environmental Liabilities, then each Credit Party shall (to the extent contractually or lawfully permitted to do so), promptly upon receipt of request from Agent, at the direction of the Required Lenders, cause the performance of, and allow Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent, at the direction of the Required Lenders, may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and the Required Lenders and shall be in form and substance reasonably acceptable to Agent and the Required Lenders.

4.15 Physical Inventories. The Credit Parties, at their own expense, shall cause not less than one (1) physical count of Inventory to be undertaken in each twelve (12) month period (or alternatively, periodic cycle counts) in conjunction with the preparation of its annual audited financial statements, conducted following such methodology as is consistent with the methodology used in the immediately preceding Inventory (or cycle count) or as otherwise consistent with standard and customary business practices, and shall post such results to the Credit Parties’ stock ledgers and general ledgers, as applicable. Following the completion of such Inventory count or periodic cycle count, at the reasonable request of the Agent, at the direction of the Required Lenders, the Borrower shall deliver a summary, in form and substance reasonably acceptable to the ~~Agent~~Required Lenders, of the results of such physical inventory or periodic cycle count to the Agent.

4.16 Appraisals. Within ninety (90) days after the Closing Date, the Borrower shall deliver to the Agent (1) real estate appraisals prepared by an appraiser retained by the SCP Agent in conformance with FIRREA appraisal requirements for Real Estate owned in fee by a Credit Party or Subsidiary thereof (other than the unimproved land located in Stockton, California), (2) machinery and equipment appraisals prepared by an appraiser retained by the SCP Agent and (3) intellectual property appraisals prepared by an appraiser retained by the SCP Agent, in each case in form and substance acceptable to, and conducted by appraisers satisfactory to, SCP Agent.

4.17 [Reserved].

4.18 Phase II Assessment. No later than June 30, 2014 (or such later date agreed to by SCP Agent in writing), the Borrower shall deliver to the Agent a Phase II environmental assessment with respect to the owned Real Estate located at 900 Terminal Road and 1000 Terminal Road in Fort Worth, Texas and, as soon as practicable after the delivery of such environmental assessment (or such later date agreed to by SCP Agent in writing), the Borrower shall complete any remediation recommended in the Phase II environmental assessment, in each case to the extent mutually agreed upon by SCP Agent and the Borrower.

4.19 Property Condition Assessment. No later than March 31, 2014 (or such later date agreed to by SCP Agent in writing), the Borrower shall complete any remediation recommended in the property condition assessments delivered in accordance with subsection 2.1(j), in each case to the extent relating to non-cosmetic remediation identified to the Borrower by SCP Agent on or prior to the date of this Agreement.

4.20 Mexican Subsidiary Actions. Within one hundred twenty (120) days after the Closing Date (or such later date agreed to by the SCP Agent in writing), the Borrower shall either (i) cause Worldwide Electronics, S.A. de C.V., a wholly-owned Subsidiary of Tandy Holdings, Inc., to be dissolved in accordance with applicable Requirements of Law or (ii) cause 65% of the Stock of Worldwide Electronics, S.A. de C.V. to be pledged to SCP Agent in a manner satisfactory to Agent and its counsel and consistent with the Loan Documents delivered to Agent on or before the Closing Date with respect to the Mexican Subsidiaries of ITC Services, Inc. and Tandy International Corporation.

4.21 Post-Closing Matters.

(a) The Credit Parties shall satisfy the requirements set forth on Schedule 4.21, on or before the date specified for such requirement on Schedule 4.21.

(b) Within 30 days of the Effective Date the Credit Parties shall deliver perfection certificates in respect to each of the Credit Parties, in the same form delivered on the Closing Date, in substance reasonably satisfactory to Agent.

ARTICLE V.

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid, unsatisfied or outstanding:

5.1 Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by subsection 5.5(c), including replacement or substitute Liens on the Property currently subject to such Liens securing Indebtedness permitted by subsection 5.5(c);

(b) any Lien created under any Loan Document;

(c) Liens for Taxes, fees, assessments or other governmental charges (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7(a);

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not past due for a period of more than 30 days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) Liens consisting of judgment or judicial attachment liens (other than for payment of taxes, assessments or other governmental charges), provided that the enforcement of such Liens is effectively stayed and all such Liens secure claims in the aggregate at any time outstanding for the Credit Parties and their Subsidiaries not exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage);

(g) easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h) Liens on any Property acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring, constructing, repairing, replacing or improving such Property and permitted under subsection 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within one hundred eighty (180) days after the acquisition, construction, repair, replacement or improvement thereof, (ii) such Lien attaches solely to the Property so acquired, constructed, repaired, replaced or improved in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

(i) Liens securing Capital Lease Obligations permitted under subsection 5.5(d);

(j) any interest or title of a lessor or sublessor under any lease not prohibited by this Agreement;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the Ordinary Course of Business not prohibited by this Agreement;

(l) Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;

(m) non-exclusive licenses and sublicenses granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering in any material respect with the business of the Credit Parties or any of their Subsidiaries;

(n) Liens in favor of collecting banks arising by operation of law under Article 4 of the Uniform Commercial Code;

(o) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(p) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business, which payments are not overdue for a period of more than thirty (30) days and no other action has been taken to enforce such Lien or which are being contested in good faith;

(q) Liens securing the SCP Obligations;

(r) Liens solely on assets of Foreign Subsidiaries securing Indebtedness incurred pursuant to Section 5.5(i); and

(s) Liens existing on the Property (other than ABL Priority Collateral) of any Person at the time such Person becomes a Subsidiary after the Closing Date in connection with a Permitted Acquisition; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or Property (other than the proceeds or products thereof and accessions or additions thereto) and (iii) such Liens do not secure Indebtedness in excess of $10,000,000.

5.2 Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose (collectively, “dispositions”) of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions of Inventory to retail, wholesale and commercial customers, or worn-out or surplus Property, all in the Ordinary Course of Business, excluding, in each case, dispositions in connection with Store closures;

(b) (i) dispositions of Cash Equivalents in the Ordinary Course of Business made to a Person that is not an Affiliate of any Credit Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;

(c) transactions permitted under Section 5.1(m);

(d) as long as (i) no Event of Default hereof then exists or would arise therefrom, (ii) no Overadvance would result therefrom, (iii) not less than eighty-five percent (85%) of the aggregate sales price from such disposition shall be paid in cash, and (iv) the assets subject to any such sale are sold at arm’s length for an amount not less than the fair market value thereof, bulk sales or other dispositions of the Credit Parties’ Inventory and other assets not in the Ordinary Course of Business in connection with Store closings; provided that (i) such Store closures and related Inventory and other asset dispositions shall not exceed, in any Fiscal Year of the Borrower and its Subsidiaries, the lesser of (x) two hundred (200) stores or (y) five percent (5%) of the number of the Credit Parties’ Stores as of the beginning of such Fiscal Year (in each case, net of (1) Store openings during such Fiscal Year and (2) Store relocations (A) occurring substantially contemporaneously, but in no event later than sixty (60) Business Days after the related Store closure date, or (B) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to Section 4.2(b), and (ii) as of any date after the Closing Date, the aggregate number of such Store closures since the Closing Date shall not exceed six hundred (600) Stores (net of (1) Store openings from and after the Closing Date) and (2) Store relocations (A) occurring substantially contemporaneously, but in no event later than sixty (60) Business

Days after the related Store closure date or (B) wherein a binding lease has been entered into prior to the related Store closure date) as set forth in the Compliance Certificate delivered pursuant to Section 4.2(b); provided further, that (I) all sales of Inventory and other assets in connection with Store closings in a transaction or series of related transactions shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agent, (II) the net cash proceeds received in connection with such asset sales shall be applied to prepay the Obligations in accordance with Section 1.8 and (III) to the extent at least fifteen (15) Stores are closed in any Fiscal Month (net of any Store openings for such Fiscal Month), the Agent shall have received a Borrowing Base Certificate giving effect to such disposition on a Pro Forma Basis, which shall include any SCP Inventory Sale Reserve with respect thereto;

(e) dispositions of property (other than Inventory, Accounts, Real Estate and Intellectual Property) not otherwise permitted under this Section 5.2; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would arise from such Disposition, and no Overadvance would result therefrom, (ii) not less than eighty-five percent (85%) of the aggregate sales price from such disposition shall be paid in cash, (iii) the assets subject to any such sale are sold at arm’s length for an amount not less than the fair market value thereof and (iv) the aggregate book value of all property disposed of pursuant to this clause (e) shall not exceed $20,000,000 in any Fiscal Year or $50,000,000 in the aggregate after the Closing Date;

(f) as long as no Event of Default hereof then exists or would arise therefrom, disposition of the Real Estate located at 401/501 NE 38th Street, Fort Worth, Texas 76106 and all fixtures and related assets so long as not less than 85% of the aggregate sale price from such disposition shall be paid in cash;

(g) as long as no Event of Default hereof then exists or would arise therefrom, dispositions of the unimproved land located in Stockton, California;

(h) dispositions of Property by any Credit Party or any of its Subsidiaries to any other Credit Party or Subsidiary of a Credit Party; provided that if the transferor of such Property is a Credit Party, the transferee thereof must be a Credit Party; and

(i) dispositions of Property expressly permitted by Section 5.4 or Section 5.11.

5.3 Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (i) upon not less than five (5) Business Days prior written notice to Agent and compliance with the terms of Section 4.13, (a) any Subsidiary of the Borrower may merge with or dissolve or liquidate into or transfer or dispose of all or substantially all of its assets to the Borrower or another Credit Party, provided that the Borrower or other Credit Party shall be the continuing or surviving entity and all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent shall have been completed and (b) any Subsidiary that is not a Credit Party (other than Tandy Life Insurance Company) may merge with or dissolve or liquidate into or transfer or dispose of its assets to another Subsidiary that is not a Credit Party and (ii) for the merger contemplated in Section 5.18 of the Recapitalization Agreement.

5.4 Acquisitions; Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person, including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for the following (“Permitted Investments”):

(a) Investments in cash and Cash Equivalents;

(b) Investments consisting of (i) advances, loans, extensions of credit or capital contributions by any Credit Party to or in any other then existing Credit Party, (ii) advances, loans, extensions of credit, purchases of equity in or capital contributions by a Borrower or any other Credit Party to or in any then existing Excluded Subsidiaries of a Borrower not to exceed $40,000,000 in the aggregate at any time outstanding for all such advances, loans, extensions of credit, purchases of equity in and capital contributions (it being understood that any capital contributions made pursuant to this clause (b) shall be net of any distributions made by the Subsidiary who received such capital contributions to the Credit Party making such capital contribution after the date of such capital contribution); provided, that (A) if any Credit Party executes and delivers to the Borrower a note (collectively, the “Intercompany Notes”) to evidence any Investments described in the foregoing clauses (i) and (ii), that Intercompany Note shall be pledged and delivered to Agent pursuant to the Guaranty and Security Agreement as additional collateral security for the Obligations; (B) the Borrower shall accurately record all intercompany transactions on its books and records; (C) at the time any such intercompany loan or advance is made by the Borrower to any other Credit Party and after giving effect thereto, the Borrower shall be Solvent; and (D) at the time of any such intercompany advance, loan, extension of credit, purchase of equity or capital contribution is made and immediately after giving effect thereto, the Borrower shall have Availability of not less than $250,000,000; and (iii) advances, loans, extensions of credit or capital contributions by an Excluded Subsidiary (other than Tandy Life Insurance Company) to or in the Borrower or any Subsidiary; provided that to the extent any Indebtedness is owed by a Credit Party to an Excluded Subsidiary, it is subordinated to the Obligations on terms reasonably acceptable to the Agent;

(c) Investments consisting of the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2;

(d) Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e) Investments existing on the Closing Date and set forth in Schedule 5.4;

(f) loans or advances to employees permitted under subsections 5.6(f) and (g);

(g) Permitted Acquisitions;

(h) So long as no Default or Event of Default has occurred and is continuing or would result therefrom, other Investments in an aggregate amount not to exceed $10,000,000 at any time outstanding, determined without regard to any write-downs or write-offs thereof;

(i) other Investments in an aggregate amount, when added to any Investments made in accordance with Section 5.4(g), not to exceed $10,000,000 during the term of this Agreement, provided the Payment Conditions are satisfied at the time of any such Investment;

(j) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other creditors to suppliers in the Ordinary Course of Business;

(k) Investments consisting of Contingent Obligations permitted by Section 5.9; and

(l) Restricted Payments permitted by Section 5.11.

Notwithstanding the foregoing terms of this Section 5.4 or any other Section of this Agreement, no Foreign Subsidiary of the Borrower shall own a Domestic Subsidiary.

5.5 Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except for the following (“Permitted Indebtedness”):

(a) the Obligations;

(b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 5.9;

(c) Indebtedness existing on the Closing Date (including outstanding letters of credit, so long as such letters of credit are terminated or backstopped on or prior to the expiration date of such letters credit as in effect on the Closing Date, without giving effect to any auto-renewal feature thereof) and set forth in Schedule 5.5, including Permitted Refinancings of such Indebtedness other than letters of credit;

(d) Indebtedness consisting of Capital Lease Obligations or secured by Liens permitted by subsection 5.1(h) in an aggregate principal amount not to exceed at any time outstanding $20,000,000 and Permitted Refinancings thereof;

(e) unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b);

(f) the SCP Obligations; provided that the principal amount of the SCP Obligations shall in no event exceed the Maximum SCP Facility Amount (as defined in the Intercreditor Agreement);

(g) Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;

(h) Indebtedness under the 6.75% Notes and Permitted Refinancings thereof; and

(i) Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $15,000,000 at any one time outstanding; provided that such Indebtedness is non-recourse to any Credit Party or such Credit Party’s Property.

5.6 Employee Loans and Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Borrower or of any such Subsidiary, except:

(a) as expressly permitted by this Agreement;

(b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and which are disclosed in writing to Agent;

(c) (i) transactions among the Credit Parties or a Person that becomes a Credit Party as a result of such transaction and (ii) transactions among Subsidiaries that are not Credit Parties;

(d) employment and severance arrangements between the Borrower and its Subsidiaries and their respective officers and employees in the Ordinary Course of Business;

(e) the payment of customary fees, compensation and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Borrower and its Subsidiaries in the Ordinary Course of Business;

(f) loans or advances to employees of Credit Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the Ordinary Course of Business not to exceed $5,000,000 in the aggregate outstanding at any time;

(g) non-cash loans or advances made by Borrower to employees of Credit Parties that are simultaneously used by such Persons to purchase Stock or Stock Equivalents of Borrower; and

(h) such other transactions existing as of the Closing Date which are described in Schedule 5.6.

5.7 [Reserved].

5.8 Margin Stock; Use of Proceeds. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9 Contingent Obligations. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a) endorsements for collection or deposit in the Ordinary Course of Business;

(b) Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c) Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 5.9, including extension, renewals and replacements thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries, taken as a whole, as compared to the terms of the Contingent Obligation being renewed or extended;

(d) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(e) Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions not prohibited hereunder and (ii) purchasers (other than a Credit Party or any Subsidiary thereof) in connection with dispositions permitted under Section 5.2;

(f) Contingent Obligations arising under Letters of Credit;

(g) Contingent Obligations arising under guaranties made in the Ordinary Course of Business of obligations of any Credit Party, which obligations, if Indebtedness, are otherwise permitted by Section 5.5 (other than subsection 5.5(b)); provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent; and

(h) Contingent Obligations relating to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business (including in connection with the construction or improvement of retail stores), including guarantees or obligations with respect to letters of credit supporting such surety, appeal or performance bond.

5.10 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could reasonably be expected to result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect or result in unsecured Liabilities in excess of $10,000,000. No Credit Party shall cause or suffer to exist any event that could reasonably be expected to result in the imposition of a Lien with respect to any Benefit Plan.

5.11 Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, except for the L/C Reimbursement Obligations, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of the Borrower may declare and pay dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower, and except that:

(a) Borrower may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents;

(b) the Borrower may issue and sell its common capital Stock;

(c) as long as no Default or Event of Default hereof exists or would arise therefrom, and immediately after giving effect thereto, the Borrower shall have Availability of not less than $175,000,000, the Credit Parties and their Subsidiaries may make Restricted Payments in an aggregate amount not to exceed $5,000,000 in any Fiscal Year;

(d) the Credit Parties may pay, as and when due and payable, regularly scheduled payments of interest only at the non-default rate on the Subordinated Indebtedness, to the extent permitted under any Subordination Agreement;

(e) the Borrower may make cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Stock and Stock Equivalents; provided that any such cash payment shall not be for the purpose of evading the limitations of this Agreement; and

(f) the Borrower may repurchase its Stock upon exercise of stock options or warrants if such Stock represents a portion of the exercise price for applicable withholding taxes.

5.12 Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by it on the Closing Date and other activities reasonably related or incidental thereto.

5.13 Change in Structure. Except as expressly permitted under Sections 5.2, 5.3 and 5.4, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make any material changes in its equity capital structure or amend any of its Organization Documents in any material respect and, in each case, in any respect adverse to Agent or Lenders.

5.14 Changes in Accounting, Name or Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any Consolidated Subsidiary of any Credit Party unless such change shall be reasonably acceptable to the ~~Agent~~Required Lenders (it being understood and agreed that a change of the Borrower’s Fiscal Year to a period ending on the Saturday closest to the last day of January, and corresponding changes to the Borrower’s Fiscal Quarters and Fiscal Months are reasonably acceptable to ~~Agent~~the Required Lenders), (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of clauses (iii) and (iv), without at least ten (10) days’ prior written notice to Agent and the acknowledgement of Agent that all actions required by Agent or the Required Lenders, including those to continue the perfection of its Liens, have been completed.

5.15 Amendments to Other Agreements and Subordinated Indebtedness.

(a) No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, (i) amend, supplement, waive or otherwise modify any provision of (A) any SCP Loan Document in a manner prohibited by the Intercreditor Agreement or (B) any lease for any of the Credit Parties’ distribution centers or warehouses or any Material Contract (excluding Wireless Carrier Contracts) which would reasonably be expected to have a Material Adverse Effect or (C) any Wireless Carrier Contract in any

manner without the consent of the ~~Agent~~Required Lenders, or (ii) take or fail to take any action under any SCP Loan Document, any Wireless Carrier Contract, any lease for any of the Credit Parties’ distribution centers or warehouses or any other Material Contract that would reasonably be expected to have a Material Adverse Effect. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, terminate or commit any material default under any Wireless Carrier Contract without the consent of the ~~Agent~~Required Lenders.

(b) No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, change or amend the terms of any (i) Subordinated Indebtedness Documents except to the extent permitted by any Subordination Agreement or (ii) any other Subordinated Indebtedness not subject to a Subordination Agreement, if the effect of such change or amendment is to: (A) increase the interest rate on such Indebtedness by more than 200 basis points per annum (other than in connection with the implementation of default interest, which default interest shall not exceed 200 basis points); (B) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (C) add or change in a manner adverse to the Credit Parties any event of default or covenant with respect to such Indebtedness that makes such event of default or covenant more restrictive, taken as a whole, than those contained in the Loan Documents; (D) change in a manner adverse to the Credit Parties the prepayment provisions of such Indebtedness; (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (F) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Parties or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Credit Parties, Agent or Lenders; provided that this clause (F) shall not prohibit changes otherwise permitted by this clause (b).

5.16 No Negative Pledges. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Subsidiary of a Credit Party to pay dividends or make any other distribution on any of such Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Credit Party, except for (a) any restriction in the Loan Documents, the SCP Loan Documents and the 6.75% Notes Indenture, (b) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and applicable solely to such joint venture entered into in the Ordinary Course of Business, (c) restrictions existing pursuant to applicable law, (d) restrictions binding upon a Subsidiary at the time the Subsidiary becomes a Subsidiary so long as such obligation was not entered into in contemplation of such Person becoming a Subsidiary, and (e) restrictions binding upon any Foreign Subsidiary in connection with the incurrence of any Indebtedness permitted hereunder. No Credit Party shall directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except (a) in connection with any document or instrument governing Liens permitted pursuant to subsections 5.1(h), 5.1(i) and 5.1(r) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens, (b) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise not prohibited hereby so long as such restrictions relate to the assets subject thereto, (c) prohibitions existing pursuant to applicable law, (d) restrictions binding upon a Subsidiary at the time the Subsidiary becomes a Subsidiary so long as such obligation was not entered into in contemplation of such Person becoming a Subsidiary, and (v) restrictions binding upon any Foreign Subsidiary in connection with the incurrence of any Indebtedness permitted hereunder.

5.17 OFAC; Patriot Act. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Sections 3.28 and 3.29.

5.18 Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

5.19 Hazardous Materials. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Estate (whether or not owned by any Credit Party or any Subsidiary of any Credit Party).

5.20 Prepayments of Other Indebtedness. ~~No~~Except for the L/C Reimbursement Obligations Conversion, no Credit Party shall and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder, (c) a Permitted Refinancing of Indebtedness permitted under subsection 5.5(c), (d) or (h), (d) prepayment of intercompany Indebtedness to Credit Parties, (e) voluntary prepayments of the SCP Term Loan; provided the Payment Conditions are satisfied at the time of any such prepayment, (f) payments of principal (including mandatory prepayments, redemptions and repurchases) and interest as and when due in respect of any Indebtedness permitted by Section 5.5 (other than Subordinated Indebtedness unless such payment is otherwise permitted by subsection 5.11(c)) and (g) prepayments by Foreign Subsidiaries (other than with proceeds of permitted Investments or intercompany loans from Credit Parties) of Indebtedness permitted under subsection 5.5(i).

5.21 Mexican Subsidiary Actions. Unless 65% of the Stock thereof has been pledged to SCP Agent in accordance with Section 4.20, the Credit Parties shall not permit Worldwide Electronics, S.A. de C.V. to (a) own or acquire any assets, (b) incur any Indebtedness or Liens or (c) conduct any business other than in connection with the dissolution of such Foreign Subsidiary.

ARTICLE VI.

[RESERVED]

ARTICLE VII.

EVENTS OF DEFAULT

7.1 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein (including pursuant to subsection 1.1(b)(~~ii~~i)(2)), any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, any fee, interest or any other amount payable hereunder or pursuant to any other Loan Document;

(b) Representation or Warranty. (i) Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made or (ii) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (A) inadvertent, immaterial errors not exceeding $750,000 in the aggregate in any Borrowing Base Certificate, (B) errors understating the Revolving Borrowing Base or the Term Loan Borrowing Base and (C) errors occurring when Availability continues to exceed $175,000,000 after giving effect to the correction of such errors);

(c) Specific Defaults. (i) Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of subsection 4.2(a), 4.2(b), 4.2(d), 4.3(a), 4.3(e), 4.3(g), 4.4(a), 4.4(b), 4.4(d) or 9.10(d), Section 4.1, 4.6, 4.9, 4.10, 4.11 4.16 or 4.21 or Article V or the First Amendment Fee Letter; or (ii) any Credit Party fails to perform or observe any term, covenant or agreement contained in any of subsection 4.2(f), 4.2(g), 4.2(i), 4.2(j), 4.2(k) or 4.3(k) and such default shall continue unremedied for a period of five (5) Business Days~~.~~; or (iii) the Borrower fails to consummate the Recapitalization Steps on or prior to March 16, 2015;

(d) Other Defaults. Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by Agent, at the direction of the Required Lenders, or Required Lenders;

(e) Cross-Default. (i) An “Event of Default” shall occur under and as defined in any SCP Loan Document or (ii) any Credit Party or any Subsidiary of any Credit Party (A) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation (other than the Obligations), Rate Contract or Bank Product having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation (other than Contingent Obligations owing by one Credit Party with respect to the obligations of another Credit Party permitted hereunder), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;

(f) Insolvency; Voluntary Proceedings. Any Credit Party or any Subsidiary of any Credit Party (other than Immaterial Subsidiaries that are not Credit Parties, except in connection with a voluntary Insolvency proceeding pursuant to clauses (iii) or (iv) below; provided that no Credit Party shall incur any liability (contingent or otherwise) in respect thereof): (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as expressly permitted under Section 5.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against any such Person’s Properties and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $10,000,000 or more (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of twenty (20) days after the entry thereof;

(i) Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(j) Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens;

(k) Ownership. ~~(i)~~ There occurs any Change in Control ~~or (ii) “Change of Control” (as defined in the SCP Credit Agreement) shall occur~~;

(l) Invalidity of Subordination Provisions. The subordination provisions of any Subordination Agreement or any other agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions;

(m) Damage; Casualty. Any casualty or damage occurs to any portion of the Collateral in excess of $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage);

(n) Material Agreements. Any default or breach by any Credit Party or any Subsidiary thereof occurs in respect of any Wireless Carrier Contract, any lease for any of the Credit Parties’ distribution centers or warehouses or any other Material Contract in a manner adverse to Agent or Lenders or which would reasonably be expected to have a Material Adverse Effect; or

(o) Tax Proceedings. A Final Determination shall be made in any Tax Proceeding which results in a Liability for Taxes of a Credit Party in excess of $10,000,000 and (i) the same shall remain unpaid for a period of thirty (30) days after such Liability is required to be paid pursuant to such Final Determination or (ii) a notice of Lien in connection with such Liability for Taxes of a Credit Party is filed by a Taxing Authority.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent ~~may, and~~ shall at the request of the Required Lenders:

(a) declare all or any portion of the Commitment of each Lender to make Loans or ~~of the L/C Issuer~~ to Issue Letters of Credit to be suspended or terminated, whereupon such Commitments shall forthwith be suspended or terminated;

(b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection 7.1(f) or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and ~~the obligation of the L/C Issuer~~ to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent~~,~~ or any Lender ~~or the L/C Issuer~~. On the Revolving Termination Date, any Lender may terminate its and its Affiliates’ Bank Products in accordance with the document governing such Bank Products.

7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing, this Agreement (or the ~~Revolving Loan~~LC Facility Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, Agent ~~may~~, ~~and~~ upon request of Required ~~Revolving~~LC Facility Lenders, shall~~,~~ demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the Borrower shall thereupon deliver to Agent, to be held for the benefit of the ~~L/C Issuer, Agent and the~~LC Facility Lenders entitled thereto, an amount of cash equal to 105% of the amount of L/C Reimbursement Obligations as additional collateral security for Obligations. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations. The remaining balance of the cash collateral will be returned to the Borrower when all Letters of Credit have been terminated or discharged, all Commitments have been terminated and all Obligations have been paid in full in cash (other than obligations in respect of Bank Products and Secured Rate Contracts and contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted).

ARTICLE VIII.

THE AGENT

8.1 Appointment and Duties.

(a) Appointment of Agent. Each Lender ~~and each L/C Issuer~~ hereby appoints Cantor (as successor Agent to GE Capital ~~(~~and together with any other successor Agent pursuant to Section 8.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders ~~and L/C Issuers~~), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders ~~and the L/C Issuers~~ with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other Insolvency Proceeding or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, at the direction of the Required Lenders, exercise all remedies given to Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender ~~and L/C Issuer~~ to act as collateral sub-agent for the Secured Parties for purposes of the perfection of Liens with respect to any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender ~~or L/C Issuer~~, and may further authorize and direct the Lenders ~~and the L/C~~

~~Issuers~~ to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender ~~and L/C Issuer~~ hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Agent shall not be responsible to any of the Secured Parties for any recitals, statements, representations or warranties contained herein, or in any document referred to or provided for herein, or received by any of them hereunder, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Collateral or any document referred to or provided for herein or for any failure by the Borrower, any other Credit Party or any other Person to perform any of its obligations hereunder or thereunder. In no event shall Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, future changes in applicable law or regulation, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(c) Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender~~, L/C Issuer~~ or any other Person, regardless of whether a Default or Event of Default shall have occurred and is continuing, and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document and shall not be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether Agent has been advised of the likelihood of such loss or damage and regardless of the form of action, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2 Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3 Use of Discretion.

(a) Notwithstanding anything to the contrary contained in this Agreement, Agent shall not have any duty to take, or omit to take, any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that Agent shall not be required to take, or omit to take, any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(b) Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or its Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Lenders ~~and the L/C Issuer~~; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each ~~of the L/C Issuer and the Swingline~~LC Facility Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as ~~L/C Issuer or Swingline~~LC Facility Lender~~, as the case may be~~) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.11 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 7.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

(d) Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the reasonable opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

8.4 Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by Agent.

8.5 Reliance and Liability.

(a) Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, the Borrower and each other Credit Party hereby waive and shall not assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii) shall not be responsible to any Lender~~, L/C Issuer~~ or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Lender~~, L/C Issuer~~ or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; ~~and~~

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower~~,~~ or any Lender ~~or L/C Issuer~~ describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

(v) shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers;

(vi) shall not be required to inspect the Collateral or books of the Borrower or the Credit Parties;

and, for each of the items set forth in clauses (i) through (~~iv~~vi) above, each Lender~~, L/C Issuer~~ and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

(c) Each Lender ~~and L/C Issuer~~ (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and (ii) agrees that is shall not rely on any audit or other report provided by Agent or its Related Persons (an “Agent Report”). Each Lender ~~and L/C Issuer~~ further acknowledges that any Agent Report (i) is provided to the Lenders ~~and L/C Issuers~~ solely as a courtesy, without consideration, and based upon the understanding that such Lender ~~or L/C Issuer~~ will not rely on such Agent Report, (ii) was prepared by Agent or its Related Persons based upon information provided by the Credit Parties solely for Agent’s own internal use, (iii) may not be complete and may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of the Credit Parties. Neither Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by Agent or Agent’s Related Persons in connection with or using any Agent Report or any related documentation.

(d) Neither Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender ~~or L/C Issuer~~ receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender’s ~~or L/C Issuer’s~~ purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender ~~or L/C Issuer~~ any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender ~~and L/C Issuer~~ releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Lender ~~or L/C Issuer~~ having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender ~~or L/C Issuer~~ arising out of such Lender~~’s or L/C Issuer~~’s access to any Agent Report or any discussion of its contents, but excluding any claim, liability or expense that resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

8.6 Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender”, “Required Revolving Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or as one of the Required Lenders or Required Revolving Lenders, respectively.

8.7 Lender Credit Decision.

(a) Each Lender ~~and each L/C Issuer~~ acknowledges that it shall, independently and without reliance upon Agent, any Lender ~~or L/C Issuer~~ or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders ~~or L/C Issuers~~, Agent shall not have any duty or responsibility to provide any Lender ~~or L/C Issuer~~ with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b) If any Lender ~~or L/C Issuer~~ has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender ~~or L/C Issuer~~ acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and any Requirement of Law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender ~~or L/C Issuer~~ hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. ~~Notwithstanding~~At any time that no such contact in respect to a Lender has been provided to Agent and the Credit Parties, Agent may make available the above described information (which may contain MNPI) to any credit contact(s) on such Lender’s ~~or L/C Issuer~~administrative questionnaire. Notwithstanding such Lender’s election to abstain from receiving MNPI, such Lender ~~or L/C Issuer~~ acknowledges that if such Lender ~~or L/C Issuer~~ chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8 Expenses; Indemnities; Withholding.

(a) Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 8.8(c), taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) To the extent required by any applicable law, Agent may, in its sole discretion, withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 8.8(c).

(d) The obligations set forth in this Section 8.8 shall survive the termination of this Agreement, the discharge of the Loans and Notes and any resignation or removal of Agent hereunder.

8.9 Resignation of Agent ~~or L/C Issuer~~.

(a) Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.9. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, ~~after~~within 30 days after the date of retiring Agent’s notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(c) Any Person: (i) into which any Agent may be merged or consolidated or to which Agent transfers all or substantially all of its administrative agency business or (ii) that may result from any merger, conversion, transfer or consolidation to which Agent shall be a party, shall (if such Agent is not the surviving entity) be the successor of such Agent without the execution or filing of any instrument or any further act on the part of any of the parties hereto.

8.10 Release of Collateral or Guarantors. Each Lender ~~and L/C Issuer~~ hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent); and

(b) subject to the terms of the Intercreditor Agreement, any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any Property subject to a Lien permitted hereunder in reliance upon subsection 5.1(h) or 5.1(i) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Effective Date Revolving ~~Loan~~Commitments and LC Facility Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations, all other Obligations under the Loan Documents and all Obligations arising under Secured Rate Contracts, that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral in the case of any Letter of Credit Obligation, receipt by Agent of a back-up letter of credit), in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted) and (D) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to Agent.

Each Lender ~~and L/C Issuer~~ hereby directs Agent, and Agent hereby agrees, upon receipt of at least three (3) Business Days’ advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

Except as provided in Section 9.1(g), nothing contained herein shall be construed to require the consent of any Bank Product Provider to any release of Collateral or termination of security interests in any Collateral.

8.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender ~~or L/C Issuer~~ party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII and Sections 9.3, 9.9, 9.10, 9.11, 9.17, 9.24 and 10.1 ~~(and, solely with respect to L/C Issuers, subsection 1.1(c))~~ and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders ~~and the L/C Issuers~~ party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

~~8.12 Co-Syndication Agents; Documentation Agents; Joint Bookrunners and Arrangers. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, neither any Co-Syndication Agent, any Documentation Agent, any Arranger nor any Joint Bookrunner shall have any duties or responsibilities, nor shall such Co-Syndication Agent, Documentation Agent, Arranger or Joint Bookrunner have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Co-Syndication Agent, Documentation Agent, Arranger or Joint Bookrunner. At any time that any Lender serving (or whose Affiliate is serving) as Co-Syndication Agent, as a Documentation Agent, as an Arranger or as a Joint Bookrunner shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and the Revolving Loan Commitment, such Lender (or an Affiliate of such Lender acting as Co-Syndication Agent, as Documentation Agent, as an Arranger or as a Joint Bookrunner) shall be deemed to have concurrently resigned as such Co-Syndication Agent, such Documentation Agent, Arranger or Joint Bookrunner, as applicable.~~

8.12 [Reserved].

8.13 Information Regarding Bank Products. Each Lender agrees that upon the reasonable request of Agent, it shall from time to time provide Agent with updated information regarding the Bank Product Obligations owing to it or its Affiliates in order to facilitate Agent’s administration of the credit facilities hereunder (it being understood that upon the failure of any Lender or any Affiliate of a Lender to provide such information, Agent may, in its discretion, exclude the Bank Product Obligations of such Lender or such Affiliate from the “Obligations” and from distribution under subsection 1.10(c)(ii)).

8.14 Intercreditor Agreement. Each Lender hereby (a) agrees that this Agreement and the other Loan Documents, and the rights and remedies of the Agent and the Lenders hereunder and thereunder, are subject to the terms of the Intercreditor Agreement (and to the extent any terms of this Agreement or any other Loan Document conflicts or is inconsistent with the terms thereof, the terms of the Intercreditor Agreement shall control), (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, and (c) hereby authorizes and instructs the Agent to enter into the Intercreditor Agreement.

ARTICLE IX.

MISCELLANEOUS

9.1 Amendments and Waivers.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrower, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower, do any of the following:

(i) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to subsection 7.2(a));

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest (other than default interest pursuant to subsection 1.3(c), which may be reduced or waived with the consent of the Required Lenders), fees or other amounts (other than principal) due to the Lenders (or any of them) ~~or L/C Issuer~~ hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8 (other than payment at maturity under subsection 1.8(a) or (b) and any obligation to repay an Overadvance) may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(iii) reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv) amend or modify subsection 1.10(c)(i) or (ii) or any provision of this Agreement or any other Loan Document requiring payment to be made in accordance with subsection 1.10(c)(i) or (ii);

(v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(vi) amend this Section 9.1 or, subject to subsection 9.1(f) below, the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

(vii) discharge any Credit Party from its respective payment Obligations under the Loan Documents, release all or substantially all of the Collateral, subordinate the Obligations or the Liens securing the Obligations, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (v), (vi) and (vii).

(b) No amendment, waiver or consent shall, unless in writing and signed by Agent~~, the Swingline~~ or each LC Facility Lender ~~or the L/C Issuer~~, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent~~, the Swingline~~ or such LC Facility Lender ~~or the L/C Issuer~~, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document that (i) excludes Obligations arising under Secured Rate Contracts from the definition of “Obligations” or results in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof) or (ii) amends the priority of payment of Obligations arising under Secured Rate Contracts under Section 1.10(c)(ii) in a manner adverse to the Secured Swap Provider party to such Secured Rate Contract, shall be effective without the written consent of such Secured Swap Provider ~~or, in the case of a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital~~.

(c) Required Revolving Lenders; Required LC Facility Lenders and Required Term Out Lenders.

(i) ~~(c)~~ No amendment or waiver shall, unless signed by the Required Revolving Lenders (or by Agent with the consent of Required Revolving Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders): (~~i~~A) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan ~~(or of L/C Issuer to Issue any Letter of Credit)~~ in Sections 2.1 or 2.2; (~~ii~~B) amend or waive non-compliance with any provision of subsection 1.1(b)(~~iii~~v); (~~iii~~C) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan ~~(or of any L/C Issuer to Issue any Letter of Credit)~~ in Section 2.2; (~~iv~~D) amend or waive this subsection 9.1(c)(i) or the definitions of the terms used in this subsection 9.1(c)(i) insofar as the definitions affect the substance of this subsection 9.1(c)(i); or (~~v~~E) amend or modify the definitions of Eligible Credit/Debit Card Receivables, Eligible Trade Receivables, Eligible Wireless Receivables, Eligible Inventory, Eligible In-Transit Inventory, Revolving Borrowing Base or Term Loan Borrowing Base, including any increase in the percentage advance rates in the definitions of Revolving Borrowing Base or Term Loan Borrowing Base, in a manner which would increase the Availability under the Revolving Borrowing Base. No amendment or waiver shall, unless signed by all Revolving Lenders (or by Agent with the consent of all Revolving Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders), change the definition of (x) the term Required Revolving Lenders, (y) the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder or (z) any specific right of Required Revolving Lenders to grant or withhold consent or take or omit to take any action hereunder.

(ii) No amendment or waiver shall, unless signed by the Required LC Facility Lenders (or by Agent with the consent of Required LC Facility Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders): (A) amend or waive compliance with the conditions precedent to the obligations of any LC Facility Lender to Issue any Letter of Credit in Sections 2.1 or 2.2; (B) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of any LC Facility Lender to Issue any Letter of Credit in Section 2.2; (C) amend or waive this subsection 9.1(c)(ii) or the definitions of the terms used in this subsection 9.1(c)(ii) insofar as the definitions affect the substance of this subsection 9.1(c)(ii); or (D) amend or modify the definitions of Eligible Credit/Debit Card Receivables, Eligible Trade Receivables, Eligible Wireless Receivables, Eligible Inventory, Eligible In-Transit Inventory, Revolving Borrowing Base or Term Loan Borrowing Base, including any increase in the percentage advance rates in the definitions of Revolving Borrowing Base or Term Loan Borrowing Base, in a manner which would increase the Availability under the Revolving Borrowing Base. No amendment or waiver shall, unless signed by all LC Facility Lenders (or by Agent with the consent of all LC Facility Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders), change the definition of (x) the term Required LC Facility Lenders, (y) the percentage of Lenders which shall be required for LC Facility Lenders to take any action hereunder or (z) any specific right of Required LC Facility Lenders to grant or withhold consent or take or omit to take any action hereunder.

(iii) No amendment or waiver shall, unless signed by the Required Term Out Lenders (or by Agent with the consent of Required Term Out Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) amend or modify the definitions of Eligible Credit/Debit Card Receivables, Eligible Trade Receivables, Eligible Wireless Receivables, Eligible Inventory, Eligible In-Transit Inventory, Revolving Borrowing Base or Term Loan Borrowing Base, including any increase in the percentage advance rates in the definitions of Revolving Borrowing Base or Term Loan Borrowing Base, in a manner which would increase the Availability under the Revolving Borrowing Base. No amendment or waiver shall, unless signed by all Term Out Lenders (or by Agent with the consent of all Term Out Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders), change the definition of (x) the term Required Term Out Lenders, (y) the percentage of Lenders which shall be required for Term Out Lenders to take any action hereunder or (z) any specific right of Required Term Out Lenders to grant or withhold consent or take or omit to take any action hereunder.

(d) If any amendment or modification to the SCP Loan Documents amends or modifies any covenant (including any financial covenant) or event of default contained in the SCP Loan Documents (or any related definitions), in each case, in a manner that is more restrictive than the applicable provisions of the Loan Document permit as of the date thereof, or if any amendment or modification to the SCP Credit Agreement or other SCP Loan Document adds an additional covenant or event of default therein, the Credit Parties acknowledge and agree that this Agreement or the other Loan Documents, as the case may be, subject to the approval of the Required Lenders (and each Lender directly affected thereby to the extent subsection 9.1(a) requires the approval of such Lender to amend or modify such term), may be amended or modified to affect similar amendments or modifications with respect to this Agreement or such other Loan Documents, without the need for any further action or consent by any Credit Party or any other party. In furtherance of the foregoing, the Credit Parties shall permit the Agent and Lenders to document each such similar amendment or modification to this Agreement or such other Loan Document or insert a corresponding new covenant or event of default in this Agreement or such other Loan Document without any need for any further action or consent by the Credit Parties.

(e) Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders”, “Required Revolving Lenders” or “Lenders directly affected” pursuant to this Section 9.1) for any voting or consent rights under or with respect to any Loan Document, except that a Non-Funding Lender shall be treated as an “Affected Lender” for purposes of Section 9.1(a)(i) and 9.1(a)(iii) solely with respect to an increase in such Non-Funding Lender’s Commitments, a reduction of the principal amount owed to such Non-Funding Lender or, unless such Non-Funding Lender is treated the same as the other Lenders holding Loans of the same type, a reduction in the interest rates applicable to the Loans held by such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders and Required Revolving Lenders, the Loans and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(f) ~~[Reserved]~~No amendment, waiver or consent to this Agreement or any other Loan Document shall become effective prior to delivery of a copy of such amendment, waiver or consent to Agent.

(g) Notwithstanding anything to the contrary contained in this Section 9.1, (i) the Borrower may amend Schedules 3.16, 3.19, 3.20, 3.21, 3.23 and 3.25 upon written notice to Agent, (ii) Agent may amend Schedule 1.1(b) to reflect Sales entered into pursuant to Section 9.9, and (iii) Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (1) upon not less than five (5) Business Days’ notice to each Lender and so long as no Lender has objected thereto prior to the consummation of such amendment or modification, cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties; provided that no Accounts or Inventory of such Person shall be included as Eligible Credit/Debit Card Receivables, Eligible Trade Receivables, Eligible Wireless Receivables, Eligible In-Transit Inventory or Eligible Inventory until, if required by Agent, at the direction of the Required Lenders, a field examination and/or Inventory appraisal with respect thereto has been completed to the satisfaction of ~~Agent~~the Required Lenders, including the establishment of Reserves required in ~~Agent’s~~Required Lenders’ Permitted Discretion.

(h) The consent of the Agent and any Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Rate Contracts of a Credit Party or other Bank Products as set forth in Section 1.10(c)(ii) hereof that is adverse to such Bank Product Provider.

(i) Notwithstanding anything in this Section 9.1 to the contrary and to the extent permitted by applicable law, for purposes of determining whether at least fifty percent (50%) of the number of Lenders have approved a plan of reorganization of any Credit Party in an Insolvency Proceeding, each Lender and its Affiliates and Approved Funds will be deemed one Lender.

(j) Notwithstanding anything in this Section 9.1 to the contrary, the L/C Reimbursement Obligations shall be converted to Preferred Stock (as defined in the Recapitalization Agreement) as contemplated by Section 2.3 of the Recapitalization Agreement (the “L/C Reimbursement Obligations Conversion”), without the consent of the Required Lenders.

9.2 Notices.

(a) Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent, acting at the direction of the Required Lenders, or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower~~,~~ and Agent ~~and the Swingline Lender~~, to the other parties hereto and (B) in the case of all other parties, to the Borrower and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower, and (z) if receipt of such transmission is acknowledged by Agent.

(b) Effectiveness. (i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

(ii) The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c) Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

9.3 Electronic Transmissions.

(a) Authorization. Subject to the provisions of subsection 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of subsection 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) ~~each of~~ the Agent ~~and Arrangers~~ for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, including, without limitation, all customary fees and charges (as adjusted from time to time) of the Agent with respect to access to online Loan information, the disbursement of funds (or the receipt of funds) to or for the account of Credit Parties (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, in each case including Attorney Costs of one legal counsel for the Agent and ~~GE Capital Markets, Inc., one legal counsel for each other Arranger and~~, to the extent necessary, one local counsel in each relevant jurisdiction and regulatory counsel for the Agent ~~and Arrangers as a group~~, the cost of environmental audits, Collateral audits and appraisals, background checks, out-of-pocket costs and expenses in connection with the engagement or retention of any consultants or advisors and any other out-of-pocket costs and expenses similar to any of the foregoing, in each case subject to any cap on such costs and expenses agreed to by the Borrower and such Person, (b) Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent~~,~~ and its Related Persons~~, and L/C Issuer~~ for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document or Obligation, including Attorney Costs and (d) fees and disbursements of Attorney Costs of one law firm on behalf of ~~all~~the Term Out Lenders, one law firm on behalf of the LC Facility Lenders and one law firm on behalf of the Revolving Lenders (in each case other than Agent) and, in each case, to the extent necessary, one local counsel in each relevant jurisdiction (and in the case of an actual or perceived conflict of interest, one additional law firm on behalf of the affected Lender(s)) incurred in connection with any of the matters referred to in clause (c) above.

9.6 Indemnity.

(a) Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender~~, each L/C Issuer~~ and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of the Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

(c) This Section 9.6 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

9.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

9.9 Assignments and Participations; Binding Effect.

(a) Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrower, the other Credit Parties hereto (in each case except for Article VIII), Agent~~,~~ and each Lender ~~and each L/C Issuer~~ receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of the Borrower, any other Credit Party~~, any L/C Issuer~~ or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender), (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender) or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to (A) the Agent, (B) with respect to Sales of ~~Revolving Loan~~LC Facility Commitments, each ~~L/C Issuer that is a~~LC Facility Lender and (C) as long as no Default or Event of Default is continuing, after the completion of the primary syndication of the Loans and Commitments, the Borrower (which acceptances shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed sale is delivered to the Borrower); provided, however, that (u) in no event shall any Sale be made to (1) a Credit Party or any Subsidiary ~~or Affiliate of a Credit Party or~~, (2) competitors of the Borrower identified in writing to the Agent prior to the date hereof ~~and~~or (3) any Person identified to the Lenders, and approved by, the ~~Agent~~Required Lenders, prior to the ~~date hereof~~Effective Date, (v) such Sales do not have to be ratable between the Revolving ~~Loan~~Loans, Letter of Credit Obligations, Term Out Revolving Loans and Term Loan but must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans, Letter of Credit Obligations, Term Out Revolving Loans or the Term Loan, (w) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $5,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower (to the extent required) and Agent, (x) such Sales shall be effective only upon the acknowledgement ~~in writing~~ of such Sale by Agent by Agent’s execution and delivery of the relevant Assignment, (y) interest accrued prior to and through the date of any such Sale may not be assigned, and (z) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such Sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in subsection 1.11(e)(v). Agent’s refusal to accept a Sale to a holder of Subordinated Debt or an Affiliate of such a holder, or to any Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

(c) Procedure. The parties to each Sale made in reliance on subsection (b) above (other than those described in subsection (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided, that (i) if a Sale by a

Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of subsection 9.9(b), upon Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effectiveness. Subject to the recording of an Assignment by Agent in the Register pursuant to subsection 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e) Grant of Security Interests. In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) Participants and SPVs. In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation, (y) with notice to Agent, assign to an SPV all or any portion of its funded Loans (without assigning the corresponding Commitment) without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in form agreed to by such Lender and such SPV and (z) without notice to or consent from

Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loan, Term Out Revolving Loans, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant, assignment or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option or assignment agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant, assignment or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option or assignment agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a). No party hereto shall institute (and the Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option or assignee pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of and stated interest on each participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any

Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

9.10 Non-Public Information; Confidentiality.

(a) Non-Public Information. Each of Agent~~,~~ and each Lender ~~and L/C Issuer~~ acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b) Confidential Information. Each of Agent~~,~~ and each Lender ~~and each L/C Issuer and Agent~~ agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender~~, L/C Issuer~~ or Agent, as the case may be, or to any Person that any ~~L/C Issuer~~LC Facility Lender causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender~~, L/C Issuer~~ or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein), lenders or servicers under a securitization, participants, direct or contractual counterparties to any Secured Rate Contracts or Bank Product and to their respective Related Persons, in each case to the extent such assignees, SPVs, investors, lenders, servicers, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender~~, L/C Issuer~~ or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender~~, L/C Issuer~~ or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.

(c) Tombstones. Each Credit Party consents to the publication by Agent or any Lender of any press releases, tombstones, advertising or other promotional materials (including, without limitation, via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logo or trademark.

~~(d) Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to GE Capital, any Arranger or of any of their respective Affiliates, the Loan Documents or any transaction contemplated herein or therein to which GE Capital, any Arranger or any of their respective affiliates is party without the prior written consent of GE Capital, such Arranger or such Affiliate except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GE Capital, such Arranger or such Affiliate.~~

(d) [Reserved].

(e) Distribution of Materials to Lenders ~~and L/C Issuers~~. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders ~~and the L/C Issuers~~ by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(f) Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the U.S., they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent~~,~~ and the Lenders ~~and the L/C Issuers~~ shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests~~, Swingline requests~~ and any similar requests or notices posted on or through an E-System). Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

9.11 Set-off; Sharing of Payments.

(a) Right of Setoff. Each of Agent, each Lender~~, each L/C Issuer~~ and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender~~, such L/C Issuer~~ or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender ~~or L/C Issuer~~ shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent~~,~~ and each Lender ~~and each L/C Issuer~~ agrees promptly to notify the Borrower and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, ~~the L/C Issuer,~~ their Affiliates and the other Secured Parties, may have.

(b) Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender ~~or L/C Issuer~~ in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender ~~or L/C Issuer~~ without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in subsection 1.11(e).

9.12 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders~~, the L/C Issuers party hereto~~, Agent and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18 Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

9.19 Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20 Entire Agreement; Release; Survival.

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY ~~L/C ISSUER OR ANY~~ OF ~~THEIR RESPECTIVE~~SUCH LENDER’S AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of the Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses) and 9.6 (Indemnity) and Article VIII (Agent) and Article X (Taxes, Yield Protection and Illegality) and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

9.22 Replacement of Lender. Within forty-five days after: (i) receipt by the Borrower of written notice and demand from any Lender that is not Agent or an Affiliate of Agent (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify Agent and such Affected Lender (or such non-consenting Lender) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

9.23 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.

9.24 Creditor-Debtor Relationship. The relationship between Agent~~,~~ and each Lender ~~and the L/C Issuer~~, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.25 Actions in Concert. Notwithstanding anything contained herein to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

9.26 Credit Parties’ Acknowledgement of Matters Regarding the Revolving Borrowing Base and the SCP Inventory Sale Reserve. Each of the Credit Parties acknowledges and agrees that, for purposes of determining the SCP Inventory Sale Reserve, the Agent shall be entitled to rely solely on the calculation thereof made by the Borrower as reflected in the most recent Borrowing Base Certificate delivered by the Borrower to Agent, unless Agent is notified in writing by SCP Agent that such calculation is inaccurate, which notice shall provide Agent with the correct calculation of the SCP Inventory Sale Reserve (the “SCP Inventory Sale Reserve Correction Notice”), and, in such event, the Agent shall be entitled to rely solely on the calculation of the SCP Inventory Sale Reserve made by SCP Agent as reflected in the SCP Inventory Sale Reserve Correction Notice. In addition, each of the Credit Parties acknowledges SCP Agent’s rights under the Intercreditor Agreement to (a) engage (or cause the Agent to engage) an appraiser to conduct an Inventory appraisal (such appraisal, an “SCP Appraisal”) and (b) cause the Agent to utilize the results of such SCP Appraisal to determine the NOLV Factor under the Revolving Borrowing Base to the extent it will result in a lower NOLV Factor and to otherwise utilize such results in connection with the Revolving Borrowing Base, which may result in a different calculation of the Revolving Borrowing Base than the Revolving Borrowing Base reflected in the most recent Borrowing Base Certificate delivered by the Borrower to Agent. Upon receipt by Agent of a SCP Inventory Sale Reserve Correction Notice or a SCP Appraisal, the Credit Parties agree and acknowledge that Agent shall implement any adjustments to the SCP Inventory Sale Reserve as set forth in such SCP Inventory Sale Reserve Correction Notice or any reductions to the Revolving Borrowing Base (or NOLV Factor thereunder) as a result of the SCP Appraisal, as applicable, and the Credit Parties shall deliver an updated Borrowing Base Certificate to Agent reflecting such change to the Revolving Borrowing Base. Each of the Credit Parties agrees that neither Agent nor any Secured Party shall have any liability for relying on the calculation of the SCP Inventory Sale Reserve, as set forth in a SCP Inventory Sale Reserve Correction Notice, or on the NOLV Factor under the Revolving Borrowing Base, as set forth in or a SCP Appraisal, in each case as delivered by SCP Agent to Agent. Each of the Credit Parties agrees that in the event of any discrepancy or dispute between the SCP Agent (or any SCP Lender) and the Credit Parties as to the amount of the SCP Inventory Sale Reserve, Agent and the other Secured Parties shall be entitled to rely solely on the calculation of SCP Inventory Sale Reserve, as determined by the SCP Agent and shall have no liability to any Credit Party or any other Person for doing so.

ARTICLE X.

TAXES, YIELD PROTECTION AND ILLEGALITY

10.1 Taxes.

(a) Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made without deduction or withholding for all Taxes imposed by any Governmental Authority, except as required by any Requirement of Law.

(b) If any Taxes shall be required by any Requirement of Law (as determined in the good faith discretion of any Credit Party or Agent) to be deducted or withheld from any amount payable under any Loan Document to any Recipient (i) if such Tax is an Indemnified Tax, such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Recipient receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) as soon as practicable after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

(c) In addition, the Borrower agrees to pay, and authorizes Agent, at the direction of the Required Lenders, to pay any Other Taxes. As soon as practicable after the date of any payment of Other Taxes by any Credit Party, the Borrower shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.

(d) The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Recipient for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the Recipient (or of Agent on behalf of such Recipient) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its commercially reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f) Any Lender that is entitled to an exemption from withholding Tax or is subject to such withholding Tax at a reduced rate under an applicable tax treaty, shall deliver to the Borrower and the Agent, at the time or times requested by the Borrower or the Agent, such properly completed and executed documentation requested by the Borrower or the Agent as will permit payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the

Borrower or the Agent, shall deliver such other documentation prescribed by Requirements of Law or requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing,

(i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding Tax or is subject to such withholding Tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) (i) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding Tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, or (ii) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding Tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent and Borrower that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (B) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to Agent.

(iv) If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender Party fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Agent and Borrower any documentation under any Requirement of Law or reasonably requested by Agent or Borrower sufficient for Agent or Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements or to determine the amount to deduct or withhold from such payment. Solely for purposes of this paragraph (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to this Section 10.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (v) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (v), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (v) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Each party’s obligations under this Section 10.1 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

10.2 Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c) Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3 Increased Costs and Reduction of Return.

(a) If any Lender ~~or L/C Issuer~~ shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender ~~or L/C Issuer~~ of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of Issuing or maintaining any Letter of Credit, other than as a result of Taxes (other than Indemnified Taxes) then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender ~~or L/C Issuer~~ (with a copy of such demand to Agent), pay to Agent for the account of such Lender ~~or L/C Issuer~~, additional amounts as are sufficient to compensate such Lender ~~or L/C Issuer~~ for such increased costs; provided, that the Borrower shall not be required to compensate any Lender ~~or L/C Issuer~~ pursuant to this subsection 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender ~~or L/C Issuer~~ notifies the Borrower, in writing of the increased costs and of such Lender~~’s or L/C Issuer~~’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender ~~or L/C Issuer~~ shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender ~~or L/C Issuer~~ (or its Lending Office) or any entity controlling the Lender ~~or L/C Issuer~~, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or ~~L/C Issuer or~~ any entity controlling such Lender ~~or L/C Issuer~~ and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender~~’s or L/C Issuer~~’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender ~~or L/C Issuer~~ (with a copy to Agent), the Borrower shall pay to such Lender ~~or L/C Issuer~~, from time to time as specified by such Lender ~~or L/C Issuer~~, additional amounts sufficient to compensate such Lender ~~or L/C Issuer~~ (or the entity controlling the Lender ~~or L/C Issuer~~) for such increase; provided, that the Borrower shall not be required to compensate any Lender ~~or L/C Issuer~~ pursuant to this subsection 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender ~~or L/C Issuer~~ notifies the Borrower, in writing of the amounts and of such Lender~~’s or L/C Issuer~~’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change in a Requirement of Law under subsection 10.3(a) above and/or a change in a Capital Adequacy Regulation under subsection 10.3(b) above, as applicable, regardless of the date enacted, adopted or issued.

10.4 Funding Losses. The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b) the failure of the Borrower to borrow, continue or convert a Loan after it has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrower to make any prepayment after it has given a notice in accordance with Section 1.7;

(d) the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5 Inability to Determine Rates. If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6 Reserves on LIBOR Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

10.7 Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

ARTICLE XI.

DEFINITIONS

11.1 Defined Terms. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Affected Lender”	9.22
“Agent Report”	8.5(c)
“Aggregate Excess Funding Amount”	1.11(e)
“Agreement”	Preamble
“Borrower”	Preamble
“Borrower Materials”	9.10(e)
“Blocked Account”	4.11(b)
“Blocked Account Agreement”	4.11(b)
“Credit Card Notification”	4.11(a)
“dispositions”	5.2
“Effective Date Revolving Commitments”	1.1(b)
“Eligible Credit/Debit Card Receivables”	1.12
“Eligible In-Transit Inventory”	1.16
“Eligible Inventory”	1.15
“Eligible Trade Receivables”	1.13
“Eligible Wireless Receivables”	1.14
“Event of Default”	7.1
“Excluded DDAs”	4.11(d)
~~“Fee Letter”~~	~~1.9(a)~~
“GE Capital”	Preamble
“Immaterial Subsidiary”	4.13(b)
“Indemnified Matters”	9.6
“Indemnitees”	9.6
“Intercompany Note”	5.4(b)

“Investments”	5.4
“L/C Reimbursement Agreement”	1.1(c)
“L/C Reimbursement Date”	~~1.1(c)~~
“L/C ~~Request~~Reimbursement Obligations Conversion”	~~1.1~~9.1(~~c~~j)
“L/C ~~Sublimit~~Request”	1.1(c)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
~~“Maximum Revolving Loan Balance”~~	~~1.1(b)~~
“Maximum Lawful Rate”	1.3(d)
“MNPI”	9.10(a)
“Notice of Conversion/Continuation”	1.6(a)
“OFAC”	3.28
“Other Lender”	1.11(e)
“Participant Register”	9.9(f)
“Permitted Indebtedness”	5.5
“Permitted Investments”	5.4
“Permitted Liens”	5.1
“Preliminary Borrowing Base Report”	4.2(d)
“Projections”	4.2(g)
“Protective Overadvance”	1.1(b)
“Register”	1.4(b)
“Replacement Lender”	9.22
“Residual Account Blocked Account Agreement”	4.11(i)
“Residual Account Deposit Account”	4.11(i)
“Restricted Payments”	5.11
~~“Revolving Loan Commitment”~~	~~1.1(b)~~
“Revolving Loan”	1.1(b)
“Sale”	9.9(b)
“SCP Appraisal”	9.26
“SCP Inventory Sale Reserve Correction Notice”	9.26
“SDN List”	3.28
“Settlement Date”	1.11(b)
~~“Swing Loan”~~	~~1.1(d)~~
~~“Swingline Request”~~	~~1.1(d)~~
“Tax Returns”	3.10
“Term Loan”	1.1(a)
“Term Loan Commitment”	1.1(a)
“Unused LC Commitment Fee” “Unused Revolving Commitment Fee”	1.9(b)(ii) 1.9(b)(i)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“6.75% Notes” means the Borrower’s 6.75% Senior Unsecured Notes due 2019 issued pursuant to the 6.75% Notes Indenture.

“6.75% Notes Indenture” means that certain Indenture, dated as of May 3, 2011, among the Borrower, the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as amended or supplemented from time to time.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party.

“Account Debtor” means the customer of a Credit Party who is obligated on or under an Account.

“Acquired EBITDA” means, with respect to any Person or business acquired pursuant to a Permitted Acquisition for any period, the amount for such period of Consolidated EBITDA of such Person or business so acquired (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), all as determined on a Consolidated basis in a manner consistent with GAAP.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person that results in a transaction described in clauses (a) or (b) above.

“Ad Valorem Reserve” means, as of any date of determination, a reserve in respect of ad valorem taxes payable by any Credit Party to any Governmental Authority that are subject to or may result in a Lien on any asset of a Credit Party that is prior to any Lien of the Agent.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents. For purposes of this definition, “control” means the possession of (a) solely for purposes of Section 5.6, the power to vote, or the beneficial ownership of, ten percent (10%) or more of the voting Stock of such Person (either directly or through the ownership of Stock Equivalents) or (b) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means ~~GE Capital~~Cantor in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“Agent’s Account” the account of Agent, as set forth on Agent’s signature page hereto or as otherwise notified in writing to the Borrower by Agent.

“Aggregate Effective Date Revolving Commitment” means the combined Effective Date Revolving Commitments of the Lenders, which shall as of the Effective Date be in the amount of $140,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Aggregate LC Facility Commitment” means the combined LC Facility Commitments of the Lenders, which shall as of the Effective Date be in the amount of $120,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $535,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Lenders, which shall initially be in the amount of $50,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Applicable Margin” means:

(a) with respect to the Term Loan: (x) if a Base Rate Loan, three percent (3.00%) per annum and (y) if a LIBOR Rate Loan, four percent (4.00%) per annum; and

(b) ~~with respect to Revolving Loans and Swing Loans:~~[Reserved]; and

~~(i) for the period commencing on the Closing Date through the last day of the Fiscal Month during which financial statements for the first Fiscal Quarter of 2014 are required to be delivered (but no later than April 30, 2014), (A) if a Base Rate Loan, one and one-quarter of one percent (1.25%) per annum and (B) if a LIBOR Rate Loan, two and one-quarter of one percent (2.25%) per annum; and~~

(~~ii~~c) ~~thereafter~~with respect to Revolving Loans and Term Out Revolving Loans, the Applicable Margin shall equal the applicable LIBOR margin or Base Rate margin in effect from time to time determined as set forth below based upon the average daily Availability for the most recent ~~quarter~~Fiscal Quarter end then in effect (“Average Daily Availability”) pursuant to the appropriate column under the table below, provided that, from the Effective Date until the end of the first Fiscal Quarter ending thereafter, the Applicable Margin shall equal the rates set forth in Level III below:

Average Daily Availability	LIBOR Margin	Base Rate Margin
> 66 2/3% of the Revolving Borrowing Base (Level I)	2.00%	1.00%
> 33 1/3% and ≤ 66 2/3% of the Revolving Borrowing Base (Level II)	2.25%	1.25%
≤ 33 1/3% of the Revolving Borrowing Base (Level III)	2.50%	1.50%

Not more than ten (10) Business Days after the first day of each Fiscal Quarter ~~(commencing with the first Fiscal Quarter of 2014, but no later than April 20, 2014)~~, the Agent shall determine the Applicable Margin for such Fiscal Quarter (which shall be effective as of the first day of such Fiscal Quarter) based on the Average Daily Availability for the most recent Fiscal Quarter ended. ~~Notwithstanding anything herein to the contrary, Swing Loans may not be LIBOR Rate Loans.~~

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

~~“Arrangers” means GE Capital Markets, Inc., CIT Finance LLC and RBS Citizens, N.A., in their capacity as lead arrangers hereunder.~~

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, substantially in the form of Exhibit 11.1(a) or any other form approved by Agent.

“Attorney Costs” means and includes all reasonable and documented (in summary form) fees and disbursements of any law firm or other external counsel.

“Availability” means, as of any date of determination, the amount by which (a) the ~~Maximum~~ Revolving ~~Loan Balance,~~Borrowing Base (as calculated pursuant to the Borrowing Base Certificate) in effect on such date of determination exceeds (b) the sum of (w) the aggregate outstanding principal balance of Revolving Loans plus (x) the aggregate outstanding face amount of Letters of Credit plus (y) the aggregate outstanding principal balance of Term Out Revolving Loans, in each case as of such date of determination.

“Availability Reserves” means, with respect to the Revolving Borrowing Base, (a) the SCP Inventory Sale Reserve, (b) the Term Loan Reserve and (c) without duplication of any Reserves or items that are otherwise addressed or excluded through eligibility criteria, but subject to Section 5 of the First Amendment, such other reserves, as the Agent, at the direction of the Required Lenders, from time to time establish or modify in ~~its~~the Required Lenders’ Permitted Discretion, to reflect the following (in each case, whether or not the following shall constitute a Default or Event of Default): (i) any impediments to the realization upon the Collateral (including, without limitation, claims and liabilities that the Agent, at the direction of the Required Lenders, determines will need to be satisfied in connection with the realization upon such Collateral) and any out-of-pocket costs necessary to gain access to, preserve, sell or otherwise dispose of the Collateral or collect the Obligations, (ii) events, conditions, contingencies or risks which adversely affect (A) any component of the Revolving Borrowing Base or the Collateral (or its value) included in the Revolving Borrowing Base, including, without limitation, (1) reductions in Eligible Credit/Debit Card Receivables, Eligible Trade Receivables, Eligible Wireless Receivables, Eligible Inventory and Eligible In-Transit Inventory since the delivery of the most recently delivered Borrowing Base Certificate and (2) any change in any Credit Party’s method of accounting, or (B) the validity or enforceability of this Agreement or the other Loan Documents, the Liens and other rights of the Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or any of the material rights or remedies of the Secured Parties hereunder or thereunder, (iii) the Agent’s or any Lender’s belief that any Borrowing Base Certificate or other collateral report or financial information furnished by or on behalf of any Credit Party to the Agent is or may have been incomplete, inaccurate or misleading in any material respect, (iv) Obligations (including anticipated termination amounts) under any Secured Rate Contracts and any Bank Products (other than Cash Management Services), (v) outstanding Indebtedness of the Credit Parties (including accrued and unpaid interest, fees and expenses with respect thereto) and (vi) sales taxes and other tax liabilities (including prospective or potential tax liabilities).

“Average Daily Availability” has the meaning specified in the definition of “Applicable Margin”.

“Average Daily Availability Percentage” means, for any period, the percentage derived by dividing (a) the Average Daily Availability during such period by (b) the average daily Maximum Revolving Loan Balance. For purposes of this definition, “Maximum Revolving Loan Balance” means the Revolving Borrowing Base (as calculated pursuant to the Borrowing Base Certificate in effect from time to time) less the aggregate amount of Letter of Credit Obligations.

“Bank Product” means any of the following products, services or facilities extended to any Credit Party or any of its Subsidiaries ~~by GE Capital or any of its Affiliates or~~ by any Lender or of its Affiliates, in each case, so long as such Person remains a Lender or, with respect to any Affiliate, so long as ~~GE Capital or~~ such Lender~~, as the case may be,~~ remains a Lender (each a “Bank Product Provider”): (a) Cash Management Services; (b) leasing transactions; (c) letters of credit and bankers’ acceptances (not otherwise constituting Letters of Credit hereunder); and (d) other banking products or services approved by Agent (not to be unreasonably withheld); provided, however, that, (i) any Bank Product for the benefit of any Foreign Subsidiary shall name the Borrower as a party thereto and (ii) ~~except for Bank Products that have been provided or arranged by GE Capital or an Affiliate of GE Capital,~~ for any of the foregoing to be included for purposes of a distribution under Section 1.10(c)(ii) ~~Seventh~~Sixth, the applicable Bank Product Provider must have provided written notice to Agent (and acknowledged by Agent (which acknowledgment shall not be unreasonably withheld or delayed)) of (A) the existence of such Bank Product, (B) the maximum dollar amount of obligations arising thereunder (“Bank Product Amount”), and (C) the methodology to be used by such parties in determining the Bank Product Amount owing from time to time. Agent shall rely solely on the Bank Product notice provided to it by the provider of such Bank Product (notwithstanding any dispute as among the provider of such Bank Product and the relevant Credit Party or Subsidiary). The provider of such Bank Product may (and upon the request of the Borrower shall) provide to the Borrower a copy of any such Bank Product notice provided by it to Agent; provided that the provider of such Bank Product shall not have any liability for the failure to do so nor shall any such failure affect the validity of such Bank Product notice.

“Bank Product Amount” has the meaning specified in the definition of Bank Product.

“Bank Product Obligations” means all Obligations covered by clause (b) of the definition of such term in this Agreement.

“Bank Product Provider” has the meaning specified in the definition of Bank Product.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Federal Funds Rate or LIBOR for an Interest Period of three months. “Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Blocked Account Banks” means the banks with whom deposit accounts are maintained in which funds of any of the Credit Parties from one or more DDAs are deposited and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower on the same day by the Lenders pursuant to Article I.

“Borrowing Base Certificate” means a certificate of the Borrower, on behalf of each Credit Party, in substantially the form of Exhibit 11.1(b) hereto, duly completed as of a date acceptable to ~~Agent in its~~the Required Lenders in their sole discretion.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Cantor” means Cantor Fitzgerald Securities and any successor in interest thereto.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Expenditures” means, with respect to the Credit Parties and their Subsidiaries for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations); provided, that the term “Capital Expenditures” shall not include:

(a) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent of the amount financed from (i) insurance proceeds or compensation awards paid on account of any damage to, destruction of or other casualty or loss involving any property or asset or (ii) proceeds from any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset;

(b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time;

(c) expenditures that constitute any part of rental expenses of the Borrower and its Subsidiaries during such period under operating leases for real or personal property;

(d) expenditures that are accounted for as capital expenditures by the Borrower and its Subsidiaries and that actually are paid for by a Person other than the Borrower or any Subsidiary and for which neither the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by the Borrower or any Subsidiary in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period);

(e) Investments consisting of Permitted Acquisitions that would otherwise constitute a Capital Expenditure; or

(f) any non-cash capitalized interest and non-cash internal costs reflected as additions to property, plant or equipment in the Consolidated balance sheet of the Borrower and its Subsidiaries for such period.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Dominion Event” means any of (a) the occurrence and continuance of any Event of Default or (b) the failure of the Borrower to maintain Availability at least equal to fifteen percent (15%) of the Revolving Borrowing Base. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (x) so long as such Event of Default is continuing or has not been waived, and/or (y) if the Cash Dominion Event arises as a result of the Borrower’s failure to achieve Availability as required under clause (b) above, until Availability has exceeded the amount required by clause (b) above for forty-five (45) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event may not be so cured on more than one time in any twelve month period.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Credit Party by any Lender or any Affiliate of a Lender: (a) ACH transactions, (b) treasury and/or cash management services, including, without limitation, controlled disbursement services, depository, lockbox, stop payment, information reporting, overdraft, electronic funds transfer services and wireless transfer services, (c) operating, collections, payroll, trust or other depository or disbursement accounts and other accounts and (d) commercial credit cards, purchasing cards, stored-value cards, merchant card services and other merchant services. For the avoidance of doubt, Cash Management Services do not include Rate Contracts.

“Change in Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries~~,~~ and (ii) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis;

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause

(iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) a “Change in Control” occurs under and as defined in the SCP Loan Documents (but only to the extent the SCP Credit Agreement or any replacement or refinancing thereof pursuant to an Other Permitted Refinancing (as defined in the First Amendment) is then in full force and effect).

“Citi Private Label Credit Card” means a credit card subject to that certain Amended and Restated Merchant Services Agreement by and between RadioShack Corporation and Citibank (South Dakota), N.A., as successor to Citibank (USA), N.A., as successor in interest to Hurley State Bank, dated as of July 1, 2000, as amended, and any successor arrangement with a financial institution (that is not an Affiliate of the Borrower or any Subsidiary of the Borrower) reasonably acceptable to the ~~Agent~~Required Lenders.

“Closing Date” means December 10, 2013.

~~“Co-Syndication Agent” means each of CIT Finance LLC and RBS Citizens Business Capital, a division of RBS Asset Finance, Inc., in its capacity as a co-syndication agent hereunder.~~

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party or any other Person who has granted a Lien to Agent, in or upon which a Lien is granted or purported to be granted or now or hereafter exists in favor of any Lender or Agent for the benefit of Agent, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Inventory, including, without limitation, any warehouseman and (b) a landlord of Real Estate leased by any Credit Party (including, without limitation, any warehouse or distribution center), pursuant to which such Person (i) acknowledges the Agent’s Lien on the Inventory, (ii) releases or subordinates such Person’s Liens in the Inventory held by such Person or located on such Real Estate, (iii) agrees to furnish the Agent with access to the Inventory in such Person’s possession or on the Real Estate for the purposes of conducting a Liquidation, and (iv) makes such other agreements with the Agent as the Agent may reasonably require.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Collateral Access Agreement, each Control Agreement, each Customs Broker Agreement, and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party or any other Person pledging or granting a lien on Collateral or guarantying the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment” means, for each Lender, the sum of its Effective Date Revolving ~~Loan~~Commitment, LC Facility Commitment and the Term Loan Commitment.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Effective Date Revolving ~~Loan~~Commitment, LC Facility Commitment or Term Loan Commitment, divided by the Aggregate Effective Date Revolving ~~Loan~~Commitment, Aggregate LC Facility Commitment or Aggregate Term Loan Commitment, as applicable; provided that after the Term Loan or Term Out Revolving Loan, as applicable has been funded or converted, as applicable, Commitment Percentages shall be determined for the Term Loan or Term Out Revolving Loan, as applicable, by reference to the outstanding principal balance thereof as of any date of determination rather than ~~the~~any Commitments therefor; provided, further, that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.

“Consignment Reserves” means, as of any date of determination, reserves with respect to consignment arrangements with respect to which Agent has not received satisfactory Consignor Acknowledgements; provided that, with respect to consignment arrangements in place on or prior to the Closing Date, Agent shall endeavor not to impose reserves with respect to such consignment arrangements until the date that is 90 days after the Closing Date, provided that Agent shall have received satisfactory Consignor Acknowledgements by not later than the date that is 90 days after the Closing Date, and that such reserves shall be subject to adjustment thereafter by ~~Agent in its~~the Required Lenders in their Permitted Discretion.

“Consignor Acknowledgement” means a letter agreement, in substantially the form of Exhibit 11.1(h) hereto, with such modifications as may be reasonably approved by Agent, from a consignor of Inventory to a Credit Party and addressed to Agent, (i) waiving such consignor’s interest in all assets of the Credit Parties other than Inventory held by the Credit Parties on consignment from such consignor, and (ii) acknowledging that such consignor’s interest shall not include any interest in proceeds of any such Inventory held on consignment.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial position, cash flows, or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication of either (x) any item described in any other clause below, or (y) any item excluded in the calculation of Consolidated Net Income) (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) the provision for federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) (A) non-cash stock compensation expenses, (B) non-cash charges comprising losses on non-ordinary course asset sales, disposals or abandonments and losses from investments recorded using the equity method, and (C) other non-recurring expenses or losses reducing such Consolidated Net Income which do not represent a cash item in such period (provided, that if any such non-cash charges, expenses or losses referred to in subclauses (A) through (C) of this clause (iv) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), (v) any restructuring or similar expenses or charges (including expenses or charges associated with store closures, termination of contracts and kiosk arrangements and severance) in an amount not to exceed (A) $50,000,000 during any four fiscal quarter period ending during the Borrower’s Fiscal Year ending on or closest to December 31, 2014, (B) $25,000,000 during any four fiscal quarter period ending during the Borrower’s Fiscal Year ending on or closest to December 31, 2015 and (C) $10,000,000 during any four fiscal quarter period ending thereafter, and (vi) non-recurring and customary financing fees and commissions, debt discounts, prepayment premiums, debt issuance costs and other similar fees, costs and expenses related to any incurrence or repayment of Indebtedness, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits and (ii) non-cash gains increasing Consolidated Net Income (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period), all as determined on a Consolidated basis in accordance with GAAP; provided, that:

(x) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency transaction gains and losses (including the net loss or gain resulting from Rate Contracts for currency exchange risk);

(y) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by any Credit Party during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by such Credit Party, based on the actual Acquired EBITDA of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition or conversion); and

(z) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by a Credit Party during such period based on the actual Disposed EBITDA of such sold entity or business for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Borrower and its Subsidiaries for any period, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) the sum of (A) Capital Expenditures paid in cash during such period (other than any Capital Expenditures financed with the proceeds of Indebtedness) plus (B) the aggregate amount of federal, state, local and foreign income taxes paid in cash during such period to (b) the sum of (i) Debt Service Charges paid in cash during such period plus (ii) Restricted Payments constituting dividends paid in cash during such period pursuant to subsection 5.11(c).

“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis for any period (calculated net of cash interest income for such period), (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, (c) the portion of rent expense under Capital Leases that is treated as interest in accordance with GAAP, and (d) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk; provided, that Consolidated Interest Expense shall in no event be an amount less than zero (0).

“Consolidated Net Income” means, with respect to the Borrower for any period, the aggregate of the net income (loss) of the Borrower and its Subsidiaries for such period, on a Consolidated basis, and otherwise determined in accordance with GAAP; provided, that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary that is not a Credit Party during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Requirement of Law applicable to such Subsidiary during such period, except that the Borrower’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or if lower, the stated maximum amount for which such Person may be liable or, if not a fixed and determined amount, the maximum amount so guarantied or supported.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to Agent, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Credit Party maintaining such account, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent.

“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Cost” means the cost of Credit Parties’ Inventory determined according to the accounting policies used in the preparation of Borrower’s audited financial statements; provided that, in all events, such determination is consistent with the determination of Cost used by the appraiser in the most recent appraisal to determine Net Orderly Liquidation Value.

“Credit/Debit Card Agreements” means all agreements or notices, each in form and substance reasonably satisfactory to Agent, now or hereafter entered into by a Credit Party with any credit card or debit card issuer or any credit card or debit card processor, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, without limitation, any agreements or notices entered into in connection with any Private Label Credit/Debit Cards; provided, that any such credit card or debit card agreement or notice shall provide, among other things, that each such credit card or debit card processor shall transfer all proceeds due with respect to credit card or debit card charges for sales (net of expenses and chargebacks of the credit card or debit card issuer or processor) by a Credit Party received by it (or other amounts payable by such credit card or debit card processor) into a Blocked Account on a daily basis, or on such other basis as the ~~Agent~~Required Lenders may agree in writing in the exercise of ~~its~~their Permitted Discretion.

“Credit/Debit Card Receivables” means, collectively, and without duplication of any Eligible Trade Receivables or Eligible Wireless Receivables, all present and future rights of a Credit Party to payment from (a) any major credit card or debit card issuer or major credit card or debit card processor arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card, (b) any major credit card or debit card issuer or major credit card or debit card processor in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any major credit card or debit card issuer or major credit card or debit card processor under the Credit/Debit Card Agreements or otherwise and (c) the issuers of Private Label Credit/Debit Cards.

“Credit Parties” means the Borrower and each other Person (i) which executes a guaranty of the Obligations or (ii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations.

“Customer Credit Liability Reserve” means, as of any date of determination, a reserve in respect of the aggregate remaining balance reflected on the books and records of the Credit Parties at such time of (a) fifty percent (50%) of outstanding gift certificates and gift cards of the Credit Parties entitling the holder thereof to use all or a portion of the gift certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) one hundred percent (100%) of outstanding merchandise credits and customer deposits of the Credit Parties.

“Customs Broker Agreement” means an agreement in substantially the form attached hereto as Exhibit 11.1(g) (or such other form as may be reasonably satisfactory to the Agent) among a Credit Party, a customs broker or other carrier, and the Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory or other property for the benefit of the Agent, and agrees, upon notice from the Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default), to hold and dispose of the subject Inventory and other property solely as directed by the Agent.

“Drawn” means, with respect to any calendar year, a Revolving Loan or Term Out Revolving Loan is outstanding at any point during such calendar year or Letters of Credit with an aggregate face amount in excess of $100,000,000 are outstanding at any point during such calendar year.

“DDAs” means any checking or other demand deposit account maintained by the Credit Parties. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent or the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs.

“Debt Service Charges” means, for any period, the sum of (a) Consolidated Interest Expense plus (b) scheduled principal payments made or required to be made (other than any principal payments required to be made at maturity and after giving effect to optional redemptions or prepayments) on account of Indebtedness for borrowed money (including, without limitation, obligations with respect to Capital Leases) for such period, in each case determined in accordance with GAAP.

“Dealer Store” means any retail store located in the United States, Puerto Rico or the U.S. Virgin Islands (which includes any real property, Fixtures, Equipment, Inventory and other property related thereto), operated or to be operated, by any Person party to a dealer agreement with a Credit Party, including those retail stores listed on Schedule 1.1(c) (as such Schedule may be updated from time to time), along with the contact information for such Person.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve month period, that is the result of dividing the Dollar amount of (a) bad debt write downs, discounts, advertising allowances, credits, other non-cash credits, which are recorded to reduce the dilutive items with respect to the Borrower’s Accounts during such period in a manner consistent with current and historical accounting practices, by (b) the Borrower’s gross billings for Accounts during such period.

“Dilution Reserve” means, as of any date of determination, a reserve established by Agent, at the direction of the Required Lenders, in an amount equal to the result of (a) amount by which the Dilution percentage is greater than 5%, times (b) the amount of Eligible Trade Receivables as set forth on the most recent Borrowing Base Certificate received by Agent.

“Dilution Wireless Reserve” means, for any six-month period of determination, a reserve established by Agent, at the direction of the Required Lenders, in an amount equal to the amount by which the Dilution percentage with respect to Eligible Wireless Receivables for such period exceeds the Reserve for chargebacks as a percentage with respect to Eligible Wireless Receivables for such period.

“Disposed EBITDA” means, with respect to any sold entity or business for any period, the amount for such period of Consolidated EBITDA of such sold entity or business (determined as if references to the Borrower and its Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such sold entity or business), all as determined on a Consolidated basis for such sold entity or business in a manner consistent with GAAP.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under subsections 5.2(a), (b), (c), (h) and (i) and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any Stock or Stock Equivalent issued by any Subsidiary of the Borrower and held by such transferor Person.

~~“Documentation Agent” means Ally Commercial Finance LLC, in its capacity as a documentation agent hereunder.~~

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means each Subsidiary that is organized under the laws of the United States, any state, territory or district thereof or any other jurisdiction within the United States.

~~“Drawn” means, with respect to any calendar year, a Revolving Loan is outstanding at any point during such calendar year or Letters of Credit with an aggregate face amount in excess of $100,000,000 are outstanding at any point during such calendar year.~~

“Effective Date” means the date on which the conditions set forth or referred to in Section 8 of the First Amendment are satisfied or waived.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, wherever located.

~~“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) Tandy Life Insurance, (c) such Domestic Subsidiaries owned indirectly through a Foreign Subsidiary and (d) any Foreign Subsidiary.~~

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) Tandy Life Insurance, (c) such Domestic Subsidiaries owned indirectly through a Foreign Subsidiary and (d) any Foreign Subsidiary.

“Excluded Tax” means with respect to any Recipient (a) Taxes imposed on or measured by net income (however denominated), branch profits Taxes, and franchise Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Recipient” under this Agreement or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any other Recipient that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(b); (c) Taxes attributable to the failure by such Recipient to comply with Section 10.1(f), and (d) any United States federal withholding Taxes imposed under FATCA. “E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Fair Market Value” means, with respect to any real property, as of the date of determination, the fee simple “go-dark” value or equivalent value for vacant premises, which shall be based upon an appraisal conducted in accordance with Section 4.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in the Credit Agreement as in effect prior to the First Amendment.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Final Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.

“Final Determination” means, with respect to any Tax Proceeding, (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the IRS) entered into in connection with such Tax Proceeding, (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available, or (d) any other final disposition, including by reason of the expiration of the applicable statute of limitations or any other event that the relevant parties to such Tax Proceeding agree in writing is a final and irrevocable determination of the liability at issue.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“First Amendment” means the First Amendment to Credit Agreement, dated as of October 3, 2014, among the Borrower, the other Credit Parties party thereto, Agent and the Lenders party thereto.

“First Amendment Fee Letter” means the Fee Letter, dated as of October 3, 2014, between Cantor and the Borrower.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a Credit Party or indirectly by a Credit Party through one or more Domestic Subsidiaries.

“Fiscal Month” means any of the monthly accounting periods of the Credit Parties, ending on the last day of such monthly account period for such month, of each year.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties, ending on March 31, June 30, September 30 and December 31 of each year (or such other dates as provided by the Borrower to the Agent in accordance with subsection 4.3(q)) (it being understood that the Credit Parties may change their quarterly accounting periods so that each Fiscal Year ends on the Saturday closest to the last day of January and so that there are corresponding changes to their Fiscal Quarters upon notice to the Agent pursuant to subsection 4.3(q) without additional consent of the Lenders or the Agent).

“Fiscal Year” means any of the annual accounting period of the Credit Parties ending on December 31 of each year or such other dates as provided by the Borrower to the Agent in accordance with subsection 4.3(q) (it being understood that the Credit Parties may change their annual accounting period so that it ends on the Saturday closest to the last day of January upon notice to the Agent pursuant to subsection 4.3(q) without additional consent of the Lenders or the Agent).

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines and (b) shall be in an amount equal to the full, unpaid balance of the Loans and any prior liens on the Real Estate up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Agent, with deductibles not to exceed $50,000.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the Code or any other Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Subsidiary all or substantially all of the assets of which consist of equity interests in one or more Foreign Subsidiaries.

“Franchise Store” means any retail store located in the United States, Puerto Rico or the U.S. Virgin Islands (which includes any real property, Fixtures, Equipment, Inventory and other property related thereto), operated, or to be operated, by a Person party to a franchise agreement with a Credit Party, including those retail stores listed on Schedule 1.1(d) (as such Schedule may be updated from time to time), along with the contact information for such Person.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 11.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in subsection 3.11(a).

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrower, made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including, without limitation, petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s or the Required Lenders’ written request, satisfactory assurance that such Lender will not become a Non-Funding Lender.

“Inadvertent Overadvances” means the funding of any Revolving Loan or Term Out Revolving Loan or advance under this Agreement or the issuance, renewal or amendment of a Letter of Credit ~~by an L/C Issuer~~ which did not result in an Overadvance when made based upon the most recent Borrowing Base Certificate delivered to the Agent prior to such funding or issuance, renewal or amendment but which has become an Overadvance as the result of (a) a decline in the value of the Collateral, (b) errors or fraud on a Borrowing Base Certificate, (c) components of the Revolving Borrowing Base on any date thereafter being deemed ineligible, (d) the return of uncollected checks or other items of payment applied to the reduction of Loans or other similar involuntary or unintentional actions, (e) the establishment or increase of any Availability Reserves or Reserves or (f) any other circumstance beyond the reasonable control of the Agent or the Lenders that results in the reduction of the realizable value of the Revolving Borrowing Base; provided that nothing in this definition or in subsection 1.1(b)(~~iii~~v) shall constitute a waiver or cure of any Default or Event of Default resulting from an Inadvertent Overadvance or shall limit the rights and remedies of the Agent and Lenders under the Loan Documents with respect thereto.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the earlier of the Revolving Termination Date and the Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, but limited to the fair market value of Property secured and the amount of indebtedness secured; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets, IP Licenses and all intellectual property rights in computer software and computer software products (including source codes, object codes, data and related documentation).

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, between the Agent and the SCP Agent and acknowledged by the Credit Parties, as amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans ~~(including Swing Loans)~~ the last day of each Fiscal Quarter.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; ~~and~~

(c) no Interest Period for the Term Loan shall extend beyond the Maturity Date and no Interest Period for any Revolving Loan or Term Out Revolving Loan shall extend beyond the Revolving Termination Date~~.~~; and

(d) if following the Effective Date, any Interest Period shall be longer than three months, such Interest Period shall be consented to in writing by the affected Lender.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names and associated URL addresses.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Credit Parties, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party’s custody or possession, including inventory on the premises of others and items in transit.

“Inventory Reserves” means such reserves as may be established from time to time by the Agent, ~~in its~~at the direction of the Required Lenders in their Permitted Discretion, with respect to the saleability of the Eligible Inventory or Eligible In-Transit Inventory or which reflect such other factors as negatively affect the value of the Eligible Inventory or Eligible In-Transit Inventory.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

~~“Joint Bookrunners” means GE Capital Markets, Inc., CIT Finance LLC and RBS Citizens, N.A., in their capacity as joint bookrunners hereunder.~~

~~“L/C Issuer” means (i) General Electric Capital Corporation and (ii) any Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to Agent, in such Person’s capacity as an Issuer of Letters of Credit hereunder.~~

“LC Facility” has the meaning specified in the First Amendment.

“LC Facility Commitment” has the meaning specified in the First Amendment.

“LC Facility Lender” means each Lender with a LC Facility Commitment (or if the LC Facility Commitments have terminated, who holds Letter of Credit Obligations).

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the ~~L/C Issuer thereof~~LC Facility Lender(s) that Issued (or caused the Issuance) of such Letter of Credit or to Agent, as and when matured, to pay all amounts drawn under such Letter of Credit~~.~~, together with any taxes, fees, charges or other costs or expenses incurred by such LC Facility Lender including, for the avoidance of doubt, any such amounts paid or payable by such LC Facility Lender pursuant to the L/C Side Letter to the extent not otherwise paid directly by the Borrower thereunder or for which such LC Facility Lender previously received reimbursement from the Borrower.

“L/C Side Letter” means the Letter of Credit Reimbursement Agreement, dated as of the Effective Date, among General Retail Holdings L.P.and the Borrower. For the avoidance of doubt, the L/C Side Letter shall constitute an L/C Reimbursement Agreement for all purposes of the Credit Agreement.

“Landlord Lien State” means any state in which a landlord’s claim for rent has priority by operation of any Requirement of Law over the Lien of the Agent in any of the Collateral, including, without limitation, the states of Pennsylvania, Virginia and Washington.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and Agent.

“Letter of Credit” means documentary or standby letters of credit Issued for the account of the Borrower ~~by L/C Issuers~~on or after the Effective Date by LC Facility Lenders, and bankers’ acceptances issued by the Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and LC Facility Lenders at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance of Letters of Credit by ~~L/C Issuers or the purchase of a participation as set forth in subsection 1.1(c) with respect to any Letter of Credit~~LC Facility Lenders. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by ~~Agent and~~the LC Facility Lenders thereupon or pursuant thereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses (including, without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on ~~Reuters Screen LIBOR 01~~Bloomberg Page BBAM1 as of 11:00 A.M. (~~London, England~~New York time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidation” means the exercise by the Agent, at the direction of the Required Lenders, of those rights and remedies accorded to the Agent under the Loan Documents and any Requirement of Law as a creditor of the Credit Parties, including (after the occurrence and during the continuance of an Event of Default) the conduct by any or all of the Credit Parties, acting with the consent of the ~~Agent or~~ Required Lenders, of any public, private or “Going-Out-Of-Business Sale” or other disposition of Collateral for the purpose of liquidating the Collateral. Derivatives of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means any loan made or deemed made by any Lender hereunder.

~~“Loan Account” means an account maintained by the Agent on its books in the name of the Borrower which will reflect (i) all Loans and other advances made by the Lenders to the Borrower or for the Borrower’s account, (ii) all payments made by the L/C Issuer to the beneficiary of, and pursuant to, a Letter of Credit, fees and interest that have become payable as herein set forth, and (iii) any and all other monetary Obligations that have become payable. The Loan Account will be credited with all amounts received by the Agent from the Borrower or from other Persons for the Borrower’s account, including all amounts received in the Agent’s Account from the Blocked Account Banks, and the amounts so credited shall be applied as set forth in and to the extent required by Sections 1.8 and 1.10(c), as applicable. After the end of each calendar month, the Agent shall send to the Borrower a statement accounting for the charges (including interest), loans, advances and other transactions occurring among and between the Agent, the Lenders and the Borrower during such calendar month. The monthly statements, absent manifest error, shall be deemed presumptively correct.~~

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the First Amendment Fee Letter, the Collateral Documents~~, the Master Agreement for Standby Letters of Credit, the Master Agreement for Documentary Letters of Credit~~, the Intercreditor Agreement, the Residual Account Side Letter, L/C Side Letter and all documents delivered to Agent and/or any Lender in connection with any of the foregoing (but excluding agreements entered into in connection with any transaction arising out of any Bank Products or Rate Contract).

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means a material adverse change in any of (a) the condition (financial or otherwise) or business, performance, operations or Property of the Credit Parties and their Subsidiaries taken as a whole; (b) the ability of any Credit Party, any Subsidiary of any Credit Party or any other Person (other than Agent or Lenders) to perform its obligations under any Loan Document; or (c) the validity or enforceability of any Loan Document or the rights and remedies of Agent, the Lenders and the other Secured Parties under any Loan Document.

“Material Contract” means any contract or agreement, the loss of the benefits under which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means December 10, 2018.

“Minimum Availability Block” means an amount equal to 10% of the sum of (a) 90% of the net amount of Eligible Credit/Debit Card Receivables at such time, plus (b) 85% of the net amount of Eligible Trade Receivables at such time, plus (c) 85% of the net amount of Eligible Wireless Receivables at such time, plus (d) 87.5% of the Cost of Eligible Inventory (net of Inventory Reserves), multiplied by the NOLV Factor, plus (e) 87.5% of the Cost of Eligible In-Transit Inventory (net of Inventory Reserves), multiplied by the NOLV Factor, less (f) other Reserves.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2012, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Orderly Liquidation Value” means the cash proceeds of Inventory, which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to Agent by an appraiser reasonably acceptable to ~~Agent~~the Required Lenders; provided that the Agent shall use commercially reasonable efforts to cause any such independent appraiser to include wireless commissions associated with the sale of cell phones in its determination of such net orderly liquidation value.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs and expenses relating to such Disposition excluding amounts payable to the Borrower or any Affiliate of the Borrower, (ii) sale, use or other taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Event of Loss, (i) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments and (ii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“NOLV Factor” means, as of the date of the appraisal of Inventory most recently received by Agent, the quotient of the Net Orderly Liquidation Value of Inventory divided by the Cost of Inventory, expressed as a percentage. The NOLV Factor will be increased or reduced promptly upon receipt by Agent of each updated appraisal.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to a Borrower, Agent~~,~~ or any Lender, ~~or the L/C Issuer~~ or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) any Person that directly or indirectly controls such Lender has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (d), Agent ~~has~~or the Required Lenders have reasonably determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.

“Non-U.S. Lender Party” means each of Agent, each Lender~~, each L/C Issuer~~, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Note, ~~Swingline~~Term Note or Term Out Revolving Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by the Borrower to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.

“Obligations” means (a) all Loans (including, without limitation, Overadvances), L/C Reimbursement Obligations, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent~~, any L/C Issuer~~, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and (b) all obligations and liabilities in respect of Bank Products owing by any Credit Party or any of its Subsidiaries to any Bank Product Provider, now existing or hereafter arising and however acquired, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due.

“Open Domestic Stores” means the open Stores of the Credit Parties that are located in the United States (excluding Puerto Rico, the U.S. Virgin Islands and any other territory or possession thereof).

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice or normal retail business practices and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.22).

“Overadvances” means, as of any date of determination, an amount equal to the sum of (a) the aggregate principal amount of Revolving Loans ~~and Swing Loans~~ outstanding plus outstanding Letter of Credit Obligations plus the aggregate principal amount of outstanding Term Out Revolving Loans minus (b) the Revolving Borrowing Base set forth in the most recent Borrowing Base Certificate delivered to Agent.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

“Payment Conditions” means, at the time of determination with respect to a Specified Payment, that (a) no Default or Event of Default then exists or would arise as a result of the entering into such transaction or the making of such payment (other than, for purposes solely of Section 5.20(e), any Default or Event of Default under Section 7.1(c)(iii) or, in the event of any Permitted Refinancing or Other Permitted Refinancing hereunder, Section 7.1(e)(i)), (b) the Pro Forma Availability Condition shall have been satisfied after giving effect to such Specified Payment, and (c) after giving effect to such Specified Payment, the Consolidated Fixed Charge Coverage Ratio, on a Pro Forma Basis for the four Fiscal Quarters most recently preceding such transaction or payment (provided that, if any such transaction or payment is to be consummated within thirty (30) days after the end of any Fiscal Quarter, such calculation shall be made with respect to the four Fiscal Quarters most recently preceding such transaction or payment for which financial statements have been required to be delivered pursuant to subsections 4.1(a) and (b)), is equal to or greater than 1.00:1.00. In accordance with subsection 4.2(k), at least five (5) Business Days prior to the making of any Specified Payment, the Credit Parties shall deliver to the Agent evidence reasonably satisfactory to the Agent and the Required Lenders that the conditions contained in clauses (b) and (c) have been satisfied; provided, however that the Credit Parties shall not be required to comply with the conditions set forth in clauses (b) and (c) to the extent (i) such Specified Payment is made with cash on hand of the Credit Parties and not from any proceeds of any Borrowing and (ii) the Borrower shall demonstrate, in a manner reasonably acceptable to the Agent and the Required Lenders, that Availability as of the date of such Specified Payment and the projected Average Daily Availability Percentage at the end of each Fiscal Month during the immediately succeeding six (6) Fiscal Month period (calculated on a Pro Forma Basis), shall not be less than seventy-five percent (75%) of the Revolving Borrowing Base.

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Acquisition by (i) a Credit Party of substantially all of the assets of a Target, which assets are located in the United States or (ii) a Credit Party of 100% of the Stock and Stock Equivalents of a Target organized under the laws of any State in the United States or the District of Columbia, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 2.2 shall have been satisfied;

(b) the Borrower shall have notified Agent and Lenders of such proposed Acquisition at least fifteen (15) days prior to the consummation thereof and furnished to Agent and Lenders at least five (5) days prior to the consummation thereof (1) an executed term sheet and/or letter of intent (setting forth in reasonable detail the terms and conditions of such Acquisition) (if any) or summary of the transaction and, at the request of Agent or the Required Lenders, such other information and documents that Agent or the Required Lenders may request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) pro forma financial statements of Borrower and its Subsidiaries after giving effect to the consummation of such Acquisition and (3) copies of such other agreements, instruments and other documents as Agent or the Required Lenders reasonably shall request;

(c) the Borrower and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 4.13 and Agent shall have received, for the benefit of the Secured Parties, a collateral assignment of the seller’s representations, warranties and indemnities to the Borrower or any of its Subsidiaries under the acquisition documents;

(d) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(e) the Borrower shall have satisfied the Payment Conditions;

(f) the Target has Pro Forma EBITDA, subject to pro forma adjustments acceptable to ~~Agent~~the Required Lenders, for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero; and

(g) the total consideration paid or payable (including, without limitation, all transaction costs, Indebtedness incurred, assumed and/or reflected on a consolidated balance sheet of the Credit Parties and their Subsidiaries after giving effect to such Acquisition and the maximum amount of all deferred payments (including earnouts)) for all such Acquisitions shall not exceed $10,000,000 in the aggregate.

Notwithstanding the foregoing, no Eligible Credit/Debit Card Receivables, Eligible Trade Receivables, Eligible Wireless Receivables, Eligible Inventory or Eligible In-Transit Inventory acquired by a Credit Party in a Permitted Acquisition shall be included in the Revolving Borrowing Base and Term Loan Borrowing Base until a field examination (and, if required by ~~Agent~~the Required Lenders, an Inventory appraisal) with respect thereto has been completed to the satisfaction of ~~Agent~~the Required Lenders, including the establishment of Reserves required in ~~Agent’s~~Required Lenders’ Permitted Discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable judgment.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness that (a) has an aggregate outstanding principal amount (or accreted value, if applicable) not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, except by an amount equal to unpaid accrued interest and premium thereon and fees and expenses reasonably incurred in connection therewith and by an amount equal to any existing commitments unutilized thereunder, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to the Credit Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Pledged Collateral” has the meaning specified in the Guaranty and Security Agreement and shall include any other Collateral required to be delivered to Agent pursuant to the terms of any Collateral Document.

“Prior Indebtedness” means the Indebtedness and obligations specified in Schedule 11.1 hereto.

“Prior Lender” means each lender and agent party to any agreement governing Prior Indebtedness.

“Private Label Credit/Debit Card” means a credit card or debit card, other than one issued by a major credit card or debit card issuer, that bears any trademarks and/or logos of the Borrower or its Subsidiaries and is issued by a third party which takes the credit risk as to customers on a full recourse basis and makes payments to the Borrower or its Subsidiaries in a manner similar to other major credit card or debit card issuers and where any indebtedness owed by the Borrower or its Subsidiaries to such third party is on an unsecured basis.

“Pro Forma Availability” means, for any date of calculation, Availability as of the date of any Specified Payment and the projected Availability at the end of each Fiscal Month during the immediately succeeding six (6) Fiscal Month period.

“Pro Forma Availability Condition” means, for any date of calculation with respect to any Specified Payment, the Pro Forma Availability following, and after giving effect to, such Specified Payment, shall be equal to or greater than thirty percent (30%) of the Revolving Borrowing Base.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in connection with determining compliance with any test or covenant hereunder, calculating such test or covenant as if all Specified Transactions and all of the following transactions in connection with such Specified Transaction occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction shall be (i) excluded, in the case of a Disposition of all or substantially all common capital Stock in or assets of any Subsidiary of the Borrower or any division, business unit, line of business or facility used for operations of the Borrower or any of its Subsidiaries, and (ii) included, in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, (b) any retirement of Indebtedness of the Borrower or its Subsidiaries, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma EBITDA” means, with respect to any Target, Consolidated EBITDA for such Target for the most recent twelve (12) Fiscal Month period for which financial statements are available at the time of determination thereof, adjusted by verifiable expense reductions, including excess owner compensation, if any, which are expected to be realized, in each case calculated by the Borrower and approved by ~~Agent and~~the Required Lenders.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Estate” means any real estate owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Recapitalization Agreement” has the meaning specified in the First Amendment.

“Recapitalization Steps” means each of the following pursuant to and as described in the Recapitalization Agreement: (i) the adoption of an Interim Operating Plan (as defined in the Recapitalization Agreement); (ii) the entry by the Borrower or a Credit Party of agreements and/or amendments to existing agreements with third-party suppliers in accordance with Section 7.6of the Recapitalization Agreement, including any deemed satisfaction with Section 7.6 as provided for therein, (iii) the completion of the Rights Offering (as defined in the Recapitalization Agreement) and (iv) the Borrower making appropriate arrangements to ensure that the composition of the board of directors is as set forth in the first sentence of Section 5.7(a) of the Recapitalization Agreement.

“Recipient” means Agent~~,~~ or any Lender~~, or any L/C Issuer~~, as applicable.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Rent Reserve” means, as of any date of determination, (a) in the case of Inventory located at a leased premise in a Landlord Lien State, a reserve at least equal to two months’ rent payable with respect to such premise, unless the Agent has received an executed Collateral Access Agreement with respect thereto and (b) in the case of Inventory located at a headquarter location, distribution center or warehouse that is not located in a Landlord Lien State, a reserve at least equal to two months’ rent payable with respect to such premise, unless the Agent has received an executed Collateral Access Agreement with respect thereto.

“Required LC Facility Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate LC Facility Commitments then in effect; or (b) if the Aggregate LC Facility Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate outstanding amount of Letter of Credit Obligations and L/C Reimbursement Obligations.

“Required Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect plus the aggregate unpaid principal balance of the Term Loan then outstanding, or (b) if the Aggregate Effective Date Revolving ~~Loan~~Commitments and the Aggregate LC Facility Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans ~~(other than Swing Loans)~~ then outstanding~~,~~ and outstanding Letter of Credit Obligations~~, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided that, with respect to clauses (a) and (b), if GE Capital and its Affiliates are included as “Required Lenders”, at least two other unaffiliated Lenders shall be required; provided further, that, in no event shall the approval of Lenders holding more than sixty-six and two-thirds (66 2/3%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans be required to approve (on behalf of all Lenders) a plan of reorganization of any Credit Party in an Insolvency Proceeding.~~.

“Required Revolving Lenders” means at any time (a) Lenders then holding at more than fifty percent (50%) of the sum of the Aggregate Effective Date Revolving ~~Loan~~ Commitments then in effect~~; provided, if GE Capital and its Affiliates are included as “Required Lenders”, at least two other unaffiliated Lenders shall be required~~; or (b) if the Aggregate Effective Date Revolving ~~Loan~~ Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate outstanding amount of Revolving Loans~~, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided, if GE Capital and its Affiliates are included as “Required Revolving Lenders”, at least two other unaffiliated Lenders shall be required; provided further, that, in no event shall the approval of Lenders holding more than sixty-six and two-thirds (66 2/3%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans be required to approve (on behalf of all Lenders) a plan of reorganization of any Credit Party in an Insolvency Proceeding.~~.

“Required Term Out Lenders” means at any time Lenders then holding more than the Applicable Percentage of the aggregate unpaid principal amount of Term Out Revolving Loans then outstanding. For purposes of this definition, “Applicable Percentage” shall mean (x) with respect to voting with respect to amendments, modifications, terminations, supplements or waivers under the Credit Agreement and the other Loan Documents, 75%, and (y) with respect to voting in favor of any affirmative actions to be taken voluntarily by the Required Term Out Lenders (or any subset of them), including without limitation the making of any revocation under subsection 1.1(b)(v), 50%.

“Requirement of Law” means with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserves” means, with respect to the Revolving Borrowing Base, (a) reserves established or modified by Agent, at the direction of the Required Lenders, from time to time against Eligible Credit/Debit Card Receivables, Eligible Trade Receivables, Eligible Wireless Receivables, Eligible Inventory and Eligible In-Transit Inventory pursuant to the definitions of each such term, (b) Inventory Reserves, (c) Consignment Reserves, (d) Customer Credit Liability Reserves, (e) Dilution Reserves, (f) Dilution Wireless Reserves, (g) Rent Reserves, (h) Ad Valorem Reserves, (i) Shipping Reserves and (j) subject to Section 5 of the First Amendment, such other reserves against Eligible Credit/Debit Card Receivables, Eligible Trade Receivables, Eligible Wireless Receivables, Eligible Inventory, Eligible In-Transit Inventory or excess Availability that Agent ~~may~~, ~~in its~~at the direction of the Required Lenders in their Permitted Discretion, ~~establish or modify~~establishes or modifies from time to time.

“Residual Account Side Letter” shall mean that certain side letter agreement, dated as of the date hereof entitled “Residual Account Side Letter” by and among the Agent, the SCP Agent and the Borrower.

“Residual Accounts” has the meaning set forth in the Residual Account Side Letter.

“Responsible Officer” means the chief executive officer or the president of the Borrower or any other officer having substantially the same authority and responsibility; or, with respect to compliance with Availability covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower or any other officer having substantially the same authority and responsibility.

“Revolving Borrowing Base” means, as of any date of determination by Agent, at the direction of the Revolving Lenders, from time to time, an amount equal to the lesser of (x) the Aggregate Revolving Loan Commitment then in effect and (y) the sum at such time of:

(a) 90% of the net amount of Eligible Credit/Debit Card Receivables at such time;

(b) 85% of the net amount of Eligible Trade Receivables at such time; and

(c) 85% of the net amount of Eligible Wireless Receivables at such time;

(d) 87.5% of the Cost of Eligible Inventory (net of Inventory Reserves), multiplied by the NOLV Factor; and

(e) 87.5% of the Cost of Eligible In-Transit Inventory (net of Inventory Reserves), multiplied by the NOLV Factor;

in each case less, without duplication, (i) Availability Reserves, (ii) Reserves, (iii) the Minimum Availability Block and (iv) the Springing Block.

“Revolving Lender” means each Lender with ~~a~~an Effective Date Revolving ~~Loan~~ Commitment (or if the Effective Date Revolving ~~Loan~~ Commitments have terminated, who hold Revolving Loans ~~or participations in Swing Loans~~.)

“Revolving Loan Commitment” means with respect to any Lender, the sum of such Lender’s Effective Date Revolving Commitments then in effect, such Lender’s LC Facility Commitments then in effect and such Lender’s outstanding Term Out Revolving Loans.

“Revolving Note” means a promissory note of the Borrower payable to a Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Borrower under the Effective Date Revolving ~~Loan~~ Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of: (a) December 10, 2018; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“SCP Agent” has the meaning set forth in the Intercreditor Agreement.

“SCP Credit Agreement” means that certain Credit Agreement, dated as of the Closing Date, among the Credit Parties, the lenders from time to time party thereto and the SCP Agent, as amended, modified, supplemented or restated from time to time in accordance with the terms of the Intercreditor Agreement.

“SCP Inventory Sale Reserve” means a reserve imposed by the Agent from time to time based upon the aggregate number of Open Domestic Stores of the Credit Parties at such time. On the Closing Date, the SCP Inventory Sale Reserve shall be set at $0 and be increased initially on the date that the number of Open Domestic Stores falls below the SCP Inventory Sale Reserve Baseline. Thereafter, the SCP Inventory Sale Reserve shall equal (i) at any time that the number of Open Domestic Stores is equal to or greater than the SCP Inventory Sale Reserve Baseline, $0 and (ii) at all other times, $15,000 multiplied by the difference between the SCP Inventory Sale Reserve Baseline and the number of Open Domestic Stores at such time. The “SCP Inventory Sale Reserve” shall be determined (or adjusted) by the Borrower in a Borrowing Base Certificate or by the SCP Agent pursuant to a SCP Inventory Sale Reserve Correction Notice delivered to the Agent pursuant to Section 9.26 and the Intercreditor Agreement. The SCP Inventory Sale Reserve shall never be less than $0. The SCP Inventory Sale Reserve shall be determined by the Borrower or the SCP Agent, as applicable, at the end of each Fiscal Month; provided however, that if at any time during any month the number of Open Domestic Stores shall decrease by twenty-five (25) or more since the most recent calculation of the SCP Inventory Sale Reserve, the SCP Inventory Sale Reserve shall also be determined by the Borrower or the SCP Agent, as applicable, at such time giving effect to such decrease.

“SCP Inventory Sale Reserve Baseline” means 4,278.

“SCP Lender” has the meaning set forth in the Intercreditor Agreement.

“SCP Loan Documents” has the meaning set forth in the Intercreditor Agreement.

“SCP Obligations” has the meaning set forth in the Intercreditor Agreement.

“SCP Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“SCP Term Loan” means the term loan made pursuant to the SCP Credit Agreement in a principal amount not to exceed $250,000,000, together with all overadvances made thereunder in a principal amount not to exceed $12,500,000.

“Secured Parties” means Agent, each Lender~~, each L/C Issuer~~, each other Indemnitee and each other holder of any Obligation of a Credit Party, including each Secured Swap Provider and each Bank Product Provider holding Bank Product Obligations that is the Agent, a Lender or an Affiliate of a Lender (or a Person who was the Agent, a Lender or an Affiliate of a Lender at the time of entering into such Bank Product); provided, that, (i) as to any Bank Product Provider, only to the extent of the Bank Product Obligations owing to such Bank Product Provider and (ii) such parties are sometimes referred to herein individually as a “Secured Party”.

“Secured Rate Contract” means any Rate Contract between a Credit Party and the counterparty thereto, which ~~(i) has been provided or arranged by GE Capital or an Affiliate of GE Capital, or (ii)~~ has been provided or arranged by a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) and which Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.

“Secured Swap Provider” means ~~(i)~~ a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with a Credit Party~~, or (ii) a Person with whom a Credit Party has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof~~.

“Shipping Reserves” means, as of any date of determination, a reserve established by Agent, at the direction of the Required Lenders, with respect to Eligible In-Transit Inventory in an amount equal to 12.6% (which percentage may be adjusted based on findings in the most recent field examination obtained by Agent hereunder or at any other time in ~~Agent’s~~the Required Lenders’ Permitted Discretion) of the Cost of the Eligible In-Transit Inventory as of such date of determination plus the amount of any unpaid balances owed to any freight carrier, freight forwarder, customs broker, none-vessel owning common carrier, shipping company or other relevant person in possession of such Inventory, which reserve relates to the Credit Parties’ liabilities for shipping charges (including, without limitation, “freight-in” charges or other similar charges, costs and expenses) and customs duties.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Payment” means any Permitted Acquisition or Permitted Investment, in each case, where such event is subject to satisfaction of the Payment Conditions or any component thereof, pursuant to the terms of this Agreement.

“Specified Transaction” means, with respect to any period, any Investment, Disposition of all or substantially all of the common capital Stock in or assets of any Subsidiary of the Borrower or any division, business unit, line of business or facility used for the operations of the Borrower or any of its Subsidiaries, incurrence or repayment of Indebtedness, the making of any Restricted Payment, or any asset classified as discontinued operations by the Borrower or any Subsidiary that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be tested on a “Pro Forma Basis.”

“Specified Wireless Provider” means each of Sprint Nextel Corporation (and/or Sprint Solutions Inc.), AT&T Inc. (and/or AT&T Mobility LLC), Cellco Partnership d/b/a Verizon Wireless and other service providers (both postpaid and no contract prepaid providers) in the wireless telephone industry reasonably approved by the Agent.

“Springing Block” means $35,000,000; provided, that such amount shall be $0 unless (a) an Event of Default has occurred and is continuing or (b) Availability is less than $150,000,000.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto), operated, or to be operated, by any Credit Party.

“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent including, without limitation, Indebtedness incurred in connection with Permitted Acquisitions.

“Subordinated Indebtedness Documents” means any note agreement, note purchase agreement, credit agreement, notes or other agreements, certificates and documents related to Subordinated Indebtedness.

“Subordination Agreement” means any Subordination Agreement by and among Agent, the Credit Parties and any holders of Subordinated Indebtedness, in form and substance satisfactory to the Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

~~“Swingline Commitment” means $50,000,000.~~

~~“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrower, to act as the Swingline Lender hereunder.~~

~~“Swingline Note” means a promissory note of the Borrower payable to the Swingline Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the Borrower to the Swingline Lender resulting from the Swing Loans made to the Borrower by the Swingline Lender.~~

“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means, (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is eligible to file Consolidated, combined or unitary tax returns.

“Tax Proceeding” means any audit, examination, investigation, action, suit, claim, assessment, appeal, or other administrative or judicial proceeding relating to Taxes of any Tax Affiliate.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Taxing Authority” means the IRS or any other Governmental Authority responsible for the imposition, administration or collection of any Taxes.

“Term Lender” means each Lender with a Term Loan Commitment (or after the Term Loan has been funded, each Lender with a portion of the outstanding Term Loan).

“Term Loan Borrowing Base” means, as of any date of determination by Agent, at the direction of the Required Lenders, from time to time, an amount equal to the lesser of (x) $50,000,000 and (y) the sum at such time of:

(a) 10% of the net amount of Eligible Credit/Debit Card Receivables at such time;

(b) 10% of the net amount of Eligible Trade Receivables at such time;

(c) 10% of the net amount of Eligible Wireless Receivables at such time;

(d) 7.5% of the Cost of Eligible Inventory, multiplied by the NOLV Factor; and

(e) 7.5% of the Cost of Eligible In-Transit Inventory, multiplied by the NOLV Factor.

“Term Loan Reserve” means, if at any time the outstanding principal amount of the Term Loan exceeds the Term Loan Borrowing Base, a reserve in an amount equal to the positive difference between such outstanding principal amount of the Term Loan and the Term Loan Borrowing Base at such time, until such shortfall is eliminated.

“Term Note” means a promissory note of the Borrower payable to a Lender, in substantially the form of Exhibit 11.1(f) hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Loan made to the Borrower by such Lender or its predecessor(s).

“Term Out Lender” means (i) until the Term Out Revolving Loans have been funded or converted, such term as defined in the First Amendment and (ii) thereafter, each Lender with a portion of the outstanding Term Out Revolving Loans.

“Term Out Revolving Loans” has the meaning specified in the First Amendment.

“Term Out Revolving Note” means a promissory note of the Borrower payable to a Term Out Lender, in substantially the form of Exhibit 11.1(i) hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Out Revolving Loan made to the Borrower by such Lender or its predecessor(s).

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Total Liquidity” means the sum of (a) Availability plus (b) cash of the Credit Parties reflected in their most recent financial statements.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“U.S. Lender Party” means each of Agent, each Lender~~, each L/C Issuer~~, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock and Stock Equivalents of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

“Wireless Carrier Contract” means any contract between a Credit Party and a Specified Wireless Provider.

11.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations (other than amounts due on the Closing Date) shall be due and paid on the first day of the first month or quarter, as applicable, following the entry of the Obligations onto the operations systems of Agent, but in no event later than the first day of the second month or quarter, as applicable, following the Closing Date. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower shall be given effect for purposes of measuring compliance with any provision of Article V unless the Borrower, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”.

11.4 Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party ~~or any L/C Issuer~~. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

RADIOSHACK CORPORATION

By:
Name:
Title:

Address for notices:
300 RadioShack Circle
Fort Worth, TX 76102-1964
Attn:
Facsimile:

[Signature Page to Credit Agreement]

CREDIT PARTIES:

RADIOSHACK CUSTOMER SERVICE LLC

By:
Name:
Title:
FEIN:

SCK, INC.

By:
Name:
Title:
FEIN:

TANDY FINANCE CORPORATION

By:
Name:
Title:
FEIN:

RADIOSHACK GLOBAL SOURCING LIMITED PARTNERSHIP

By:
Name:
Title:
FEIN:

TE ELECTRONICS LP

By:
Name:
Title:
FEIN:

[Signature Page to Credit Agreement]

IGNITION L.P.

By:
Name:
Title:
FEIN:

TRS QUALITY, INC.

By:
Name:
Title:
FEIN:

RADIOSHACK GLOBAL SOURCING CORPORATION

By:
Name:
Title:
FEIN:

RADIOSHACK GLOBAL SOURCING, INC.

By:
Name:
Title:
FEIN:

MERCHANDISING SUPPORT SERVICES, INC.

By:
Name:
Title:
FEIN:

[Signature Page to Credit Agreement]

ITC SERVICES, INC.

By:
Name:
Title:
FEIN:

TANDY INTERNATIONAL CORPORATION

By:
Name:
Title:
FEIN:

TANDY HOLDINGS, INC.

By:
Name:
Title:
FEIN:

Address for notices for all Credit Parties:

Attn:
Facsimile:

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

~~GENERAL ELECTRIC CAPITAL CORPORATION~~CANTOR FITZGERALD SECURITIES, as Agent~~, Swingline Lender and as a Lender~~

~~By:~~
By:
Name: ~~Charles D. Chiodo~~
Title: Duly Authorized Signatory

Address for Notices:

~~General Electric Capital Corporation~~
~~201 Merritt 7~~Cantor Fitzgerald Securities
~~Norwalk, CT 06851~~
~~Attn: RadioShack Account Manager~~
110 East 59th Street
New York, New York 10022
Attention: Nils Horning
Facsimile: (646) 219-1188

~~With a copy~~with copies to:

~~Corporate Finance:~~Cantor Fitzgerald Securities
900 West Trade Street, Suite 725
Charlotte, North Carolina 28202
Attention: Bobbie Young
Facsimile: (646) 390-1764
~~General Electric Capital Corporation~~
~~10 Riverview Drive~~
~~Danbury, CT 06810~~
~~Attn: Mark O’Leary~~

~~And~~- and-

~~General Electric Capital Corporation~~
~~201 Merritt 7~~Kaye Scholer LLP
~~Norwalk, CT 06851~~
~~Attn: John A. Pistocchi~~
250 West 55th Street

[Signature Page to Credit Agreement]

New York, NY 10019-9710
Attention: H. Stephen Castro
Facsimile: (212) 836-6360

Address for payments:

~~Corporate Finance:~~
~~ABA No. 021-001-033~~
~~Account Number: 50279513~~
~~Deutsche Bank Trust Company Americas~~
~~New York, New York~~
~~Account Name: GECC CFS CIF COLLECTION~~
~~Reference: RadioShack~~
Cantor Fitzgerald Securities
900 West Trade Street, Suite 725
Charlotte, North Carolina 28202
Attention: Bobbie Young
Facsimile: (646) 390-1764

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

,
as a Lender

By:
Name:
Title:

Address for notices:

Attn:
Facsimile:

Lending office:

[Signature Page to Credit Agreement]